As filed with the Securities and Exchange Commission on December 15, 2006

Registration No. 333-_____
___________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________

ULURU INC.
(Name of Small Business Issuer in its Charter)

Nevada	2834	42-2118656
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4452 Beltway Drive
Addison, Texas 75001
(214) 905-5145
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
_________________

Mr. Kerry P. Gray
4452 Beltway Drive
Addison, Texas 75001
(214) 905-5145
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________
Copies to:

Jack Concannon, Esq.
Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110
(617) 951-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee*
Shares of Common Stock	55,674,262	$1.155	$64,303,773	$6,881

(1) Estimated for purposes of computing the registration fee pursuant to Rule 457. For the purposes of this table, we have used the average of the high and low prices on December 8, 2006.

The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated December 15, 2006

ULURU INC.

55,674,262 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 55,674,262 shares of common stock of ULURU Inc. ("ULURU" or the "Company") by certain persons who are our stockholders, including OSS Capital Management, LLP (“OSS”), Brencourt Advisors LLC (“Brencourt”), certain investment funds managed or advised by Pequot Capital Management, Inc. (“Pequot”), JANA Piranha Master Fund, Ltd. (“JANA”), certain affiliates of Tudor Investment Corporation (“Tudor”), certain affiliates of Chilton Investment Company, LLC (“Chilton”), Invus Public Equities, LP (“Invus”), Cornell Capital Partners, LP ("Cornell") and Prenox, LLC ("Prenox"). Please refer to "Selling Security Holders" beginning on page 22. We are not selling any shares of common stock in this offering and, as a result, will not receive any proceeds from this offering. However, upon the exercise of common stock purchase warrants, ULURU will receive the proceeds from such exercise if payment is made in cash.

The selling security holders are offering for sale shares of our common stock at prices established on the Over-the-Counter Bulletin Board during the term of this offering, or as otherwise described in “Plan of Distribution”. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "ULUR." On December 14, 2006, the last reported sale price of our common stock was $1.75. This price will fluctuate based on the demand for the shares of common stock.

This offering relates to the sale of common stock by certain persons who are our stockholders.

•
Certain institutional accredited investors (including Cornell and Prenox) that intend to sell up to an aggregate of 47,052,628 shares of common stock. Such shares were issued in connection with a Securities Purchase Agreement dated December 6, 2006. All of the securities issued pursuant to the Securities Purchase Agreement were shares of common stock. No warrants or other securities were issued to the investors in connection with such transaction.

•	Cornell is a stockholder that intends to sell up to 993,300 shares of common stock issued to Cornell pursuant to commitment fee paid in October 2005.

•
Cornell and Prenox are shareholders that intend to sell up to 5,358,334 shares of common stock reserved for issuance upon exercise of warrants to purchase shares of our common stock issued in October 2005 and August 2006.

•	Blue Trading, Inc. intends to sell up to 2,270,000 shares of common stock reserved for issuance upon exercise of warrants to purchase shares of our common stock.

Assuming the issuance of all the shares being sold pursuant to this prospectus, such shares would equal approximately 82.4% of our then outstanding common stock, assuming that we issue no other shares of our common stock until that time.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 13.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission ("SEC") or upon the withdrawal of this registration statement, or upon the sale of all of the shares of common stock registered hereunder. None of the proceeds from the sale of stock by the selling security holders will be placed in escrow, trust or any similar account.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _______________, 2007.

FORWARD-LOOKING STATEMENTS

Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including without limitation statements such as our expectation that our contract research, products sales, royalty payments, licensing fees and milestone payments from corporate alliances will provide funding for operations, our intention to establish a sales and marketing organization to commercialize the wound management, burn care, and plastic surgery products, our anticipation that higher amlexanox concentrations will be achieved and increase product effectiveness, our intention to continue to develop the OraDisc™ technology and to explore additional prototype drug delivery products, our expectation to form strategic alliances for product development and to out license the commercial rights to development partners, our belief that the value of technology is established and enhanced by our broad intellectual property positions, our belief that our products that require extensive sales efforts directed both at the consumer and the general practitioner can only compete successfully if marketed by a company having expertise and a strong presence in the therapeutic area or in direct to consumer marketing and our belief that a small dedicated sales and marketing organization can effectively commercialize our products. . Such forward-looking statements include, among others, those statements including the words "expect," "anticipate," "intend," "believe" and similar language. Such forward-looking statements involve risks and uncertainties, including, among other things, statements regarding our business strategy, future revenues, uncertainties associated with research and development activities, clinical trials, our ability to raise capital, the timing of and our ability to achieve regulatory approvals, dependence on others to market our licensed products, collaborations, future cash flow, the timing and receipt of licensing and milestone revenues, our ability to achieve licensing and milestone revenues, the future success of our marketed products and products in development, anticipated product approvals and timing thereof, the terms of future licensing arrangements, our ability to secure additional financing for our operations, and anticipated costs and expenses. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors". You should carefully review the risks described in other documents we file from time to time with the Securities and Exchange Commission. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this report. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.

PROSPECTUS SUMMARY

Introduction

The following is only a summary of the information, financial statements and notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and the notes to the financial statements before making any decision regarding an investment in us. Unless otherwise stated in this prospectus, references to "we", "us", "ULURU", or "Company" refer to ULURU Inc.

Overview of Company

ULURU’s goal is to acquire topically applied technologies to improve topical delivery and to establish a commercial organization focused on the wound management, burn care and plastic surgery markets. Our principal executive offices are located at 4452 Beltway Drive, Addison, Texas 75001. Our telephone number is (214) 905-5145.

We are an emerging pharmaceutical company focused on advancing topical delivery. ULURU is a diversified pharmaceutical company engaged in the development of novel topically applied therapeutics based primarily on the adaptation of existing therapeutic agents using its proprietary drug delivery platforms to improve clinical outcomes. ULURU owns three patented and/or licensed drug delivery technologies from which three products have been approved for marketing in various global markets.

The three drug delivery technologies are as follows:

OraDisc™	•
A mucoadheisve erodible film technology, for the delivery of medication into the oral cavity, onto oral mucosal surfaces, onto the surface of teeth or to deliver drug into the systemic circulation through the mucosal tissue.

Nanoparticle Aggregate	•
Nanoparticles which aggregate in the presence of body fluids, to form a permanent or semi-permanent device which can be used as a wound or burn care dressing with or without a drug, in plastic surgery as a dermal filler and implant material and for ocular drug delivery.

Residerm	•	A technology for enhancing the penetration of drug into the skin and forming a drug reservoir to locally treat skin disorders and reduce the systemic absorption and side effects of the drug.

The three drug delivery technologies were purchased from Access Pharmaceuticals, Inc. ("Access") in October 2005. The Purchase Agreement provided for the assumption of all assets of the topical drug delivery business including inventories, capital equipment and intellectual property specifically identified with the purchased technologies.

ULURU plans to establish a sales and marketing organization to commercialize the wound management, burn care, and plastic surgery products. To achieve this objective, ULURU plans on acquiring additional complimentary wound management and plastic surgery products. We plan to add additional products to our existing portfolio through the addition of numerous wound management compounds to our nanoparticle aggregate dressing.

In addition to the three acquired drug delivery technologies, we have also purchased the patent for the use of amlexanox for the treatment of oral diseases including canker sores, and skin disorders.

We are currently marketing amlexanox 5% paste in the United States, the first Food and Drug Administration (FDA) approved product for the treatment of canker sores, under the trade name Aphthasol®. In September 2001, ProStrakan Limited, our U.K. partner, received marketing authorization to market amlexanox 5% paste in the United Kingdom under the trade name Aptheal®. We have received marketing approval in 10 European Union countries following completion of the Mutual Recognition Procedure (MRP). Approval to market was granted in Austria, Germany, Greece, Finland, Ireland, Luxembourg, The Netherlands, Norway, Portugal and Sweden. We are developing new formulations and delivery forms for amlexanox, including mucoadhesive disc delivery. In 2004, we received approval of our new drug application for OraDisc™ A from the United States Food and Drug Administration (FDA). OraDisc™ A is an improved delivery system for amlexanox. The OraDisc™ technology is a proprietary mucoadhesive patch that gradually erodes and releases an active ingredient when applied to the inside of the mouth.

In addition, ProStrakan has used our patented Residerm® technology to develop a zinc clindamycin formulation for the treatment of acne. ProStrakan began marketing zinc clindamycin in the United Kingdom under the trade name Zindaclin in March 2002. The process to achieve marketing authorization for Zindaclin throughout Europe has now been completed, with approvals granted in most European Union countries including the new member states. Additionally, approvals have been granted in numerous international markets and we anticipate that in the next twelve months approvals will be obtained in additional countries.

Corporate History

We were incorporated on September 17, 1987 under the laws of the State of Nevada, under the name Casinos of the World, Inc.

On April 16, 1993, the shareholders of the Company approved amendment to the Articles of Incorporation, changing the name of the Company to Clean Way Corporation.

On August 19, 1999, the shareholders of the Company approved an amendment to the Articles of Incorporation, changing the name of the Company to Trader Secrets.com, Inc.

On February 2, 2000, the Company entered into a Stock Acquisition Agreement with National Lighting Corp, an Internet company incorporated in British Columbia, Canada. National Lighting Corp. became a wholly owned subsidiary of the Company and changed its name to VOIP Technology Inc., with the intent of providing user services in the Internet telephony business.

On March 13, 2000, the shareholders of the Company approved an amendment to the Articles of Incorporation, changing the name of the Company to VOIP Technology, Inc. The Company's name was changed with the intended purpose of developing voice over the internet protocol technologies through its wholly owned subsidiary.

On February 8, 2002, the Company sold all of the shares the Company held in its wholly owned subsidiary. The Company charter was suspended (subject to reinstatement) by the State of Nevada in September 2001 for inactivity and failure to pay annual fees and costs. Its active status was reinstated on January 30, 2002, upon payment of all past due fees and costs.

On January 30, 2002, the shareholders of the Company approved an amendment to the Articles of Incorporation, changing the name of the Company to Oxford Ventures, Inc.

On March 31, 2006, our wholly-owned subsidiary acquired all of the shares, assets and liabilities of Uluru Delaware Inc. in exchange for 11,000,000 shares of our common stock. As we had no substantial business prior to this event, our business became the business of Uluru Delaware Inc. On the same date, we changed our name to ULURU Inc. and moved our principal executive offices to 4452 Beltway Drive, Addison, Texas 75001.

Recent Developments

Recent Business Activities

On December 8, 2006, ULURU Inc. (the "Company") entered into an Amendment to Asset Sale Agreement (the "Amendment") with Access Pharmaceuticals, Inc. (“Access”). Pursuant to the Amendment, the Company agreed to pay Access $5,250,000, in two payments, $4,900,000 on December 8, 2006 and $350,000 on April 8, 2007, in settlement of the following obligations to Access:

•	a payment of $3,700,000 that was due on October 11, 2006;
•	a payment of $1,000,000 due on October 11, 2007, or on the date of the first launch of an OraDisc product; and
•	certain future milestones which total $2,625,000.

As part of the transaction, the Company acquired from Access all patent rights and all intellectual properties associated with the Nanoparticle Aggregate technology. The Company then licensed to Access certain specific applications of the Nanoparticle Aggregate technology which include use in intraperotinial, intratumoral, subscutaneous or intramuscular drug delivery implants, excluding dermal or facial fillers.

The Company and Access also entered into a mutual release whereby both parties released and discharged each other from all claims through December 8, 2006.

On May 3, 2006 the Company entered a Research Collaboration and Option Agreement with Dexo Biopharm Limited, a subsidiary of BioProgress Plc. The objective of the collaboration is to develop a specified anti-emetic for the treatment of emesis utilizing our mucoadhesive film, OraDisc, and Dexo Biopharm Limited’s Instant Release Film technology. Under the terms of the collaboration the companies will share the development expense and the future revenues.

Recent Financing Activities

On December 6, 2006, the Company entered into a Common Stock Purchase Agreement (“Purchase Agreement”) with certain institutional accredited investors (“Investors”). Pursuant to the Purchase Agreement, the Company sold to the Investors an aggregate of 47,052,628 shares (the "Shares") of its common stock, at a per share price of $0.95 for an aggregate purchase price of $44,699,998.85. Of the aggregate purchase price, $38,499,998.85 was paid in cash and $6,200,000 was paid via cancellation of existing secured convertible debentures held by Cornell and Prenox. On December 5, 2006 the closing price for the Company’s common stock was $0.90 per share.

The Company relied upon Rule 506 of Regulation D of the Securities Act of 1933, as amended (the "Act"), for the issuance of the Shares.

In connection with the transactions consummated by the Purchase Agreement, the Company also entered into an Investor Rights Agreement with the Investors. Under this agreement, the Company is obligated to register the Shares under the Act for resale by the Investors. Upon the occurrence of certain events set forth in the agreement (including, without limitation, a registration statement covering the Shares not being filed with, or being declared effective by, the Securities and Exchange Commission, in each case as set forth in the agreement), the Company could be required to pay the Investors cash penalties up to an aggregate of five percent (5%) of the aggregate purchase price paid by the Investors for Shares under the Purchase Agreement.

In connection with the transactions consummated by the Purchase Agreement, the Company also entered into a Repayment Agreement with Cornell and Prenox (the "Noteholders"). Under this agreement and in full satisfaction of all obligations owed under the existing secured convertible debentures (the "Debentures") held by the Noteholders and the transaction documents entered into in connection therewith, (i) the Company agreed to pay the Noteholders an aggregate of $13,000,000 plus interest accrued on the Debentures since December 1, 2006, (ii) the Company accepted the Noteholders' subscriptions for Shares upon cancellation of an aggregate of $6,200,000 original principal amount of the Debentures and (iii) the purchase agreement pursuant to which the Noteholders purchased the Debentures and the security agreement, collateral assignment, guarantor security agreement, escrow agreement, transfer agent instructions, guaranty agreement and registration rights agreement entered into in connection therewith were terminated.

(On October 12, 2005, the Company previously had entered into a Securities Purchase Agreement (the "SPA") with the Noteholders to issue to such holders up to $15,000,000 of Debentures. Under the SPA the Company issued to Prenox a Debenture in the principal amount of $10,000,000 and issued to Highgate House Funds, Ltd. a Debenture in the principal amount of $3,000,000, as well as Warrants to purchase up to an aggregate 5,000,000 shares of common stock, exercisable for a period of 5 years at an exercise price per share of $0.01. (Highgate subsequently assigned its Debenture and Warrants to Cornell.) On August 30, 2006, the Company and the Noteholders subsequently amended the SPA pursuant to which the $10,000,000 of Debentures held by Prenox was exchanged for a $13,000,000 Debenture as a result of an additional $3,000,000 investment of Prenox in the Company, and Prenox was issued an additional warrant to purchase 1,125,000 shares of common stock at an exercise price of $1.25 per share. All of the Debentures were retired on December 6, 2006.)

The Company was obligated to register the shares of common stock underlying the Debentures and Warrants for resale by the Noteholders under the Securities Act of 1933, as amended. Since the debentures have been retired, the Company no longer is obligated to register the common stock underlying the Debentures. In exchange for the purchase of the Debentures, the Company granted the Noteholders a security interest in all of its assets, including any assets the Company acquired while the Debentures were outstanding. This security interest was terminated on December 6, 2006. The sale of the Debentures and Warrants was made under Section 4(2) and Rule 506 of the Securities Act of 1933, as amended.

The Debentures would have matured on December 31, 2007 and accrued interest at a rate of ten percent per annum, compounded monthly. The Company had the option to redeem the Debentures at any time prior to their maturity at a price equal to 120% of the face amount redeemed plus any accrued interest. The Noteholders had the option to convert all or some of the Debentures plus any accrued and unpaid interest into shares of the Company’s common stock at the price of $1.50 per share.

On October 12, 2005 the Company entered into a Standby Equity Distribution Agreement (the "SEDA") with Cornell. Under the SEDA, Cornell committed to purchase over the course of two years from the date of the effectiveness of a registration statement up to $30,000,000 of common stock in increments of up to $1,000,000. The SEDA was terminated on December 6, 2006.

Going Concern

The financial statements, as of September 30, 2006 and for the fiscal year ended December 31, 2005, have been prepared on a "going concern" basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Our auditors have included an explanatory paragraph in their auditors' report dated June 9, 2006, which references this matter. Management recognizes that we must continue to generate capital and revenue resources to enable us to continue to meet all of our corporate obligations and sustain an ongoing profitable business. However, we cannot assure you that we will be successful in these activities. Should any of these events not occur, the accompanying financial statements will be materially affected.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary financial information as of and for the years ended December 31, 2005 and 2004 have been derived from audited financial statements pertaining to Uluru Delaware Inc. from its inception on September 7, 2005 and its predecessor, the Topical Business Component of Access Pharmaceuticals, Inc. for the balance of the two year periods presented. The financial information as of and for the nine months ended September 30, 2006 and 2005 is derived from our unaudited consolidated financial statements for 2006 and the unaudited financial statements of Uluru Delaware Inc. for 2005. The summary consolidated financial information set forth below should be read in conjunction with "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

	Uluru Inc.	Topical Component	Uluru Delaware Inc.	Topical Component	Topical Component
	Nine Months Ended	Nine Months Ended	From September 7, 2005 to	From January 1, 2005 to	For the Year Ended
	September 30, 2006	September 30, 2005	December 31, 2005	October 12, 2005	December 31, 2004
	(unaudited)	(unaudited)
Consolidated Statement of Operations Data ($,000) :
Total Revenues	$692	$777	$199	$800	$587
Operating loss	(2,677)	(1,971)	(626)	(2,092)	(3,096)
Interest and other income	15	92	3	92	39
Interest expense	(1,601)	(112)	(329)	(117)	(118)
Other expenses	(4,261)	---	---	---	---
Net Loss	(8,524)	(1,991)	(952)	(2,117)	(3,175)

Consolidated Statement of Operations Data ($,000, except amounts per share) :
Basic and diluted net (loss) per common share	$(.69)	$(.18)	n/a	n/a	n/a

Weighted average number of commons shares outstanding	12,434	11,000	n/a	n/a	n/a

Consolidated Balance Sheet Data ($,000) :
Cash and cash equivalents	$1,011	n/a	$1,610	n/a	n/a
Current assets	1,486	n/a	2,107	n/a	n/a
Property, plant & equipment	436	n/a	383	n/a	n/a
Other assets	12,503	n/a	12,816	n/a	n/a
Total assets	14,425	n/a	15,306	n/a	n/a
Current liabilities	16,518	n/a	4,713	n/a	n/a
Long term debt	6,923	n/a	11,545	n/a	n/a
Total liabilities	23,441	n/a	16,258	n/a	n/a
Total stockholders’ equity (deficit)	(9,016)	n/a	(952)	n/a	n/a

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We do not have significant operating revenue, and we may never attain profitability.

Our ability to achieve significant revenue or profitability depends upon our ability to successfully complete the development of drug candidates, to develop and obtain patent protection and regulatory approvals for our drug candidates and to manufacture and commercialize the resulting drugs. We may not generate significant revenues or profits from the sale of these products in the future. Furthermore, we may not be able to ever successfully identify, develop, commercialize, patent, manufacture, obtain required regulatory approvals and market any additional products. Moreover, even if we do identify, develop, commercialize, patent, manufacture, and obtain required regulatory approvals to market additional products, we may not generate revenues or royalties form commercial sales of these products for a significant number of years, if at all. Therefore, our proposed operations are subject to all the risks inherent in the establishment of a new business enterprise. In the next few years, our revenues may be limited to minimal product sales and royalties, any amount that we receive under strategic partnerships and research or drug development collaborations that we may establish and, as a result, we may be unable to achieve or maintain profitability in the future or to achieve significant revenues to fund our operations.

A failure to obtain necessary additional capital in the future could jeopardize our operations.

We may not be able to obtain additional financing on terms acceptable to us, if at all. If we raise additional funds by selling equity securities, the relative equity ownership of our existing investors would be diluted and the new investors could obtain terms more favorable than previous investors. A failure to obtain additional funding to support our working capital and operating requirements could prevent us from making expenditures that are needed to allow us to maintain our operations.

Our financial condition may limit our ability to borrow additional funds or to raise additional equity as may be required to fund our future operations.

Our ability to borrow additional funds or raise additional equity may be limited by our financial condition, in addition to the terms of our outstanding debt. Additionally, events such as our inability to continue to reduce our loss from continuing operations, could adversely affect our liquidity and our ability to attract additional funding as required.

We may not successfully commercialize our drug candidates.

Our drug candidates are subject to the risks of failure inherent in the development of pharmaceuticals based on new technologies and our failure to develop safe, commercially viable drugs would severely limit our ability to become profitable or to achieve significant revenues. We may be unable to successfully commercialize our drug candidates because:

▪	some or all of our drug candidates may be found to be unsafe or ineffective or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances
▪	our drug candidates, if safe and effective, may be too difficult to develop into commercially viable drugs
▪	it may be difficult to manufacture or market out drug candidates in a large scale
▪	proprietary rights of third parties may preclude us from marketing our drug candidates
▪	third parties may market superior or equivalent drugs

The success of our research and development activities, upon which we primarily focus, is uncertain.

Our primary focus is on our research and development activities and the commercialization of compounds covered by proprietary biopharmaceutical patents and applications. Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual research and development costs, therefore, could exceed budgeted amounts and estimated time frames may require extension. Cost overruns, unanticipated regulatory delays or demands, unexpected adverse side effects or insufficient therapeutic efficacy will prevent or substantially slow our research and development effort and our business could ultimately suffer.

We may be unable to successfully develop, market, or commercialize our products or our product candidates without establishing new relationships and maintaining current relationships.

Our strategy for the research, development and commercialization of our potential pharmaceutical products may require us to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, in addition to our existing relationships with other parties. Specifically, we may need to joint venture, sublicense or enter other marketing arrangements with parties that have an established marketing capability or we may choose to pursue the commercialization of such products on acceptable terms. Furthermore, if we maintain and establish arrangements or relationships with third parties, our business may depend upon the successful performance by these third parties of their responsibilities under those arrangements and relationships. For our commercialized products we currently rely upon the following relationships in the following marketing territories for sales, manufacturing and/or regulatory approval efforts:

Amlexanox 5% paste and OraDisc™
ProStrakan Ltd	• United Kingdom and Ireland manufacturing marketing rights and regulatory approval;
Zambon Group	• France, Germany, Holland, Belgium, Luxembourg, Switzerland, Brazil, Colombia and Italy manufacturing and marketing rights;
Laboratories Dr. Esteve SA	• Spain, Portugal, and Greece manufacturing and marketing rights;
Meda, AB	• Scandinavia, the Baltic states and Iceland marketing rights;
Paladin Labs, Inc.	• Canada manufacturing and marketing rights;
EpiTan, Ltd.	• Australia and New Zealand for marketing rights;
Orient Europharma, Co., Ltd.	• Taiwan, Hong-Kong, Malaysia, Philippines, Thailand and Singapore for marketing rights;

Zindaclin® and Residerm®
ProStrakan Ltd.	• worldwide manufacturing, marketing and regulatory approval rights;
Crawford	• sublicensed United Kingdom and Ireland marketing rights;
Astellas Pharma GmbH	• sublicensed continental Europe marketing rights;
Cantabria	• sublicensed Italy and Spain marketing rights;
EpiTan, Ltd.	• sublicensed Australia and New Zealand marketing rights;
Hyundai	• sublicensed Korea marketing rights;
Taro	• sublicensed Israel marketing rights;
Biosintetica	• sublicensed Brazil marketing rights;
Five companies for nine other smaller countries with sublicensed marketing rights.

Our ability to successfully commercialize, and market our products and product candidates could be limited if a number of these existing relationships were terminated.

We may be unable to successfully manufacture our products and our product candidates in clinical quantities or for commercial purposes without the assistance of contract manufacturers, which may be difficult for us to obtain and maintain.

We have limited experience in the manufacture of pharmaceutical products in clinical quantities or for commercial purposes, and we may not be able to manufacture any new pharmaceutical products that we may develop. As a result, we have established, and in the future intend to establish, arrangements with contract manufacturers to supply sufficient quantities of products to conduct clinical trials and for the manufacture, packaging, labeling, and distribution of finished pharmaceutical products. If we are unable to contract for a sufficient supply of our pharmaceutical products on acceptable terms, our preclinical and human clinical testing schedule may be delayed, resulting in the delay of our clinical programs and submission of product candidates for regulatory approval, which could cause our business to suffer. Our business could suffer if there are delays or difficulties in establishing relationships with manufacturers to produce, package, label and distribute our finished pharmaceutical or other medical products, if any, market introduction and subsequent sales of such products. Moreover, contract manufacturers that we may use must adhere to current Good Manufacturing Practices, as required by FDA. In this regard, the FDA will not issue a pre-market approval or product and establishment licenses, where applicable, to a manufacturing facility for the products until the manufacturing facility passes a pre-approval plant inspection. If we are unable to obtain or retain third party manufacturing on commercially acceptable terms, we may not be able to commercialize our products as planned. Our potential dependence upon third parties for the manufacture of our products may adversely affect our ability to generate profits or acceptable profit margins and our ability to develop and deliver such products on a timely and competitive basis.

Our amlexanox 5% paste is marketed in the United States as Aphthasol®. We selected Contract Pharmaceuticals Ltd. Canada as our manufacturer of amlexanox 5% paste and they manufactured product for the U.S. market and initial qualifying batches of the product for Europe.

Amlexanox 5% paste was approved by regulatory authorities for sale in the United Kingdom. Approval to market was granted in Austria, Germany, Greece, Finland, Ireland, Luxembourg, The Netherlands, Norway, Portugal and Sweden. We licensed manufacturing rights to ProStrakan, Zambon, Esteve and Mipharm for specific countries in Europe. Contract Pharmaceuticals Ltd. Canada has also been selected as our European supplier of amlexanox 5% paste and this facility has been approved for European supply.

We licensed our patents for worldwide manufacturing and marketing for Zindaclin® and ResiDerm® technology to ProStrakan Ltd. for the period of the patents. We receive a share of the licensing revenues and royalty on the sales of the product. Prostrakan has a contract manufacturer for Zindaclin® which is a European Union approved facility. Zindaclin® was approved in the United Kingdom and throughout Europe in most European Union countries including new member states and several non-European markets. Zindaclin® is marketed in UK, France, Germany, Ireland, Belgium, Cyprus, Israel, Australia, New Zealand, Spain, and Korea. Zindaclin® is under review in other markets including Brazil, Italy, and others.

We received regulatory approval from the FDA to manufacture and sell OraDisc™ A in September 2004 and are proceeding with our manufacturing and marketing plans for 2007.

We are subject to extensive governmental regulation which increases our cost of doing business and may affect our ability to commercialize any new products that we may develop.

The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of pharmaceutical products through lengthy and detailed laboratory, preclinical and clinical testing procedures and other costly and time-consuming procedures to establish their safety and efficacy. Some of our drugs and drug candidates require receipt and maintenance of governmental approvals for commercialization. Preclinical and clinical trials and manufacturing of our drug candidates will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. Satisfaction of these requirements typically takes a significant number of years and can vary substantially based upon the type, complexity and novelty of the product. The status of our principal products are as follows:

▪	5% amlexanox paste is an approved product for sale in the US (Apthasol®); approved in the UK and Canada but not yet sold; approved in ten EU countries

▪	Zindaclin® is an approved product for sale in the UK and extensively throughout European Union countries; in the approval process in other markets

▪	OraDisc™ A is an approved product for sale in the US as of September 2004; we are completing steps for manufacturing and sale of the product in 2007

▪	Our other OraDisc™ products are currently in the development phase

▪	Nanoparticle aggregate product candidates are in the preclinical phase.

Due to the time consuming and uncertain nature of the drug candidate development process and the governmental approval process described above, we cannot assure you when we, independently or with our collaborative partners, might submit a New Drug Application, or "NDA", for FDA or other regulatory review.

Government regulation also affects the manufacturing and marketing of pharmaceutical products. Government regulations may delay marketing of our potential drugs for a considerable or indefinite period of time, impose costly procedural requirements upon our activities and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. Delays in obtaining governmental regulatory approval could adversely affect our marketing as well as our ability to generate significant revenues from commercial sales. Our drug candidates may not receive FDA or other regulatory approvals on a timely basis or at all. Moreover, if regulatory approval of a drug candidate is granted, such approval may impose limitations on the indicated use for which such drug may be marketed. Even if we obtain initial regulatory approvals for our drug candidates, our drugs and our manufacturing facilities would be subject to continual review and periodic inspection, and later discovery of previously unknown problems with a drug, manufacturer or facility may result in restrictions on the marketing or manufacture of such drug, including withdrawal of the drug from the market. The FDA and other regulatory authorities stringently apply regulatory standards and failure to comply with regulatory standards can, among other things, result in fines, denial or withdrawal of regulatory approvals, product recalls or seizures, operating restrictions and criminal prosecution.

The uncertainty associated with preclinical and clinical testing may affect our ability to successfully commercialize new products.

Before we can obtain regulatory approvals for the commercial sale of our potential drugs, the drug candidates will be subject to extensive preclinical and clinical trials to demonstrate their safety and efficacy in humans. In this regard, for example, adverse side effects can occur during the clinical testing of a new drug on humans which may delay ultimate FDA approval or even lead us to terminate our efforts to develop the drug for commercial use. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after demonstrating promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a drug candidate under development could delay or prevent regulatory approval of the drug candidate. A delay or failure to receive regulatory approval for any of our drug candidates could prevent us from successfully commercializing such candidates and we could incur substantial additional expenses in our attempts to further develop such candidates and obtain future regulatory approval.

We may incur substantial product liability expenses due to the use or misuse of our products for which we may be unable to obtain insurance coverage.

Our business exposes us to potential liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. These risks will expand with respect to our drug candidates, if any, that receive regulatory approval for commercial sale, and we may face substantial liability for damages in the event of adverse side effects or product defects identified with any of our products that are used in clinical tests or marketed to the public. We generally procure product liability insurance for drug candidates that are undergoing human clinical trials. Product liability insurance for the biotechnology industry is generally expensive, if available at all, and as a result, we may be unable to obtain insurance coverage at acceptable costs or in sufficient amount in the future, if at all. We may be unable to satisfy any claims for which we may be held liable as a result of the use or misuse of products which we have developed, manufactured or sold and any such product liability could adversely affect our business, operating results or financial condition.

We may incur significant liabilities if we fail to comply with stringent environmental regulations.

Our research and development processes involve the controlled use of hazardous materials. We are subject to a variety of federal, state and local governmental laws and regulations related to the use, manufacture, storage, handling, and disposal of such material and certain waste products. Although we believe that our activities and our safety procedures for storing, using, handling and disposing of such material comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such accident, we could be held liable for any damages that result and any such liability could exceed our resources.

▪ Intense competition may limit our ability to successfully develop and market commercial products.

▪  The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Our competitors in the United States and elsewhere are numerous and      include, among others, major multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions.

The following products may compete with Residerm® products:

• Benzamycin, marketed by a subsidiary of Sanofi-Aventis;
• Cleocin-T and a generic topical clindamycin, marketed by Pfizer;
• Benzac, marketed by Galderma; and
• Triaz, marketed by Medicis Pharmaceutical Corp.

Technology and prescription steroids such as Kenalog in OraBase, developed by Bristol-Myers Squibb, may compete with our commercialized Aphthasol® product. OTC products including Orajel (Del Laboratories) and Anbesol (Wyeth Consumer Healthcare) also compete in the aphthous ulcer market.

Many of these competitors have and employ greater financial and other resources, including larger research and development, marketing and manufacturing organizations. As a result, our competitors may successfully develop technologies and drugs that are more effective or less costly than any that we are developing or which would render our technology and future products obsolete and noncompetitive.

In addition, some of our competitors have greater experience than we do in conducting preclinical and clinical trials and obtaining FDA and other regulatory approvals for drug candidates more rapidly than we do. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage. Drugs resulting from our research and development efforts or from our joint efforts with collaborative partners therefore may not be commercially competitive with our competitors’ existing products or products under development.
Our ability to successfully develop and commercialize our drug candidates will substantially depend upon the availability of reimbursement funds for the costs of the resulting drugs and related treatments.

The successful commercialization of, and the interest of potential collaborative partners to invest in the development of our drug candidates, may depend substantially upon the reimbursement of the costs of the resulting drugs and related treatments at acceptable levels from government authorities, private health insurers and other organizations, including health maintenance organizations, or HMOs. To date, the costs of our marketed products Aphthasol® and Zindaclin® generally have been reimbursed at acceptable levels; however, the amount of such reimbursement in the United States or elsewhere may be decreased in the future or may be unavailable for any drugs that we may develop in the future. Limited reimbursement for the cost of any drugs that we develop may reduce the demand for, or price of such drugs, which would hamper our ability to obtain collaborative partners to commercialize our drugs, or to obtain a sufficient financial return on our own manufacture and commercialization of any future drugs.

The market may not accept any pharmaceutical products that we successfully develop.

The drugs that we are attempting to develop may compete with a number of well-established drugs manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any drugs developed by us will depend on a number of factors, including the establishment and demonstration of the clinical efficacy and safety of our drug candidates, the potential advantage of our drug candidates over existing therapies and the reimbursement policies of government and third-party payers. Physicians, patients or the medical community in general may not accept or use any drugs that we may develop independently or with our collaborative partners and if they do not, our business could suffer.

Trends toward managed health care and downward price pressured on medical products and services may limit our ability to profitably sell any drugs that we any develop.

Lower prices for pharmaceutical products may result from:

▪	Third-party payers’ increasing challenges to the prices charged for medical products and services

▪
The trend toward managed health care in the Unites States and the concurrent growth of HMOs and similar organizations that can control or significantly influence the purchase of healthcare services and products

▪	Legislative proposals to reform healthcare or reduce government insurance programs

The cost containment measures that healthcare providers are instituting, including practice protocols and guidelines and clinical pathways, and the effect of any healthcare reform, could limit our ability to profitably sell any drugs that we may successfully develop. Moreover, any future legislation or regulation, if any, relating to the healthcare industry or third-party coverage and reimbursement, may cause our business to suffer.

We may not be successful in protecting our intellectual property and proprietary rights.

Our success depends, in part, on our ability to obtain U.S. and foreign patent protection for our drug candidates and processes, preserve our trade secrets and operate our business without infringing the proprietary rights of third parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnology inventions and the scope of claims made under such patents are still developing and there is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of a biotechnology firm is highly uncertain and involves complex legal and factual questions. We cannot assure you that any existing or future patents issued to, or licensed by, us will not subsequently be challenged, infringed upon, invalidated or circumvented by others. As a result, although we, together with our subsidiaries, are either the owner or licensee to U.S. patents and to U.S. patent applications now pending, and European patents and European patent applications, we cannot assure you that any additional patents will issue from any of the patent applications owned by, or licensed to, us. Furthermore, any rights that we may have under issued patents may not provide us with significant protection against competitive products or otherwise be commercially viable.

Our patents for the following technologies expire in the years and during the date ranges indicated below:

•	5% amlexanox paste in 2011
•	Zindaclin® and Residerm® between 2007 and 2011

In addition, patents may have been granted to third parties or may be granted covering products or processed that are necessary or useful to the development of our drug candidates. If our drug candidates or processes are found to infringe upon the patents or otherwise impermissibly utilize the intellectual property of others, our development, manufacture and sale of such drug candidates could be severely restricted or prohibited. In such event, we may be required to obtain licenses from third parties to utilize the patents or proprietary rights of others. We cannot assure you that we will be able to obtain such licenses on acceptable terms, if at all. If we become involved in litigation regarding our intellectual property rights or the intellectual property rights of others, the potential cost of such litigation, regardless of the strength of our legal position, and the potential damages that we could be required to pay could be substantial.

Our business could suffer if we lose the services of, or fail to attract, key personnel.

We are highly dependent upon the efforts of our senior management and scientific team, including our President and Chief Executive Officer, Kerry P. Gray. The loss of the services of one or more of these individuals could delay or prevent the achievement of our research, development, marketing, or product commercialization objectives. While we have an employment agreement with Mr. Gray his employment may be terminated at any time. Mr. Gray’s agreement expires in three years and is extendable each year thereafter on the anniversary date. We do not maintain any "key-man" insurance policies on any of our key employees and we do not intend to obtain such insurance. In addition, due to the specialized scientific nature of or business, we are highly dependent upon our ability to attract and retain qualified scientific and technical personnel. In view of the stage of our development and our research and development programs, we have restricted our hiring to research scientists and a small administrative staff and we have made only limited investments in manufacturing, production, sales or regulatory compliance resources. There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of our activities, however, and we may be unsuccessful in attracting and retaining these personnel.

Provisions of our charter documents could discourage an acquisition of our company that would benefit our stockholders and may have the effect of entrenching, and making it difficult to remove, management.

Provisions of our Certificate Incorporation and By-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. In particular, shares of our preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine, including for example, rights to convert into our common stock. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock that may be issued in the future. The issuance of our preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage these investors from acquiring a majority of our common stock. Further, the existence of these corporate governance provisions could have the effect of entrenching management and making it more difficult to change our management.

Substantial sales of our common stock could lower our stock price.

The market price for our common stock could drop as a result of sales of a large number of our presently outstanding shares of shares that we may issue or be obligated to issue in the future.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business.

Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our operating results could be harmed. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide reasonable assurance with respect to financial preparation and presentation.

While we continue to evaluate and improve our internal controls, we cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implantation, could harm or operating results or cause us to fail to meet our reporting obligations.

If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on and ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling security holders. There will be no proceeds to us from the sale of shares of common stock in this offering.

We will receive the proceeds from the exercise of warrants if payment of the exercise price is made in cash. All such proceeds will be used for general corporate purposes.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock or by negotiations in private transactions.

SELLING SECURITY HOLDERS

The following table presents information regarding the selling security holders. The selling security holders are the entities who have assisted in or provided our financing. A description of each selling security holder's relationship to us and how each selling security holder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Security Holder	Shares Beneficially Owned Before Offering	Percentage of Shares Beneficially Owned Before Offering (1)	Shares to be Sold in the Offering	Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering (1)
Brencourt Advisors LLC	7,894,736	13.2%	7,894,736	-0-	0%
Chilton Private Equity Partners I, LLC	526,316	0.9%	526,316	-0-	0%
Chilton Small Cap International, L.P.	1,357,797	2.3%	1,357,797	-0-	0%
Chilton Small Cap Partners, L.P.	1,273,782	2.1%	1,273,782	-0-	0%
Invus Public Equities L.P.	1,052,631	1.8%	1,052,631	-0-	0%
JANA Piranha Master Fund, Ltd.	7,368,421	12.3%	7,368,421	-0-	0%
Oscar S. Schafer & Partners I, LP	414,782	0.7%	414,782	-0-	0%
Oscar S. Schafer & Partners II, LP	4,533,603	7.6%	4,533,603	-0-	0%
OSS Overseas LTD	5,577,930	9.3%	5,577,930	-0-	0%
Pequot Diversified Master Fund, Ltd.	447,315	0.7%	447,315	-0-	0%
Pequot Healthcare Fund, L.P.	3,243,625	5.4%	3,243,625	-0-	0%
Pequot Healthcare Institutional Fund, L.P.	601,698	1.0%	601,698	-0-	0%
Pequot Healthcare Offshore Fund, Inc.	2,502,587	4.2%	2,502,587	-0-	0%
Premium Series PCC Limited - Cell 32	573,196	1.0%	573,196	-0-	0%
The Tudor BVI Global Portfolio Ltd.	408,768	0.7%	408,768	-0-	0%
Tudor Proprietary Trading, L.L.C.	220,105	0.4%	220,105	-0-	0%
Witches Rock Portfolio Ltd.	2,529,022	4.2%	2,529,022	-0-	0%
Blue Trading, Inc.	2,270,000	3.6%	2,270,000	-0-	0%
Cornell Capital Partners, LP	3,423,124	5.6%	3,423,124	-0-	0%
Prenox, LLC (2)	5,263,157	8.8%	5,263,257	-0-	0%

(1) Applicable percentage of ownership is based on 59,896,939 shares of common stock outstanding as of December 15, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of December 15, 2006 held by a stockholder (if applicable). Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. Shares of common stock issuable pursuant to options, warrants and convertible securities are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.
(2) Does not include any shares of common stock issuable upon exercise of warrants held by Prenox, LLC, the terms of which prohibit exercise if the aggregate number of shares of common stock to be held by Prenox after such exercise would exceed 4.99% of the issued and outstanding common stock.

The following information contains a description of each selling security holder's relationship to us and how each selling security holder acquired the shares to be sold in this offering. None of the selling security holders have held a position or office, or had any other material relationship, with us, except as follows:

Brencourt Advisors LLC

Brencourt Advisors LLC (“Brencourt”) is a holder of our common stock. Brencourt acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company. William Collins is the Chairman and CEO of Brencourt and makes investment decisions with respect to the Company's stock. Mr. Collins expressly disclaim beneficial interest of the shares in the Company held by Brencourt.

Chilton Private Equity Partners I, LLC

Chilton Private Equity Partners I, LLC (“CPEP”) is a holder of our common stock. All investment decisions of, and control of, Chilton Private Equity Partners I, LLC are held by Chilton Investment Company, LLC. CPEP acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

Chilton Small Cap International, L.P.

Chilton Small Cap International, L.P. (“CPSI”) is a holder of our common stock. All investment decisions of, and control of, CSPI are held by Chilton Investment Company, LLC. CSPI acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

Chilton Small Cap Partners, L.P.

Chilton Small Cap Partners, L.P. (“CPCP”) is a holder of our common stock. All investment decisions of, and control of, CSCP are held by Chilton Investment Company, LLC. CSCP acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

Invus Public Equities L.P.

Invus Public Equities L.P. (“Invus”) is a holder of our common stock. All investment decisions of, and control of, Invus are held by Invus Public Advisors LLC. Invus acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

JANA Piranha Master Fund, Ltd.

JANA Partners LLC, a Delaware limited liability company, is a private money management firm which serves as the investment manager of JANA Piranha Master Fund, Ltd. and beneficially owns the shares to be registered in this offering. The principals of JANA Partners LLC are Barry Rosenstein and Gary Claar. JANA Piranha Master Fund, Ltd. acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

Oscar S. Schafer & Partners I, L.P.

Oscar S. Schafer & Partners I, L.P. (“OSS I”) is a holder of our common stock. All investment decisions of, and control of, OSS I are held by its general partner, O.S.S. Advisors LLC. Oscar S. Schafer and Andrew J. Goffe are the managing members of O.S.S. Advisors LLC. OSS I acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

Oscar S. Schafer & Partners II, L.P.

Oscar S. Schafer & Partners II, L.P. (“OSS II”) is a holder of our common stock. All investment decisions of, and control of, OSS II are held by its general partner, O.S.S. Advisors LLC. Oscar S. Schafer and Andrew J. Goffe are the managing members of O.S.S. Advisors LLC. OSS II acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

OSS Overseas LTD

OSS Overseas LTD (“OSS Overseas”) is a holder of our common stock. All investment decisions of, and control of, OSS Overseas are held by its investment manager, O.S.S. Capital Management LP. Schafer Brothers LLC is the general partner of O.S.S. Capital Management LP. Oscar S. Schafer and Andrew J. Goffe are the managing members of Schafer Brothers LLC. OSS Overseas acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

Pequot Diversified Master Fund, Ltd.

Pequot Diversified Master Fund, Ltd. (“Pequot”) is a holder of our common stock. Pequot Capital Management, Inc., which is the Investment Advisor or Investment Manager of Pequot, exercises sole dispositive investment and voting power over the shares held by Pequot. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership over the shares except to the extent of his pecuniary interest therein. Pequot acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

Pequot Healthcare Fund, L.P.

Pequot Healthcare Fund, L.P. (“Pequot Healthcare”) is a holder of our common stock. Pequot Capital Management, Inc., which is the Investment Advisor or Investment Manager of Pequot Healthcare, exercises sole dispositive investment and voting power over the shares held by Pequot Healthcare. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership over the shares except to the extent of his pecuniary interest therein. Pequot Healthcare acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

Pequot Healthcare Institutional Fund, L.P.

Pequot Healthcare Institutional Fund, L.P. (“Pequot Institutional”) is a holder of our common stock. Pequot Capital Management, Inc., which is the Investment Advisor or Investment Manager of Pequot Institutional, exercises sole dispositive investment and voting power over the shares held by Pequot Institutional. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership over the shares except to the extent of his pecuniary interest therein. Pequot Institutional acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

Pequot Healthcare Offshore Fund, Inc.

Pequot Healthcare Offshore Fund, Inc. (“Pequot Offshore”) is a holder of our common stock. Pequot Capital Management, Inc., which is the Investment Advisor or Investment Manager of Pequot Offshore, exercises sole dispositive investment and voting power over the shares held by Pequot Offshore. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership over the shares except to the extent of his pecuniary interest therein. Pequot Offshore acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

Premium Series PCC Limited - Cell 32

Premium Series PCC Limited -Cell 32 (“Pequot Premium”) is a holder of our common stock. Pequot Capital Management, Inc., which is the Investment Advisor or Investment Manager of Pequot Premium, exercises sole dispositive investment power over the shares held by Pequot Premium. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership over the shares except to the extent of his pecuniary interest therein. Pequot Premium acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

The Tudor BVI Global Portfolio Ltd.

The Tudor BVI Global Portfolio Ltd. (“Tudor BVI”) is a holder of our common stock. Tudor BVI acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company. Tudor Investment Corporation (“Tudor Investment”) acts as trading advisor to Tudor BVI. Paul Tudor Jones, II is the Chairman and majority shareholder of Tudor Investment. James J. Pallotta is the Vice-Chairman of Tudor Investment and makes investment decisions with respect to the Company’s stock. Each of Tudor Investment and Messrs. Jones and Pallotta expressly disclaim beneficial interest of the shares held by Tudor BVI.

Tudor Proprietary Trading, L.L.C.

Tudor Proprietary Trading, L.L.C. (“Tudor Proprietary”) is a holder of our common stock. Tudor Proprietary acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company. Tudor Proprietary is an affiliate of Tudor Investment. Paul Tudor Jones, II is the Chairman and indirect majority equity holder of Tudor Proprietary. James J. Pallotta is the Vice-Chairman of Tudor Proprietary and makes investment decisions with respect to the Company’s stock. Messrs. Jones and Pallotta expressly disclaim beneficial interest of the shares held by Tudor Proprietary.

Witches Rock Portfolio Ltd.

Witches Rock Portfolio Ltd. (“Witches Rock”) is a holder of our common stock. Witches Rock acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company. Tudor Investment acts as investment adviser to Witches Rock. Paul Tudor Jones, II is the Chairman and majority shareholder of Tudor Investment. James J. Pallotta is the Vice-Chairman of Tudor Investment and makes investment decisions with respect to the Company’s stock. Each of Tudor Investment and Messrs. Jones and Pallotta expressly disclaim beneficial interest of the shares held by Witches Rock.

Blue Trading Inc.

Blue Trading Inc. (“Blue”) is a holder of warrants to purchase 2,270,000 shares of our common stock. Blue is wholly-owned by Blue Tower Trading, Inc., which is wholly-owned by Peter L. Getz. All investment decisions of, and control of, Blue are held by Mr. Getz. Such warrants were issued to Blue as a placement agent fee in connection with the Company’s Common Stock Purchase Agreement executed on December 6, 2006.

Cornell Capital Partners, LP

Cornell Capital Partners, LP is a holder of 2,256,457 shares of our common stock and warrants to purchase 1,166,667 shares of common stock. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of, and controls, Yorkville Advisors.

The 3,423,124 shares of common stock to be sold by Cornell Capital Partners in this offering are comprised of shares issuable upon exercise of warrants to purchase 1,166,667 shares of common stock (which warrants were assigned to Cornell Capital Partners by Highgate House, Ltd.), 993,300 shares issued as a commitment fee at the time of the completion of the Company’s merger in March 2006 and 1,263,157 shares issued in December 2006 in exchange for the cancellation of a portion of the Company’s debenture then held by Cornell Capital Partners.

Prenox, LLC

Prenox is a holder of 5,263,157 shares of our common stock and warrants to purchase 4,191,667 shares of common stock. Prentice Capital Management, LP has investment and voting power over the securities held by Prenox. Michael Zimmerman is the managing member of the general partner of Prentice Capital Management, LP. Each of Prentice Capital Management, LP and Mr. Zimmerman disclaims beneficial ownership over any of these securities.

The 5,263,157 shares of common stock were issued to Prenox in December 2006 in exchange for the cancellation of a portion of the Company’s debenture then held by Prenox. The warrants are comprised of warrants to purchase 3,066,667 shares issued to Prenox in connection with the Company’s obligations under the Securities Purchase Agreement in October 2005, and warrants to purchase 1,125,000 shares issued under the Amended Securities Purchase Agreement in August 2006.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding or is issuable on exercise of warrants that have already been issued. Accordingly, there will be no dilution to our existing shareholders.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling security holders. Sales of shares may be made by selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on any exchange or market upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

▪
a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

▪	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

▪	ordinary brokerage transactions and transactions in which the broker solicits purchases;

▪	through options, swaps or derivatives;

▪	in privately negotiated transactions;

▪	in making short sales or in transactions to cover short sales;

▪	an exchange distribution in accordance with the rules of the applicable exchange;

▪	put or call option transactions, or other hedging transactions, relating to the shares, whether through an options exchange or otherwise; and

▪	any other method permitted pursuant to applicable law.

The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The selling security holders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the selling security holders and each selling security holder has agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.
Selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

▪ -	the name of each such selling security holder and of the participating broker-dealer(s);

▪ -	the number of shares involved;

▪ -	the initial price at which the shares were sold;

▪ -	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

▪ -	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

▪ -	other facts material to the transactions.

In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

We are paying all expenses and fees customarily paid by the issuer in connection with the registration of the shares. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere in this prospectus.
Results of Operations

Comparison of Nine Months Ended September 30, 2006 and 2005

Total Revenues

Revenues were $692,312 for the nine months ended September 30, 2006, as compared to the Topical Component's revenues of $776,764 for the nine months ended September 30, 2005. Revenues for the nine months ended September 30, 2006 were comprised of domestic royalties of $233,523 from the sale of Aphthasol®, foreign royalties from the sale of Zindaclin® of $119,850, foreign market licensing fees from Zindaclin® of $155,038, sponsored wound care research of $58,324, a non-recurring development fee of $50,000 associated with our OraDisc™ technology, and $75,577 for the sale of Aphthasol® to our domestic distributor.

The nine months ended September 30, 2006 revenues represent an overall decrease of $84,452 from the Topical Component comparative nine months ended September 30, 2005 revenues, primarily due to lower Aphthasol® royalties experienced in third quarter 2006.

Costs and Expenses

Cost of Goods Sold

The cost of goods sold were $96,520 for the nine months ended September 30, 2006, as compared to the Topical Component's cost of goods sold of $207,161 for the nine months ended September 30, 2005. The decrease was due to less sales volume in 2006 as the Topical Component was selling the product on a retail markup basis in 2005 but receiving only limited royalties on the sale of Aphthasol®. The Company did not sell any finished products in the third quarter 2006 as our U.S. distributor had sufficient product inventory.

Research and Development

Research and development expenses were $1,342,784 for the nine months ended September 30, 2006, as compared to the Topical Component's research and development expenses of $1,508,448 for the nine months ended September 30, 2005. The nine months ended September 30, 2006 expenses are comprised of primarily salaries/taxes/benefit costs of $617,928, operating costs of $54,740, regulatory fees to the Food and Drug Administration of $19,047 and $651,069 of costs associated with the continuing development of our technologies as follows:

Technology	Nine Months Ended September 30, 2006
OraDisc™	$360,125
Wound care & nanoparticle	254,792
Aphthasol® & other technologies	36,152
$651,069

The nine months ended September 30, 2006 decrease of $165,664 versus the comparative nine months ended September 30, 2005 for research and development expenses were due primarily to the following:

•
Lower salary and benefit expenses of approximately $167,900 as the Company decreased levels of staffing to focus only on its OraDisc™ and wound care technologies whereas the Topical Component's comparative nine months of 2005 included partial and full allocations of the overall research and development staff;

•	Lower Food & Drug Administration fees of $178,100;
•	Elimination of contract manufacturing costs of $49,000;
•	Decreased costs for training and education of $4,200;
•	Lower expenses for laboratory equipment rental of $4,100; and
•	Lower expenses for travel by scientific personnel of $2,800.

The decrease in research and development expenses is partially offset by

•	Increased laboratory research and development expenses of $193,500;
•	Increased occupancy costs of $34,500 for laboratory space; and
•	Increased costs associated with repairs to laboratory equipment of $12,400.

General and Administrative

General and administrative expenses were $1,096,486 for the nine months ended September 30, 2006, as compared to the Topical Component's general and administrative expenses of $869,612 for the nine months ended September 30, 2005. The nine months ended September 30, 2006 increase of $226,874 versus the comparative nine months of 2005 was due primarily to the following:

•
Increased salary and benefit expenses of approximately $324,100 as the President and Chief Financial Officer's compensation in the Topical Component's comparative nine months of 2005 was only partially allocated to Topical Component whereas their compensation is fully allocated for the nine months ended September 30, 2006;

•	Increased expenses for external consultants of $50,900;
•	Higher corporate travel costs of $37,600;
•	Relocation costs for new office space in Addison, Texas of $11,100;
•	Increased occupancy costs of $4,000; and
•	Costs associated with marketing due diligence for potential wound product of $5,850.

The increase in general and administrative expenses is partially offset by

•
Lower legal fees of $84,400 as the Company was not involved in any litigation whereas the Topical Component incurred legal expense of $196,203 in the first nine months of 2005 for litigation, general corporate matters, and for licensing agreements;

•
Lower shareholder expense of $42,500 as the Company incurred only minor expenses for shareholder costs in the first nine months of 2006 whereas the Topical Component incurred costs of approximately $55,000 for the comparative nine months of 2005. The 2005 expense includes amounts for shareholder public relations, shareholder meetings, and transfer costs;

•	Lower legal fees of $20,400 for costs associated with patent applications and filings;
•
Lower director fee expense of $26,250 as the Company did not incur any director fees expense in the first nine months of 2006 whereas the Topical Component incurred $26,250 in the comparative nine months of 2005;

•	Lower costs of $14,700 for our insurance programs; and
•
Lower stock exchange fee expense of $18,500 as the Topical Component incurred costs for their annual membership with the American Stock Exchange in January 2005 and expenses associated with a new stock offering in March 2005. The Company did not incur any of these expenses in the first nine months of 2006.

Amortization

Amortization expense was $785,302 for the nine months ended September 30, 2006, as compared to the Topical Component's amortization expense of $130,201 for the nine months ended September, 2005. The $655,101 increase in amortization expense for the first nine months of 2006 versus the comparative nine months of 2005 was due to the Company’s purchase of three patents and one licensing agreement from Access Pharmaceuticals on October 12, 2005. These patent and licensing rights assets were capitalized at their fair market value on the date of acquisition and subject to amortization as their lives were not considered indefinite.

Depreciation

Depreciation expense was $47,770 for the nine months ended September 30, 2006, as compared to the Topical Component's depreciation expenses of $31,852 for the nine months ended September 30, 2005. The $15,918 increase in depreciation expense for the first nine months of 2006 versus the comparative nine months of 2005 was due to the Company’s acquisition of laboratory, computer, and office equipment from Access Pharmaceuticals on October 12, 2005. These assets were capitalized at their fair market value on the date of acquisition, thereby causing an overall increase in subsequent depreciation expense. Many items acquired from Access were fully depreciated, whereas values assigned by the Company to them resulted in added depreciation expense during 2006. Alternatively, many other items had historic costs which were reduced by the Company at the time of their acquisition due to age and relatively lower replacement costs.

Interest Expense

Interest expense was $1,601,215 for the nine months ended September 30, 2006, as compared to the Topical Component's interest expenses of $111,990 for the nine months ended September 30, 2005. Interest expense for the first nine months of 2006 is comprised of interest on the Secured Convertible Debentures of $709,624, amortization of financing costs in connection with acquiring the Secured Convertible Debentures of $306,705, interest expense of $2,947 associated with insurance and consumer financing, $314,439 of imputed interest on the Asset Purchase Obligations, based on an interest rate of 10% per annum, and $267,500 of interest expense based on the existing $10.7 million Note payable to the Company by its wholly owned subsidiary, ULURU Delaware Inc., prior to consolidation on March 31, 2006, with interest accruing at 10% per annum.

Commitment Fee

The Company had agreed to issue, at the time of the completion of the recapitalization and merger which occurred on March 30, 2006, 993,300 shares of its common stock as a commitment fee in connection with the SEDA for $30 million dollars provided by Cornell Capital. Those shares had a market value of $1.80 per share on March 31, 2006, for a total of $1,787,940. There was no commitment fee expense incurred in first nine months of 2005 for the Topical Component. The SEDA was terminated on December 6, 2006.

Liquidated Damages

A covenant of Amended and Restated Registration Rights Agreement between the Company, Prenox, and Cornell was an acknowledgement that the Company agreed to $1,885,000 as liquidated damages owed by the Company as a result of failing to file a registration statement or to have a registration statement declared effective pursuant to the original Registration Rights Agreement. This agreement was terminated on December 6, 2006.

Loss from Early Extinguishment of Debenture

On August 30, 2006, the Company issued to Prenox a new secured convertible debenture in the amount of $13,000,000 in exchange for its original $10,000,000 convertible debenture. As part of the retirement of the original debenture, the Company recorded a loss from the early extinguishment of the Prenox secured convertible debenture, which consisted of the write-off of the remaining balance of deferred financing costs of $557,534. This convertible debenture was exchanged for shares of common stock in the Company's December 6, 2006 financing.

Loss on Sale of Equipment

On July 9, 2006, the Company sold some of its underutilized laboratory equipment, located at their Canadian manufacturing supplier, for $17,500. As part of the conveyance, the Company eliminated the carrying values of the fixed assets and related accumulated depreciation and recognized a loss of $30,143 on the sale.

Comparison of Years Ended December 31, 2005 and 2004

The financial comparisons herein are based upon the combined audited financial results of the Topical Component from January 1, 2005 through October 12, 2005 and ULURU Delaware’s audited financial results from September 12, 2005 through December 31, 2005 (“2005”) versus the audited results of the Topical Component for the year ended 2004 (“2004”).

Revenues

Total revenues in 2005 were $999,053 as compared to $586,874 in 2004, an increase of $412,179. This increase in revenue was primarily the result of licensing revenues, which increased by $161,460 to $303,603. Licensing revenues are recognized over the period of the performance obligation under our licensing agreements. Licensing revenue recognized in both 2005 and 2004 were from several agreements; primarily agreements related to Zindaclin® and numerous smaller agreements for the marketing of the Amlexanox products.

Product sales of Aphthasol®, the product for the treatment of canker sores, totaled $577,685 in 2005 as compared to product sales of $350,575 in 2004. Sales in 2004 were limited due to a supply interruption of the product in the first three quarters of 2004. Supplies were ultimately manufactured in the third quarter of 2004 and sales resumed in late September 2004 and throughout 2005.

Sponsored research income for 2005 was $11,664. This is comprised of a wound care research program initiated in December 2005. There was no sponsored research income in 2004.

Cost of Products Sold

The Cost of Products Sold was $232,948 in 2005, as compared to $239,276 in 2004, a decrease of $6,328. The Cost of Products sold in 2004 was adversely impacted by the supply interruption that occurred through August 2004. The 2004 Product cost included approximately $54,000 of monthly expenses from January 2004 to August 2004 for logistics management even though there were no Aphthasol product sales during that period as well as increased expenses in 2004 for Federal Drug Administration fees of approximately $80,000

General and Administrative

General and Administrative expenses were $1,146,162 in 2005, a decrease of $470,702 from 2004. The decrease in total General and Administrative expense was primarily due to:

▪	Lower compensation costs of $186,391 due to a reduction in administrative personnel and lower salary and benefit expenses;
▪	A reduction in legal expenses in 2005 of $132,770 due to the completion of the outstanding litigation with third parties;
▪	A reduction of patent expense of $137,633 due to the international filing and registration expenses of the OraDisc™ patent occurring in 2004;
▪	Shareholder expenses were lower by approximately $52,000 in 2005 due to savings in public relations services and a 2004 business evaluation report that did not occur in 2005;
▪	A reduction of $ 27,664 in outside consulting expenses; and
▪	A decrease in expenses for Director & Officer insurance of $15,886.

These decreases in General and Administrative expenses for 2005 were partially offset by increases in the following General and Administrative expenses:

▪	Increased expenses for accounting services of $57,206 for Sarbanes Oxley compliance, as allocated to the Topical Component;
▪	The expense of $22,675 for the uncollectible accounts receivable associated with sales of Aphthasol by the Topical Component’s domestic distributor; and
▪	An increase of $5,090 in the annual premium cost for product liability coverage.

Research and Development

Expenses for Research and Development were $1,925,590 in 2005, an increase of $310,519 from 2004. These research and development increases were due to:

▪	Increased development and production scale-up expenses associated with the OraDisc™ range of products of $341,502;
▪	Expense of $197,160 for the approval of OraDiscA™ by the Federal Drug Administration;
▪	Increased compensation costs of $15,954 for staffing to support the continued development of the OraDisc™ range of products;
▪	Increased rental costs for laboratory space of approximately $10,000;
▪	Increase expenses of $7,827 for laboratory equipment maintenance; and
▪	Increased development expenses for the nanoparticle wound care technology of approximately $9,000.

These increases in Research and Development expenses for 2005 were partially offset by decreases in the following Research and Development expenses:

▪	A decrease in production scale-up expense and process validation for Aphthasol® at the new contract manufacturer of $252,147; and
▪	Reduced travel and entertainment expenses of $20,760.

Depreciation

The Depreciation expense for 2005 was $47,833, an increase of $5,866 from 2004. The 2005 increase in depreciation relates mostly to ULURU Delaware’s purchase of laboratory, computer, and office equipment from Access Pharmaceuticals on October 12, 2005. These assets were capitalized at their fair market value on the date of acquisition, thereby causing an overall increase in subsequent depreciation expense. Many items acquired from Access were fully depreciated, whereas values assigned by ULURU Delaware to them resulted in added depreciation expense during 2005. Alternatively, many other items had historic costs which were reduced by ULURU Delaware due to age and relatively lower replacement costs.

Amortization

The Amortization expense for 2005 was $364,376, an increase of $194,782 from 2004. The 2006 increase in amortization expense relates to ULURU Delaware’s purchase of three patents and one licensing agreement from Access Pharmaceuticals on October 12, 2005. These patent and licensing rights assets were capitalized at their fair market value on the date of acquisition, thereby causing an increase in subsequent amortization expense.

Other Income

Other Income for 2005 was $94,105, an increase of $55,214. The increase is attributed to foreign currency gains relating to deferred revenues for European licensing fees.

Interest Expense

Interest expense for 2005 was $445,690, an increase of $327,370. The total interest expense for 2005 after the acquisition of the Access assets was $328,777, of which $237,778 relates to ULURU Delaware’s new note payable to ULURU Nevada of $10,700,000, effective October 12, 2005, and the balance related to the amortization of interest imputed on the asset purchase obligations to Access. The remainder of the 2005 interest expense of $116,913 and the $118,320 for 2004 was interest calculated on the funds invested by Access for the Topical Component net assets during those periods.

Our Net Loss for 2005 was $3,069,440, a reduction of $105,887 from the 2004 Net Loss of $3,175,327.

Liquidity and Capital Resources

On December 6, 2006, the Company entered into a Common Stock Purchase Agreement (“Purchase Agreement”) with certain institutional accredited investors (“Investors”). Pursuant to the Purchase Agreement, the Company sold to the Investors an aggregate of 47,052,628 shares (the "Shares") of its common stock, at an aggregate purchase price of $44,699,998.85. Of the aggregate purchase price, $38,499,998.85 was paid in cash and $6,200,000 was paid via cancellation of existing secured convertible debentures (the "Debentures") held by Cornell Capital Partners, LP and Prenox, LLC (the "Noteholders").

The Company relied upon Rule 506 of Regulation D of the Securities Act of 1933, as amended (the "Act"), for the issuance of the Shares.

In connection with the transactions consummated by the Purchase Agreement, the Company also entered into an Investor Rights Agreement with the Investors. Under this agreement, the Registrant is obligated to register the Shares under the Act for resale by the Investors. Upon the occurrence of certain events set forth in the agreement (including, without limitation, a registration statement covering the Shares not being filed with, or being declared effective by, the Securities and Exchange Commission, in each case as set forth in the agreement), the Company could be required to pay the Investors cash penalties up to an aggregate of five percent (5%) of the aggregate purchase price paid by the Investors for Shares under the Purchase Agreement.

In connection with the transactions consummated by the Purchase Agreement, the Company also entered into a Repayment Agreement with the Noteholders. Under this agreement and in full satisfaction of all obligations owed under the Debentures and the transaction documents entered into in connection herewith, (i) the Company agreed to pay the Noteholders an aggregate of $13,000,000 plus interest accrued on the Debentures since December 1, 2006, (ii) the Company accepted the Noteholders' subscriptions for Shares upon cancellation of an aggregate of $6,200,000 original principal amount of the Debentures and (iii) the purchase agreement pursuant to which the Noteholders purchased the Debentures and the security agreement, collateral assignment, guarantor security agreement, escrow agreement, transfer agent instructions, guaranty agreement and registration rights agreement entered into in connection therewith were terminated.

On December 8, 2006, ULURU Inc. (the "Company") entered into an Amendment to Asset Sale Agreement (the "Amendment") with Access Pharmaceuticals, Inc. (“Access”). Pursuant to the Amendment, the Company agreed to pay Access $5,250,000, in two payments, $4,900,000 on December 8, 2006 and $350,000 on April 8, 2007, in settlement of the following obligations to Access:

•	a payment of $3,700,000 that was due on October 11, 2006;
•	a payment of $1,000,000 due on October 11, 2007, or on the date of the first launch of an OraDisc product; and
•	certain future milestones which total $2,625,000.

As part of the transaction, the Company acquired from Access all patent rights and all intellectual properties associated with the Nanoparticle Aggregate technology. The Company then licensed to Access certain specific applications of the Nanoparticle Aggregate technology which include use in intraperotinial, intratumoral, subscutaneous or intramuscular drug delivery implants, excluding dermal or facial fillers.

The Company and Access also entered into a mutual release whereby both parties released and discharged each other from all claims through December 8, 2006.

We have funded our operations primarily through private sales of convertible debentures and our principal source of liquidity is cash and cash equivalents. Contract research, products sales, royalty payments, licensing fees and milestone payments from corporate alliances have, and are expected in the future, to also provided funding for operations. As of September 30, 2006, our cash and cash equivalents and short-term investments were $1,010,996 and our (deficit) in working capital (current assets less current liabilities) was ($15,032,553).

The September 30, 2006, working capital (deficit) increased by $25,653,819 compared to our working capital as of December 31, 2005 of $10,621,266 due primarily to (1) the use of net cash by operations for the nine months ended September 30, 2006 of $3,268,688, (2) the elimination of the $10,937,777 current note receivable and accrued interest owed by our legal subsidiary upon consolidation in March 2006, (3) the decrease in working capital upon the acquisition of our legal subsidiary of $3,683,312 in March 2006, (4) the increase in debt arising from the refinancing of the Prenox debenture which resulted in a net cash increase of $2,699,975, and (5) the reclassification as a current liability of a substantial portion of our long term debt.

Since our inception we have incurred negative cash flow from operations and anticipate for the balance of 2006 to continue to expend funds to advance our product developments, license additional products and establish a sales and marketing operation to commercialize our wound care products. Our expenses have exceeded our revenue, resulting in an accumulated (deficit) as of September 30, 2006, of ($9,476,236).

Our future capital requirements and adequacy of available funds will depend on many factors including:

•	The ability to successfully commercialize our wound management and burn care products and the market acceptance of these products
•	The ability to establish and maintain collaborative arrangements with corporate partners for the research, development and commercialization of certain product opportunities
•	Continued scientific progress in our development programs
•	The costs involved in filing, prosecuting and enforcing patent claims
•	Competing technological developments
•	The cost of manufacturing and production scale-up
•	Successful regulatory filings

DESCRIPTION OF BUSINESS

Organizational History

ULURU Inc. (hereinafter the " Company" or the "Registrant"), a development stage company, was incorporated in September 17, 1987 under the laws of the State of Nevada, under the name Casinos of the World, Inc.

On April 16, 1993, the shareholders of the Company approved amendment to the Articles of Incorporation, changing the name of the Company to Clean Way Corporation.

On August 19, 1999, the shareholders of the Company approved an amendment to the Articles of Incorporation, changing the name of the Company to Trader Secrets.com, Inc.

On February 2, 2000, the Company entered into a Stock Acquisition Agreement with National Lighting Corp, an Internet company incorporated in British Columbia, Canada. National Lighting Corp. became a wholly owned subsidiary of the Company and changed its name to VOIP Technology Inc., with the intent of providing user services in the Internet telephony business.

On March 13, 2000, the shareholders of the Company approved an amendment to the Articles of Incorporation, changing the name of the Company to VOIP Technology, Inc. The Company's name was changed with the intended purpose of developing voice over the internet protocol technologies through its wholly owned subsidiary.

On February 8, 2002, the Company sold all of the shares the Company held in its wholly owned subsidiary. The Company charter was suspended (subject to reinstatement) by the State of Nevada in September 2001 for inactivity and failure to pay annual fees and costs. Its active status was reinstated on January 30, 2002, upon payment of all past due fees and costs.

On January 30, 2002, the shareholders of the Company approved an amendment to the Articles of Incorporation, changing the name of the Company to Oxford Ventures, Inc.

On December 2, 2003, the Company issued 8,625,000 shares pursuant to an Asset Purchase Agreement. On December 5, 2003, the Company declared a 2.25 stock dividend which increased the issued and outstanding shares from 10,528,276 common shares to 34,216,897 common shares.

On March 1, 2004, the Company affected a 4 to 1 forward split, increasing the Company's outstanding shares to 136,867,588.

On May 25, 2004, 7,099,392 shares were issued to Cornell Capital Partners LP and another firm pursuant to a Standby Equity Distribution Agreement (the "2004 SEDA") and a Security Agreement, dated May 18, 2004, and a Secured Convertible Debenture Agreement, dated June 9, 2004 (the "Cornell Debenture").

In 2005, the Company relocated its principal executive offices from Mesa, Arizona to Omaha, Nebraska.

On October 12, 2005, the Company entered into a merger agreement with ULURU Inc., a Delaware corporation ("ULURU Delaware") and Uluru Acquisition Corp., a wholly-owned Delaware subsidiary of the Company formed on September 29, 2005. Under the terms of the agreement, Uluru Acquisition Corp. merged into ULURU Delaware, after ULURU Delaware had acquired the net assets of the topical component of Access Pharmaceuticals, Inc., under Section 368 (a) (1) (A) of the Internal Revenue Code.

As a result of the merger, the Company acquired all of the issued and outstanding shares of ULURU Delaware under a stock exchange transaction, and ULURU Delaware became a wholly-owned subsidiary of the Company, its legal parent. However, for financial accounting and reporting purposes, ULURU Delaware is treated as the acquirer and is consolidated with its legal parent, similar to the accounting treatment given in a recapitalization. For accounting presentation purposes only, ULURU's net assets are treated as being acquired by ULURU Delaware at fair value as of the date of the stock exchange transaction, and the financial reporting thereafter will not be that of a development stage enterprise, since ULURU Delaware had substantial earned revenues from planned operations. Both companies have a December 31 year end.

On March 29, 2006, the Company filed a Certificate of Amendment to the Articles of Incorporation in Nevada.  This Certificate of Amendment authorized a 400:1 reverse stock split to occur so that in exchange for every 400 outstanding shares of common stock that each shareholder had at the close of business on March 29, 2006, the shareholder would receive one share of common stock.  As a result of this reverse stock split, the Company’s issued and outstanding common stock was reduced from 340,396,081 pre-split shares of common stock to 851,011 post-split shares which includes an additional 21 shares for fractional interests.  The Certificate of Amendment also authorized a decrease in authorized shares of common stock from 400,000,000 shares, par value $.001 each, to 200,000,000, par value $.001 each, and authorized up to 20,000 shares of Preferred Stock, par value $.001.

On March 31, 2006, the Company filed a Certificate of Amendment to the Articles of Incorporation in Nevada to change its name from "Oxford Ventures, Inc." to "ULURU Inc." On the same date, we moved our executive offices to Addison, Texas.

On March 31, 2006, the Company acquired, through its wholly-owned subsidiary (Uluru Acquisition Corp.) a 100% ownership interest in ULURU Delaware through a merger of ULURU Delaware into Uluru Acquisition Corp. The Company acquired ULURU Delaware in exchange for 11,000,000 shares of its common stock. As a result of this merger, the former shareholders of ULURU Delaware owned an aggregate of 92.8% of the issued and outstanding shares of the Company’s common stock and the pre-merger shareholders of the Company owned an aggregate of 7.2% of the issued and outstanding shares of the Company's common stock.

At the effective time of the Merger, the members of the ULURU Delaware Board of Directors holding office immediately prior to the merger became the Company's directors, and all persons holding offices of ULURU Delaware at the effective time continued to hold the same offices of the surviving corporation. Simultaneously, ULURU Inc.'s directors and officers immediately prior to the closing of the Merger resigned from all of their respective positions with ULURU Inc.

On May 31, 2006, ULURU Delaware filed a Certificate of Amendment to its Certificate of Incorporation to change its name from "Uluru Inc." to "ULURU Delaware Inc."

Our Business

The Company’s goal is to acquire topically applied technologies to improve topical delivery and to establish a commercial organization focused on the wound management, burn care and plastic surgery markets.

We are an emerging pharmaceutical company focused on advancing topical delivery. The Company is a diversified pharmaceutical company engaged in the development of novel topically applied therapeutics based primarily on the adaptation of existing therapeutic agents using its proprietary drug delivery platforms to improve clinical outcomes. The Company owns three patented drug delivery technologies from which three products have been approved for marketing in various global markets.

The three drug delivery technologies are as follows:

OraDisc™	*
A mucoadhesive erodible film technology, for the delivery of medication into the oral cavity, onto the oral mucosal surfaces, onto the surface of teeth or to deliver drug into the systemic circulation through the mucosal tissue.

Nanoparticle Aggregate	*
Nanoparticles which aggregate in the presence of body fluids, to form a permanent or semi-permanent device which can be used as a wound or burn care dressing with or without a drug, in plastic surgery as a dermal filler and implant material and for ocular drug delivery.

Residerm	*	A technology for enhancing the penetration of drug into the skin and forming a drug reservoir to locally treat skin disorders and reduce the systemic absorption and side effects of the drug.

The three drug delivery technologies were purchased from Access Pharmaceuticals Inc. in October 2005. The Purchase Agreement provided for the assumption of all assets of the topical drug delivery business including inventories, capital equipment and intellectual property specifically identified with the purchased technologies.

The Company plans to establish a sales and marketing organization to commercialize the wound management, burn care, and plastic surgery products. To achieve this objective, the Company plans on acquiring additional complimentary wound management and plastic surgery products. We plan to add additional products to our existing portfolio through the addition of numerous wound management compounds to our nanoparticle aggregate dressing.

In addition to the three acquired drug delivery technologies, we have also purchased the patent for the use of amlexanox for the treatment of oral diseases including canker sores, and skin disorders.

We are currently marketing amlexanox 5% paste in the United States, the first Food and Drug Administration (FDA) approved product for the treatment of canker sores, under the trade name Aphthasol®. In September 2001, ProStrakan Limited, our U.K. partner, received marketing authorization to market amlexanox 5% paste in the United Kingdom under the trade name Aptheal®. We have received marketing approval in 10 European Union countries following completion of the Mutual Recognition Procedure (MRP). Approval to market was granted in Austria, Germany, Greece, Finland, Ireland, Luxembourg, The Netherlands, Norway, Portugal and Sweden. We are developing new formulations and delivery forms for amlexanox, including mucoadhesive disc delivery. In 2004, we received approval of our new drug application for OraDisc™ A from the United States Food and Drug Administration (FDA). OraDisc™ A is an improved delivery system for amlexanox. The OraDisc™ technology is a proprietary mucoadhesive patch that gradually erodes and releases an active ingredient when applied to the inside of the mouth.

In addition, ProStrakan has used our patented Residerm® technology to develop a zinc clindamycin formulation for the treatment of acne. ProStrakan began marketing zinc clindamycin in the United Kingdom under the trade name Zindaclin in March 2002. The process to achieve marketing authorization for Zindaclin throughout Europe has now been completed, with approvals granted in most European Union countries including the new member states. Additionally, approvals have been granted in numerous international markets and we anticipate that in the next twelve months approvals will be obtained in additional countries.

Products

We have used our drug delivery technology platforms to develop the following products and product candidates:

Marketed Products

Aphthasol® and Aptheal® (Amlexanox 5% Paste)

Amlexanox 5% paste is the first drug approved by the FDA for the treatment of canker sores. A Phase IV clinical study conducted in Northern Ireland was completed in November 2000 to determine if the application of amlexanox 5% paste at the first sign or symptom of canker sores can abort ulcer formation or further accelerate healing. The results confirmed that amlexanox 5% paste was effective in preventing the formation of an ulcer when used at the first sign or symptom of the disease. If this label extension is approved by regulatory authorities, it would provide a major marketing opportunity to expand use of the product and to attract sufferers of canker sores to contact medical practitioners to request the product.

The exclusive United Kingdom and Ireland rights for the sale and marketing of amlexanox 5% paste for the treatment of canker sores is licensed to ProStrakan. Under the terms of this license, ProStrakan was responsible for and assumed all costs associated with the regulatory approval process, including product registration, for amlexanox in the United Kingdom and the European Union. Additionally, ProStrakan will make milestone payments to us on achievement of performance objectives and we will receive royalties on product sales of amlexanox.

An international out licensing program for amlexanox is ongoing. In addition to our license agreement with ProStrakan, licensing agreements have been executed with Zambon Group for France, Germany, Holland Belgium, Luxembourg, Switzerland, Brazil, Columbia and Italy; Meda AB for Scandinavia, the Baltic states and Iceland; Laboratories Esteve for Spain, Portugal and Greece; Paladin Labs Inc. for Canada, EpiTan, Ltd. for Australia and New Zealand, and Orient Europharma, Co., Ltd for Taiwan, Hong-Kong, Philippines, Thailand and Singapore. Contract Pharmaceuticals Ltd. Canada is our contract manufacturer for all markets including the United States.

ProStrakan received marketing authorization for amlexanox 5% paste in the United Kingdom in September 2001. ProStrakan’s trade name for the product is Aptheal®. Approval to market was granted in Austria, Germany, Greece, Finland, Ireland, Luxembourg, The Netherlands, Norway, Portugal, and Sweden. We plan to reapply for approvals in such countries, where registration has not been received including France, Italy and Belgium.

The therapeutic Products Programme, the Canadian equivalent of the FDA, has issued a notice of compliance permitting the sale of amlexanox 5%paste, called Apthera®, in Canada to Paladin Labs Inc., our Canadian partner.

Residerm® A gel - Zindaclin® (Zinc-Clindamycin)

The complexing of zinc to a drug has the effect of enhancing the penetration of the drug into the skin and the retention to the drug in the skin. This phenomenon is called the "reservoir effect," and it makes zinc potentially effective for the delivery of dermatological drugs. We have a broad patent covering the use of zinc for such purposes. This technology is called ResiDerm®.

We have developed, in conjunction with ProStrakan, zinc clindamycin for the treatment of acne which is marketed under the trade name Zindaclin®. Topical acne drugs constitute an approximately $750 million per year market and clindamycin is a widely prescribed drug for the treatment of acne. Clinical studies indicate that the addition of zinc results in Zindaclin® being as effective applied once daily as the market leading clindamycin product applied twice daily. The activity of zinc and clindamycin, the improved stability of the product and the potential for zinc to overcome certain bacterial resistance are other potential product benefits.

The exclusive worldwide rights for the manufacturing, sales and marketing of zinc clindamycin pursuant to a license agreement were granted to ProStrakan. Under the terms of the license agreement, ProStrakan agreed to fund the development costs of zinc clindamycin and any additional compounds developed utilizing our zinc patent, including product registrations. We share equally in all milestone payments received from the sublicensing of the compound. In addition, we receive a royalty on sales of products utilizing this technology.

ProStrakan has sub-licensed to Crawford Healthcare Limited the marketing of zinc clindamycin in the United Kingdom which is sold under the trade name Zindaclin®. The process to achieve marketing authorization for Zindaclin® throughout Europe has now been completed, with approvals granted in most European Union countries including the new member states and several non-European countries. We anticipate that in the next twelve months approvals will be obtained in additional countries. In addition, in December 2006 ProStrakan signed a Licensing Agreement to extend the Crawford Healthcare Limited territory to include all EU countries except Spain and Italy, the United States, and the CEE countries. Additional licenses and or distribution agreements have been signed in other countries with other companies.

OraDisc™

Treatment of oral conditions generally relies upon the use of medications formulated as gels and pastes that are applied to lesions in the mouth. The duration of effectiveness of these medications is typically short because the applied dose is worn away through the mechanical actions of speaking, eating, and tongue movement, and is washed away by saliva flow. To address these problems, a novel, cost-effective, mucoadhesive film product has been developed that is bioerodible. This technology, known as OraDisc™, comprises a multi-layered film having an adhesive layer, a pre-formed film layer, and a coated backing layer. Depending upon the intended application, a pharmaceutically active compound can be formulated within any of these layers, providing for a wide range of potential applications. The disc stays in place, eroding over a period of time, so that subsequent removal is unnecessary. The disc delivers the drug over a period of time controlled by the rate of erosion of the disc, which is in turn controlled by the formulation of the backing layer.

OraDisc™ A was initially developed as a drug delivery system to treat canker sores with the same active ingredient (amlexanox) that is used in the Aphthasol®. We anticipate that higher amlexanox concentrations will be achieved at the disease site, increasing the effectiveness of the product.

OraDisc™ A was approved by the FDA in September 2004.

This successful development is an important technology milestone which supports the development of the OraDisc™ range of products. To achieve OraDisc™ A approval, in addition to performing the necessary clinical studies to prove efficacy, an irritation study, a 28-day safety study and drug distribution studies were conducted. Additionally, safety in patients down to 12 years of age was demonstrated. Patients in the 700 patient clinical study and 28-day safety study completed a survey which produced very positive results with regard to perceived effectiveness, ease of application, ability of the disc to remain in place and purchase intent. These data give strong support to our overall development program. The survey data confirms market research studies which indicate a strong patient acceptance of this delivery device.

Now that OraDisc™ A is approved as a prescription product, in conjunction with our strategic partner Discus Dental Inc., we intend to move this product to market as rapidly as possible. Ultimately, it is or objective to move this product from prescription status to an over-the-counter consumer product. Our license agreement with Discus Dental Inc. includes significant milestone payments on the achievement of commercial milestones as well as royalty payments on product sales.

We will continue to develop the OraDisc™ technology and have generated or are exploring additional prototype drug delivery products, including those for pain palliation in the oral cavity, gingivitis, cough and cold treatment, breath freshener, tooth whitening and other dental applications.

Drug Development Strategy

Our strategy is to initially focus on utilizing our technology in combination with approved drug substances to develop novel patentable formulations of existing therapeutic products. We believe that this will expedite product development, both preclinical and clinical, and ultimately product approval. Where the size of the necessary clinical studies and cost associated with the later clinical development phases are significant, we plan to out-license to, or co-develop with, marketing partners.

We will continue to expand our internal core capabilities of chemistry, formulation, analytical methods development and project management to maximize product opportunities in a timely manner. We will, however, contract the manufacturing scaleup, certain preclinical testing and product production to research organizations, contract manufacturers and strategic partners. There will be some instances where there may be significant cost savings for us to do some manufacturing scaleup (such as OraDisc™ program). We will evaluate those instances and may do the work ourselves in order to achieve cost savings.

We expect to form strategic alliances for product development and to out license the commercial rights to development partners for a number of our product development candidates. By forming strategic alliances with pharmaceutical companies, we believe that our technology can be more rapidly developed and successfully introduced into the marketplace.

Core Drug Delivery Technology Platforms

Our current drug delivery technology platforms for use in topical and oral disease are:

▪	Mucoadhesive Disc Technology;
▪	Hydrogel Nanoparticle Aggregate Technology; and
▪	Residerm® Topical Delivery Technology.

Mucoadhesive Disc Technology

Treatment of oral conditions generally relies upon the use of medications formulated as gels and pastes, which are applied to lesions in the mouth. The duration of effectiveness of these medications is typically short because the applied dose is worn away through the mechanical actions of speaking, eating, and tongue movement, and is washed away by saliva flow. To address these problems a novel erodible mucoadhesive film product was developed. This technology, known as OraDisc™, comprises a multi-layered film having an adhesive layer, a pre-formed film layer, and a coated backing layer. Depending upon the intended application, a pharmaceutically active compound can be formulated within any of these layers, providing for a wide range of potential applications. The disc stays in place eroding over a period of time, so that subsequent removal is unnecessary. The disc delivers the drug over a period of time pre-determined by the rate of erosion of the disc, which is in turn controlled by the formulation of the backing layer.

OraDisc™ was initially developed as a drug delivery system to treat canker sores with the same active ingredient (amlexanox) that is used in Aphthasol®. We have continued to develop the OraDisc™ technology and we have generated or are exploring additional prototype drug delivery products, including those for pain palliation in the oral cavity, gingivitis, cough and cold treatment, breath freshener, tooth whitening and other dental applications. In addition, we plan to develop a range of prescription supportive care products including products for nausea and vomiting, pain and migraine.

Hydrogel Nanoparticle Aggregate Technology

Our hydrogel nanoparticle aggregate technology provides unique materials with a broad range of properties and potential applications. While a conventional bulk hydrogel is an "infinite" network of loosely cross-linked hydrophilic polymers that swells when placed in polar solvents, we have discovered that a variety of unique biomaterials can be formed through the aggregation of hydrogel nano or micro-particles. This concept takes advantage of the inherent biocompatibility of hydrogels while overcoming problems with local stress and strain, which cause bulk hydrogels to shear. Unlike bulk hydrogels, these hydrogel particle aggregates are shape retentive, can be extruded or molded and offer properties suitable for use in a variety to in vivo medical devices, and in novel drug delivery systems, by providing tailored regions of drug incorporation and release. The polymers used in the hydrogel nanoparticle aggregate technology have been extensively researched by the academic and scientific community and commercialized into several major medical products. They are generally accepted as safe, non-toxic and biocompatible.

This technology utilizes the inherent physical attractive forces between nanoparticles themselves and between nanoparticles and a polar solvent such as water. These particles form bulk materials that can have the same size as infinite bulk networks but allow chemical variability and much greater resistance to permanent mechanical deformation. The aggregate demonstrates many physical properties identical to those of a bulk hydrogel. However, there are important differences between aggregates and bulk materials. For example, "tough" elastomeric hydrogels used in tissue engineering constructs typically fail catastrophically when placed under high strain or shear forces. Hydrogel nanoparticle aggregates exhibit superior performance compared to bulk materials under stress as the nanoparticles can slip past each other allowing local deformation and repair.

A second level of controlled degradation is provided by the ability to tailor the rate of particle erosion from the physically coalesced aggregate. The hydrogel can be formulated such that the aggregate is extremely tough and resilient, or formulated so that it can slowly erode at controlled rates. This is achieved through simple compositional changes during nanoparticle synthesis. The spaces between nanoparticles, or holes in the lattice, can be tailored by varying the nanoparticle size. These spaces have been used to encapsulate proteins during aggregate formation. The ability to trap a wide range of bioactive compounds between these particles in the presence of water solutions offers another major advantage, since this media is less deleterious to many compounds than solvents typically used with other drug delivery materials. These aggregates can easily be designed to remain together indefinitely in vivo, or break apart at specific rates. Pharmaceutically-active compounds trapped in a non-degradable aggregate will be released from the hydrogel by diffusion, while release is controlled by both diffusion and rate of erosion in degradable aggregates.

This technology has a variety of potential applications, such as in-dwelling medicated catheters, medicated stents, artificial discs, tissue scaffold a controlled-release drug delivery systems. We continue to develop the technology and specific applications utilizing this technology, while seeking to establish collaborations and partnerships to explore other applications.

Residerm® Topical Delivery Technology

We have granted a license to ProStrakan for the development of compounds that utilize our zinc technology. The use of zinc ions to formulate topical products produces a reservoir of drug in the skin to increase the effectiveness of topically applied products and to reduce toxicity. There are many localized disease conditions, which are effectively treated by topical application of suitable pharmaceutical agents. In order for such treatments to be maximally effective, it is necessary that as much of the active agent as possible be absorbed into the skin where it can make contact with the disease condition in the dermal tissue without being lost by rubbing off on clothing or evaporation. At the same time, the agent must not penetrate so effectively through the skin that it is absorbed into the systematic circulation. This latter factor is especially important in order to minimize unwanted side effects of the pharmacologically active agent. The ideal vehicle for topically applied pharmaceuticals is one that can rapidly penetrate the skin and produce a "reservoir effect" in the skin or mucous membranes. Such a reservoir effect can be produced by complexing of suitable pharmaceutical agents with zinc ions, by an as yet unknown mechanism. This "reservoir effect" is defined as an enhancement of the skin or membrane’s ability to both absorb and retain pharmacological agents that is:
•	To increase skin or membrane residence time;
•	To decrease drug transit time; and
•	To reduce transdermal flux.

A number of compounds are known to enhance the ability of pharmacologically active agents to penetrate the skin, but have the disadvantage of allowing rapid systemic dispersion away from the site of disease. Many topical agents, such as the retinoids used in the treatment of acne, and methotrexate, used in the treatment of psoriases, are systemically toxic. There is, therefore, a need for a method of enhancing the ability of such agents to penetrate the skin so that a lesser total dosage may be used, while at the same time their ability to move from the skin to the systemic circulation is minimized.

Patents

We believe that the value of technology both to us and to our potential corporate partners is established and enhanced by our broad intellectual property positions. Consequently, we have already been issued and seek to obtain additional U.S. and foreign patent protection for products under development and for new discoveries. Patent applications are filed with the U.S. Patent and Trademark Office and, when appropriate, with the Paris Convention’s Patent Cooperation Treaty (PCT) Countries (most major countries in Western Europe and the Far East) for our inventions and prospective products.

One U.S. and two European patents have been issued and one European patent is pending for the use of zinc as a pharmaceutical vehicle for enhancing the penetration and retention of drug in the skin. The patents and patent application cover the method of inducing a reservoir effect in skin and mucous membranes to enhance penetration and retention of topically applied therapeutic and cosmetic pharmacologically active agents. The patents and patent application also relate to topical treatment methods including such reservoir effect enhancers and to pharmaceutical compositions containing them.

We have one U.S. patent and have filed one U.S. and one European patent application for our OraDisc™ technology. This oral delivery vehicle potentially overcomes the difficulties encountered in using conventional paste and gel formulations for conditions in the mouth. Utilizing this technology, we anticipate that higher drug concentrations will be achieved at the disease site increasing the effectiveness of the product.

Two U.S. patent applications and two European patent applications for the hydrogel nanoparticle aggregate technology have been filed. The patent applications have a variety of potential applications, such as wound management, burn care, dermal fillers, in-dwelling medicated catheters, medicated stents, artificial discs and tissue scaffold. We have an exclusive worldwide license for the nanoparticle aggregate technology for all applications except intravenous, subcutaneous and intra muscular drug development.

We also have a patent for amlexanox and the worldwide rights, excluding Japan, for the use of amlexanox for oral and dermatological use.

We have a strategy of maintaining an ongoing line of patent continuation applications for each major category of patentable carrier and delivery technology. By this approach, we are extending the intellectual property protection of our basic technology to cover additional specific carriers and agents, some of which are anticipated to carry the priority dates of the original applications.

Government Regulation

We are subject to extensive regulation by the federal government, principally by the FDA, and, to a lesser extent, by other federal and state agencies as well as comparable agencies in foreign countries where registration of products will be pursued. Although a number of our formulations incorporate extensively tested drug substances, because the resulting formulations make claims of enhanced efficacy and/or improved side effect profiles, they are expected to be classified as new drugs by the FDA.

The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statues and regulations govern the testing, manufacturing, safety, labeling, storage, shipping, and record keeping of our products. The FDA has the authority to approve or not approve new drug applications and inspect research, clinical and manufacturing records and facilities.

Among the requirements for drug approval and testing is that the prospective manufacturer’s facilities and methods conform to the FDA’s Code of Good Manufacturing Practices regulations, which establish the minimum requirements for methods to be used in, and the facilities or controls to be used during, the production process. Such facilities are subject to ongoing FDA inspection to insure compliance.

The steps required before a pharmaceutical product may be produced and marketed in the U.S. include preclinical tests, the filing of an Investigational New Drug application ("IND") with the FDA, which must become effective pursuant to FDA regulations before human clinical trials may commence numerous phases of clinical testing and the FDA approval of a NDA prior to commercial sale.

Preclinical tests are conducted in the laboratory, usually involving animals, to evaluate the safety and efficacy of the potential product. The results of preclinical tests are submitted as part of the IND application and are fully reviewed by the FDA prior to granting the sponsor permission to commence clinical trials in humans. All trials are conducted under International Conference on Harmonization, or ICH, good clinical practice guidelines. All investigator sites and sponsor facilities are subject to FDA inspection to insure compliance. Clinical trials typically involve a three-phase process. Phase I, the initial clinical evaluations, consists of administering the drug and testing for safety and tolerated dosages. Phase II, involves a study to evaluate the effectiveness of the drug for a particular indication and to determine optimal dosage and dose interval and to identify possible adverse side effects and risks in a larger patient group. When a product is found safe, an initial efficacy is established in Phase II, it is then evaluated in Phase III clinical trials. Phase III trials consist of expanded multi-location testing for efficacy and safety to evaluate the overall benefit to risk index of the investigational drug in relationship to the disease treated. The results of preclinical and human clinical testing are submitted to the FDA in the form of an NDA for approval to commence commercial sales.

The process of performing the requisite testing, data collection, analysis and compilation of an IND and an NDA is labor intensive and costly and may take a protracted time period. In some cases, tests may have to be redone or new tests instituted to comply with FDA requests. Review by the FDA may also take considerable time and there is no guarantee that an NDA will be approved. Therefore, we cannot estimate with any certainty the length of the approval cycle.

We are also governed by other federal, state and local laws of general applicability, such as laws regulating working conditions, employment practices, as well as environmental protection.

Competition

The pharmaceutical industry is characterized by intense competition, rapid product development and technological change. Competition is intense among manufacturers of prescription pharmaceuticals and other product areas where we may develop and market products in the future. Most of our potential competitors are large, well established pharmaceutical, chemical or healthcare companies with considerably greater financial, marketing, sales and technical resources than are available to us. Additionally, many of our potential competitors have research and development capabilities that may allow such competitors to develop new or improved products that may compete with our product lines. Our potential products could be rendered obsolete or made uneconomical by the development of new products to treat the conditions to be addressed by our developments, technological advances affecting the cost of production, or marketing or pricing actions by one or more of our potential competitors. Our business, financial condition and results of operation could be materially adversely affected by any one or more of such developments. We cannot assure you that we will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on our business, financial condition and results of operations. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or with the assistance of major health care companies in areas where we are developing product candidates. We are aware of certain developmental projects for products to treat or prevent certain disease targeted by us, the existence of these potential products or other products or treatments of which we are not aware, or products or treatments that may be developed in the future, may adversely affect the marketability of products developed by us.

Products developed from our Residerm® technology will compete for a share of the existing market with numerous products which have become standard treatments recommended or prescribed by dermatologists. Zindaclin®, which is the first product developed utilizing our Residerm® technology, will compete with products including Benzamycin, marketed by a subsidiary of Sanofi-Aventis; Cleocin-T and a generic topical clindamycin, marketed by Pharmacia; Benzac, marketed by a subsidiary of L’Oreal; and Triaz, marketed by Medicis Pharmaceutical Corp.

Aphthasol® is the only clinically proven product to accelerate the healing of canker sores. There are numerous products, including prescription steroids such as Kenalog in OraBase, and many over-the-counter pain relief formulations that incorporate a local anesthetic used for the treatment of this condition.

In the area of wound management, burn care, and dermal fillers, which is the focus of our development activities, a number of companies are developing or evaluating new technology approaches. We expect that technological developments will occur at a rapid rate and that competition is likely to intensify as various alternative technologies achieve similar if not identical advantages.

Even if our products are fully developed and receive the required regulatory approval, of which there can be no assurance, we believe that our products that require extensive sales efforts directed both at the consumer and the general practitioner can only compete successfully if marketed by a company having expertise and a strong presence in the therapeutic area or in direct to consumer marketing. Consequently, our business model is to form strategic alliances with major or regional pharmaceutical companies for products to compete in these markets. Management believes that our development risks should be minimized and that the technology potentially could be more rapidly developed and successfully introduced into the marketplace by adopting this strategy.

We plan to establish a sales and marketing organization to commercialize our product developments in the wound management, burn care and plastic surgery market segments. Management believes that a small dedicated sales and marketing organization can effectively commercialize products in these specialized areas.

 Employees

As of September 30, 2006, we have 10 full-time and 2 part-time employees. Of these employees, eight are directly engaged in or directly support research and development activities of which five have advanced scientific degrees, two directly support commercial and business development activities and two are in administrative positions. Our employees are not represented by a labor union and are not covered by a collective bargaining agreement. Management believes that we maintain good relations with our personnel. We compliment our internal expertise with external scientific consultants, university research laboratories and contract manufacturing organizations that specialize in various aspects of drug development including clinical development, regulatory affairs, toxicology, preclinical testing and process scale-up.

DESCRIPTION OF PROPERTY

As of December 31, 2005, the Company did not own or control any material real property. Effective April 1, 2006, the Company entered a lease for approximately 9,000 square feet of administrative offices and laboratories in Addison, Texas. The Lease Agreement expires in April 2013. Additional space is available in the complex for future expansion which we believe would accommodate growth for the foreseeable future. The monthly lease obligation of $9,034.53 continues for eighty four (84) months.

We believe that our existing property is suitable for the conduct of our business and adequate to meet our present needs.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the Directors, Executive Officers, and Key Employees of the Company along with their respective ages and positions and is as follows:

Name	Age	Position
Kerry P. Gray (1)(2)	53	CEO, President, Director
William W. Crouse (1)(4)(5)(6)	64	Chairman, Director
David E. Reese, PhD. (1)(4)(5)(6)	34	Director
Jeffrey B. Davis (1)(4)(5)(6)	43	Director
Terrance K. Wallberg (2)	52	Chief Financial Officer
W. Eric Bowditch (3)	59	Vice President Business Development.
Daniel G. Moro (3)	60	Vice President Polymer Drug Delivery
John V. St. John, PhD. (3)	35	Vice President Material Sciences

(1)	Assumed position as director on March 31, 2006.
(2)	Assumed position as executive officer on March 31, 2006.
(3)	Assumed position as key employee on March 31, 2006.
(4)	Member of Audit Committee
(5)	Member of Compensation Committee
(6)	Member of Nominating and Corporate Governance Committee

All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. The Company has not compensated its directors for service on the Board of Directors or any committee thereof. As of the date hereof, no director has accrued any expenses or compensation. Officers are appointed annually by the Board of Directors and each officer serves at the discretion of the Board of Directors.

No director, Officer, affiliate or promoter of the Company has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment or decree involving the violation of any state or federal securities laws.

The following is a brief account of the business experience during the past five years of each director and executive officer of the Company, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which such occupation and employment were carried on.

Kerry P. Gray was the President and CEO of Access Pharmaceuticals and a director of Access Pharmaceuticals from June 1993 until May 2005. Previously, Mr. Gray served as President and Chief Financial Officer of PharmaScience, Inc., a company he co-founded to acquire technologies in the drug delivery area. From May 1990 to August 1991, Mr. Gray was Senior Vice President, Americas, Australia and New Zealand for Rhone-Poulenc Rorer, Inc. Prior to the Rhone-Poulenc Rorer merger, he had been Area Vice President Americas of Rorer International Pharmaceuticals. From 1986 to May 1988, he was Vice President, Finance of Rorer International Pharmaceuticals, having served the same capacity at Revlon Health Care Group of companies before the acquisition by Rorer Group. Between 1975 and 1985, he held various senior financial positions with the Revlon Health Care Group.

William W. Crouse is Managing Director and General Partner of HealthCare Ventures LLC, one of the world's largest biotech venture capital firms. Mr. Crouse was former Worldwide President of Ortho Diagnostic Systems and Vice President of Johnson & Johnson International. He also served as Division Director of DuPont Pharmaceuticals and as President of Revlon Health Care Group's companies in Latin America, Canada and Asia/Pacific. Currently, Mr. Crouse serves as a Director of The Medicines Company, Imclone Systems and several private biotechnology companies. Mr. Crouse formerly served as a Director of BioTransplant, Inc., Dendreon Corporation, OraSure Technologies, Inc., Human Genome Sciences, Raritan Bancorp, Inc., Allelix Biopharmaceuticals, Inc. and several private biotechnology companies. Mr. Crouse currently serves as Trustee of Lehigh University and as Trustee of the New York Blood Center. Mr. Crouse is a graduate of Lehigh University (Finance and Economics) and Pace University (M.B.A.).

Dr. David E. Reese is a biotechnology consultant for both the healthcare and financial industries. The founder of Alexea Consulting, Dr. Reese has advised biotechnology companies on issues of strategic alliances and capital acquisition. As a sell-side analyst, Dr. Reese advises hedge funds on drug candidates, scientific due diligence and pipeline valuations. Dr. Reese’s most recent sell-side position was as Biotech Analyst for Saturn DKR Management where he built a 125 million dollar biotechnology portfolio. Dr. Reese obtained his Bachelors of Science in Microbiology from Arizona State University. He performed his Doctoral research at Vanderbilt University in the School of Medicine. Dr. Reese conducted research fellowships at the University of Texas Southwestern Medical Center, and Cornell University. Dr. Reese has numerous publications and has contributed to multiple academic reviews as well as a book chapter in a medical textbook. His specific research areas included diabetes, cardiovascular disease, congenital abnormalities and cancer.

Jeffrey B. Davis has extensive experience in investment banking, and corporate development and financing for development stage, life sciences companies. Mr. Davis is currently President of SCO Financial Group LLC, and President and Financial Principal of SCO Securities LLC, SCO's NASD-member broker-dealer. Additionally, Mr. Davis has served on many boards of directors for life sciences companies, and currently sits on the boards of Virium Pharmaceuticals, Inc., and Somanta Pharmaceuticals, Inc. Previously, Mr. Davis served as a Chief Financial Officer of a publicly traded, NASDAQ-NM healthcare technology company. Prior to that, Mr. Davis was Vice President, Corporate Finance, at Deutsche Bank AG and Deutsche Morgan Grenfell, both in the U.S. and Europe. Mr. Davis also served in senior marketing and product management positions at AT&T Bell Laboratories, where he was also a member of the technical staff. Prior to that, Mr. Davis was involved in marketing and product management at Philips Medical Systems North America. Mr. Davis has an M.B.A. from the Wharton School of Business, University of Pennsylvania, and a B.S. in Biomedical Engineering from the College of Engineering, Boston University.

Terrance K. Wallberg, a Certified Public Accountant, possesses an extensive and diverse background with over 30 years of experience with entrepreneurial/start-up companies. Prior to joining ULURU Inc., Mr. Wallberg was Chief Financial Officer with Alliance Hospitality Management and previous to that was CFO for DCB Investments, Inc., a Dallas, Texas based real estate holding company. During his five year tenure at DCB Investments, Mr. Wallberg acquired valuable experience with several successful start-up businesses and dealing with the external financial community. Prior to DCB Investments, Mr. Wallberg spent 22 years with Metro Hotels, Inc., serving in several finance/accounting capacities and culminating his tenure as Chief Financial Officer. Mr. Wallberg is a member of the American Society and the Texas Society of Certified Public Accountants and is a graduate of the University of Arkansas.

W. Eric Bowditch is a senior international pharmaceutical executive with over 30 years experience in global business development, licensing, marketing and strategic planning. He served as President, IntaPro LLC, a company focused on corporate business development, licensing and partnering. Prior to this he was President & CEO, Strakan Life Sciences, Inc. between 1998 and 2002. Between 1996 and 1998, he was Vice President Business Development, Access Pharmaceuticals. From 1992 to 1996, he was Head of Worldwide Business Development, Ohmeda Pharmaceuticals before the acquisition by Baxter International. From 1984-1991, he was Worldwide Director, Business Development & Strategic Marketing, Rhone-Poulenc Rorer. W. Eric Bowditch has an MBA from the University London, Postgraduate Diploma in Marketing, London and Postgraduate Diploma in Management Studies, UK.

Daniel G. Moro was Vice President, Polymer Drug Delivery at Access Pharmaceuticals from September 2000 until October 2005. He managed various drug delivery projects related to Hydrogel polymers. He invented and helped to commercialize the mucoadhesive erodible drug delivery technology (OraDisc™) for the controlled administration of actives acquired by ULURU Inc. Previously, Mr. Moro served as Vice President, Operations for a Division of National Patent Development Corporation (NPDC) which developed the soft contact lens. Prior to his operational experience, Mr. Moro spent 20 years at the NPDC as a senior research scientist and invented and commercialized several technologies, including a hydrogel burn and wound dressing and a subcutaneous retrievable drug delivery implant to treat prostate cancer. This latter technology, a one year implant has recently been approved by the FDA and sold under the trademark Vantas. Mr. Moro has over twenty five years experience of pharmaceutical development and holds nine patents related to drug delivery applications, four of which have been commercialized.

Dr. John V. St. John was a Senior Scientist at Access Pharmaceuticals, Inc. from March 2000 until October 2005. He served as team leader during the early identification of Access Pharmaceuticals’ oncology drug, AP5346. Dr. St. John served as team leader for the hydrogel team from January 2002 to October 2005 during the development of the Hydrogel Nanoparticle Aggregate Technology. He holds one patent. Dr. St. John has served as an adjunct faculty member in the Department of Biomedical Engineering at the University of Texas Southwestern Medical School while at Access Pharmaceuticals. Previously, Dr. St. John served as a Dreyfus Fellow and Assistant Professor in the Department of Chemistry of Southern Methodist University from August 1998 to March 2000. He has earned a graduate certificate in Marketing from the SMU Cox School of Business. Dr. St. John serves as the elected Chair of the Dallas Fort Worth American Chemical Society Section for 2005 and is a current member in the American Chemical Society, the Materials Research Society, and the Controlled Release Society.

Section 16(a) of the Securities Exchange Act of 1934, as amended (The "Exchange Act"), requires the Registrant's officers and directors, and persons who own more than 10% of a registered class of the Registrant's equity securities, to file reports of ownership and changes in ownership of equity securities of the Registrant with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater-than 10% shareholders are required by the Securities and Exchange Commission regulation to furnish the Registrant with copies of all Section 16(a) that they file.

Code of Business Conduct and Ethics

On March 31, 2006 the Company adopted a written Code of Business Conduct and Ethics for Employees, Executive Officers and Directors, applicable to all employees, management, and directors, designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Business Conduct and Ethics.

EXECUTIVE COMPENSATION

The following executive compensation disclosure reflects compensation awarded to, earned by or paid to the Chief Executive Officer and each of the named executive officers (if any) whose salary and bonus exceeded $100,000, indicated below, for the fiscal year ended December 31, 2005.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation Awards	All Other Compensation
Name & Principal Position	Fiscal Year	Salary	Bonus	Number of Securities Underlying Options
Kerry P. Gray	2005	$67,500	-0-	-0-	-0-
President and Chief Executive Officer

Stock Option Grants

There were no individual grants of stock options to any executive officers within the last fiscal year. On December 6, 2006, the Company issued 700,000 options to employees of which 200,000 were issued to our Chief Financial Officer. No stock options have been exercised within the last fiscal year or since the start of the current fiscal year.

2006 Equity Incentive Plan

On March 27, 2006, we adopted the 2006 Equity Incentive Plan. Under the plan, up to 2,000,000 shares of our common stock may be issued. Some awards under the plan may link future payments to the awardee to the future value of a specified number of shares of our common stock. The number of shares used for reference purposes in connection with these awards will be considered "issued" for purposes of computing the maximum number of shares that may be issued under the plan. If an award under the plan terminates without the shares subject thereto being issued, the shares subject to such award will thereafter be available for further awards under the plan. All directors, officers, employees and non-employee service providers of our company are eligible to participate in the plan.

Administration

The administrator of the plan is the Compensation Committee of the Board or any other committee which the Board designates to serve as the administrator of the plan. The committee serving as administrator (the "Committee") will, among other things, have the authority to:

▪	construe the plan and any award under the plan;
▪	select the directors, officers, employees and non-employee service providers and to whom awards may be granted and the time or times at which awards will be granted;
▪	determine the number of shares of our common stock to be covered by or used for reference purposes for any award;
▪	determine and modify from time to time the terms, conditions, and restrictions of any award;
▪	approve the form of written instrument evidencing any award;
▪	accelerate or otherwise change the time or times at which an award becomes vested or when an award may be exercised or becomes payable;
▪	waive, in whole or in part, any restriction or condition with respect to any award; and
▪	modify, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards.

Types of Awards

The types of awards that may be made under the plan are stock options, stock appreciation rights, restricted stock awards, and stock units. The Committee will fix the terms of each award, including, to the extent relevant, the following: (1) exercise price for options, base price for stock appreciation rights, and purchase price, if any, for restricted stock awards, (2) vesting requirements and other conditions to exercise, (3) term and termination, (4) effect, if any, of change of control and (5) method of exercise and of any required payment by the recipient. Additional information concerning the types of awards that may be made is set forth below.

Stock Options. The Committee may grant options that are qualified as "incentive stock options" under Section 422 of the Internal Revenue Code ("ISOs") and options that are not so qualified ("non-qualified options"). ISOs are subject to certain special limitations, including the following: (1) the exercise price per share may not be less than 100% of the fair market value per share of our common stock as of the grant date (110% of such fair market value, if the recipient owns more than 10% of the total combined voting power of all classes of our outstanding shares), (2) the term may not exceed 10 years, and (3) the recipient must be an employee of our company.

Stock Appreciation Rights. A stock appreciation right gives the holder the opportunity to benefit from the appreciation of our common stock over a specified base price determined by the Committee. Upon exercise of a stock appreciation right, the holder has the right to receive in respect of each share subject thereto a payment equal to the excess, if any, of: (1) the fair market value of a share of our common stock as of the exercise date over (2) the specified base price. At the discretion of the Committee, any required payment may be made in cash, shares of our common stock, or both.

Restricted Stock Awards. A restricted stock award entitles the recipient to acquire shares of our common stock for no consideration or for the consideration specified by the Committee. The shares will be subject to such vesting periods and other restrictions and conditions as the Committee determines.

Stock Units. A stock unit is a bookkeeping account to which there is credited the fair market value of a share of our common stock. The value of the account is subsequently adjusted to reflect changes in the fair market value. Upon exercise of a stock unit, the holder is entitled to receive the value of the account. At the discretion of the Committee, any required payment may be made in cash, shares of our common stock, or both.

Director Compensation and Committees.

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

At a meeting of the Board of Directors on June 15, 2006, the Board nominated and elected the three independent Directors of the Company to comprise the committees for Audit, Compensation, and Nominating and Corporate Governance. Each committee is presently composed of three Directors, William W. Crouse, Jeffrey B. Davis, and David E. Reese, all determined by the Board to be independent under applicable SEC and NASDAQ rules and regulations.

The Audit Committee is governed by a charter, which is available on the Company’s website at www.uluruinc.com under the heading "Investor Relations" and delegates to the Audit Committee, among other things, the responsibility to engage the independent auditors, review the audit fees, supervise matters relating to audit functions and review and set internal policies and procedure regarding audits, accounting and other financial controls. At least one member of the Audit Committee is an "Audit Committee Financial Expert". The Board of Directors has determined that Jeffrey B. Davis meets the definition of an "Audit Committee Financial Expert" and is independent under applicable SEC and NASDAQ rules and regulations.

The Compensation Committee has responsibility for approval of remuneration arrangements for executive officers of the Company, review and approval of compensation plans relating to executive officers and directors, including grants of stock options under the Company’s 2006 Equity Incentive Plan and other benefits and general review of the Company’s employee compensation policies. The charter of the Compensation Committee is available on the Company’s website at www.uluruinc.com under the heading "Investor Relations."

The Nominating and Corporate Governance Committee is responsible for, among other things, considering potential Board members, making recommendations to the full Board as to nominees for election to the Board, assessing the effectiveness of the Board and implementing the Company’s corporate governance guidelines. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.uluruinc.com under the heading "Investor Relations.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements with Executive Officers

Employment Agreement with Kerry P. Gray. On March 31, 2006 we assumed an employment agreement with our President and Chief Executive Officer, Kerry P. Gray. The agreement is for a period of three years and shall automatically renew for one-year periods, with the current term expiring January 1, 2009. Mr. Gray reports directly to, and is subject to the direction of, the Company’s Board. Under this agreement, Mr. Gray is entitled to receive an annual base salary of $300,000, subject to adjustment by the Board. Mr. Gray is eligible to participate in all of our employee benefits programs available to executives. Mr. Gray is also eligible to receive:

▪	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by the Board; and
▪	stock options at the discretion of the Board.

Mr. Gray is entitled to certain severance benefits in the event that we terminate his employment without cause or if Mr. Gray terminates his employment following a change of control. In the event that we terminate the employment agreement for any reason, other than for cause, Mr. Gray would receive the salary plus target bonus due for two years. We will also continue all benefits for such period. In the event that Mr. Gray’s employment is terminated within six months following a change in control or by Mr. Gray upon the occurrence of certain events following a change in control, Mr. Gray would receive two years salary plus target bonus and his stock options shall become immediately exercisable and remain exercisable for three years thereafter. We will also continue payment of all benefits for two years.

Mr. Gray’s employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Gray assign all invention and intellectual property rights to us. The employment agreement may be terminated by either party with or without cause with sixty days’ written notice.

Employment Agreement with Terrance K. Wallberg. On March 31, 2006 we assumed an employment agreement with our Vice President and Chief Financial Officer, Terrance K. Wallberg, which renews automatically for successive one-year periods, with the current term extending until December 31, 2006. Under this agreement, Mr. Wallberg is entitled to receive an annual base salary of $155,000, subject to adjustment by the Board. Mr. Wallberg is eligible to participate in all of our employee benefits programs available to executives. Mr. Wallberg is also eligible to receive:

▪	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by the Board; and
▪	stock options at the discretion of the Board.

Mr. Wallberg is entitled to certain severance benefits in the event that we terminate his employment without cause or if Mr. Wallberg terminates his employment following a change of control. In the event that we terminate the employment agreement for any reason, other than for cause, Mr. Wallberg would receive the salary plus target bonus due for twelve months. We will also continue all benefits for such period. In the event that Mr. Wallberg’s employment is terminated within six months following a change in control or by Mr. Wallberg upon the occurrence of certain events following a change in control, Mr. Wallberg would receive twelve months salary plus target bonus and his stock options shall become immediately exercisable and remain exercisable for one year thereafter. We will also continue payment of all benefits for twelve months.

Mr. Wallberg’s employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Wallberg assign all invention and intellectual property rights to us. The employment agreement may be terminated by either party with or without cause with sixty days’ written notice

Employment Agreement with Daniel G. Moro. On March 31, 2006 we assumed an employment agreement with our Vice President-Polymer Drug Delivery, Daniel G. Moro, which renews automatically for successive one-year periods, with the current term extending until December 31, 2006. Under this agreement, Mr. Moro is entitled to receive an annual base salary of $143,520, subject to adjustment by the Board. Mr. Moro is eligible to participate in all of our employee benefits programs available to executives. Mr. Moro is also eligible to receive:

▪	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by the Board; and
▪	stock options at the discretion of the Board.

Mr. Moro is entitled to certain severance benefits in the event that we terminate his employment without cause or if Mr. Moro terminates his employment following a change of control. In the event that we terminate the employment agreement for any reason, other than for cause, Mr. Moro would receive the salary plus target bonus due for twelve months. We will also continue all benefits for such period. In the event that Mr. Moro’s employment is terminated within six months following a change in control or by Mr. Moro upon the occurrence of certain events following a change in control, Mr. Moro would receive twelve months salary plus target bonus and his stock options shall become immediately exercisable and remain exercisable for one year thereafter. We will also continue payment of all benefits for twelve months.

Mr. Moro’s employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Moro assign all invention and intellectual property rights to us. The employment agreement may be terminated by either party with or without cause with sixty days’ written notice

Employment Agreement with John V. St. John, PhD. On December 1, 2006 we entered into an employment agreement with our Vice President-Material Science, John V. St. John, PhD, which renews automatically for successive one-year periods, with the current term extending until December 1, 2007. Under this agreement, Dr. St. John is entitled to receive an annual base salary of $120,000, subject to adjustment by the Board. Dr. St. John is eligible to participate in all of our employee benefits programs available to executives. Dr. St. John is also eligible to receive:

▪	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by the Board; and
▪	stock options at the discretion of the Board.

Dr. St. John is entitled to certain severance benefits in the event that we terminate his employment without cause or if Dr. St. John terminates his employment following a change of control. In the event that we terminate the employment agreement for any reason, other than for cause, Dr. St. John would receive the salary plus target bonus due for twelve months. We will also continue all benefits for such period. In the event that Dr. St. John’s employment is terminated within six months following a change in control or by Dr. St. John upon the occurrence of certain events following a change in control, Dr. St. John would receive twelve months salary plus target bonus and his stock options shall become immediately exercisable and remain exercisable for one year thereafter. We will also continue payment of all benefits for twelve months.

Dr. St. John’s employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Dr. St. John assign all invention and intellectual property rights to us. The employment agreement may be terminated by either party with or without cause with sixty days’ written notice

LEGAL PROCEEDINGS

On January 31, 2005, a Default Judgment was filed against the Company in the Superior Court of Maricopa County, Arizona. The judgment is for the benefit of TGR Properties, LLC, for damages that have been incurred as a result of the termination of the operating lease of the facilities in Mesa, Arizona. The Company remitted $100,000 to TGR Properties in full settlement of the Default Judgment in November and December 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT

The following table presents information known to us, as of December 15, 2006, relating to the beneficial ownership of common stock by:

●	each person who is known by us to be the beneficial holder of more than 5% of our outstanding common stock;

●	each of our named executive officers and directors; and

●	our directors and executive officers as a group.

We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted. Unless otherwise indicated, the address of each stockholder listed in the table is 4452 Beltway Drive, Addison, Texas 75001.

Percentage ownership in the following table is based on 58,896,939 shares of common stock outstanding as of December 15, 2006. A person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from December 15, 2006 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares, increased to reflect the shares underlying options, warrants or other convertible securities included in that person's holdings, but not those underlying shares held by any other person.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class

5% or Greater Stockholders:
Kerry P. Gray	9,939,000	16.6%
Brencourt Advisors LLC (1)	7,894,736	13.2%
Chilton Investment Company, LLC (2)	3,157,895	5.3%
Cornell Capital Partners, LP (3)	3,423,124	5.6%
JANA Partners LLC (4)	7,368,421	12.3%
Oscar S. Schafer & Partners I, LP (5)	414,782	0.7%
Oscar S. Schafer & Partners II, LP (5)	4,533,603	7.6%
OSS Overseas LTD (5)	5,577,930	9.3%
Pequot Capital Management, Inc. (6)	7,368,421	12.3%
Prenox, LLC (7)	5,263,157	8.8%
Entities affiliated with Tudor Investment Corporation (8)	3,157,895	5.3%

Directors and Named Executive Officers:
Kerry P. Gray, President, Chief Executive Officer, Director	9,939,000	16.6%
Terrance K. Wallberg, Chief Financial Officer, Treasurer	227,511	*
William W. Crouse, Chairman, Director	50,000	*
David E. Reese, Director	-0-
Jeffrey B. Davis, Director	-0-

Directors and Executive Officers as a Group (5 persons)	10,216,511	17.0%

* Less than 1% of the total outstanding common stock.

(1)	The address for Brencourt Advisors LLC is 600 Lexington Avenue, New York, NY 10022.
(2)
The address for Chilton Investment Company, LLC is 1266 East Main Street, 7th Floor, Stamford, CT 06902. Chilton Private Equity Partners I, LLC, Chilton Small Cap International, L.P. and Chilton Small Cap Partners, L.P. are holders of common stock. All investment decisions of, and control of, these entities are held by Chilton Investment Company, LLC.

(3)
The address for Cornell Capital Partners, LP is 101 Hudson Street, Suite 3700, Jersey City, NJ 07302; includes 2,256,457 shares of common stock and 1,166,667 shares issuable upon exercise of currently outstanding warrants.

(4)	The address for JANA Partners LLC is 200 Park Avenue, Suite 3300, New York, NY 10166. JANA Partners LLC is the investment manager for JANA Piranha Master Fund, Ltd.
(5)
The address for Oscar S. Schafer & Partners I, LP ("OSS I"), Oscar S. Schafer & Partners II, LP ("OSS II") and OSS Overseas LTD (“OSS Overseas”) is 598 Madison Avenue, 10th Floor, New York, NY 10022. OSS I, OSS II are holders of common stock. All investment decisions of, and control of, OSS I and OSS II are held by its general partner, O.S.S. Advisors LLC. Oscar S. Schafer and Andrew J. Goffe are the managing members of O.S.S. Advisors LLC. All investment decisions of, and control of, OSS Overseas are held by its investment manager, O.S.S. Capital Management LP. Schafer Brothers LLC is the general partner of O.S.S. Capital Management LP. Oscar S. Schafer and Andrew J. Goffe are the managing members of Schafer Brothers LLC. Each of Messrs. Schafer and Goffe disclaims beneficial ownership of the shares held by OSS I, OSS II and OSS Overseas except to the extent of his pecuniary interest therein.

(6)
The address for Pequot Capital Management, Inc., 500 Nyala Farm Road, Westport, CT 06880. Pequot Capital Management, Inc. is the investment advisor or investment manager of certain funds that holds shares of the Company’s common stock and exercises sole dispositive investment and voting power for such shares (except that it does not have voting power over shares held by Premium Series PCC Limited-Cell 32). Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(7)
The address for Prenox, LLC is 623 Fifth Avenue, 32nd Floor, New York, NY 10022;
does not include any shares of common stock issuable upon exercise of warrants held by Prenox, LLC, the terms of which prohibit exercise if the aggregate number of shares of common stock to be held by Prenox after such exercise would exceed 4.99% of the issued and outstanding common stock.

(8)
The address for Tudor Investment Corporation ("TIC") is 50 Rowes Wharf, 6th Floor, Boston, MA 02110. Shares are owned directly by Tudor Proprietary Trading, L.L.C. ("TPT") (220,105 shares), The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio") (408,768 shares) and Witches Rock Portfolio Ltd. ("Witches Rock") (2,529,022 shares). Because TIC provides investment advisory services to BVI Portfolio and Witches Rock, it may be deemed to beneficially own the shares held by BVI Portfolio and Witches Rock. TIC expressly disclaims such beneficial ownership. Because Paul Tudor Jones, II is the Chairman and indirect majority equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership. Because James J. Pallotta is the Vice-Chairman of TPT and makes investment decisions with respect to the Company's common stock, Mr. Pallotta may be deemed to beneficially own the shares deemed beneficially owned by TIC and TPT. Mr. Pallotta expressly disclaims such beneficial ownership.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We adopted our 2006 Stock Option Plan on March 27, 2006 authorizing 2,000,000 shares under the plan. We have issued 700,000 options or rights under this plan. The balance of the options outstanding as of December 15, 2006 is 1,300,000.

The following table sets forth the securities that have been authorized under equity compensation plans as of December 15, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2006 Stock Option Plan	700,000	$0.95	1,300,000

Equity compensation plans not approved by security holders	-0-	n/a	-0-

Total	700,000	$0.95	1,300,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into employment agreements with Kerry P. Gray, President and Chief Executive Officer, and Terrance K. Wallberg, Vice President and Chief Financial Officer. The term of Mr. Gray's agreement is three years from January 1, 2006 and automatically renews annually unless 6 month notice is provided by the Company. The agreement with Mr. Wallberg is for an initial term of one year from January 1, 2006 automatically renews annually unless 6 month notice of non-renewal is provided by the Company. Additional information regarding these agreements is included in the “Management” section of this prospectus.

On September 11, 2006 the Company reimbursed Mr. Gray $213,593 for funds advanced to the Company for working capital in July and August, 2006 in the amount of $178,000 and for professional fees of $35,593 paid by Mr. Gray on behalf of the Company’s subsidiary, Uluru Delaware Inc., in September 2005.

As of September 30, 2006 the Company has a liability of $69,000 to Mr. Gray for unpaid compensation accrued from 2005 of $62,500 and travel expenses from 2006 of $6,500.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock began trading on the NASD Over-the Counter Bulletin Board ("OTCBB") on June 7, 2002 under the symbol "OXFV". Prior to June 7, 2002, there was no public trading market on which our common stock was traded. On April 5, 2006, our symbol changed to "ULUR" in connection with our name change from Oxford Ventures, Inc. to ULURU Inc. The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices per share of our common stock as reported on the OTCBB.

Year Ended December 31, 2004	High	Low
First Quarter	$0.39	$0.16
Second Quarter	$0.34	$0.15
Third Quarter	$0.16	$0.035
Fourth Quarter	$0.05	$0.017

Year Ended December 31, 2005
First Quarter	$0.0275	$0.014
Second Quarter	$0.023	$0.008
Third Quarter	$0.018	$0.007
Fourth Quarter	$0.015	$0.0066

Year Ended December 31, 2006
First Quarter	$2.12	$1.24
Second Quarter	$2.01	$0.80
Third Quarter	$1.59	$0.90
Fourth Quarter (through December 14, 2006)	$1.75	$0.81

Holders

On December 14, 2006, the closing price for our common stock was $1.75. As at December 14, 2006, there were 145 shareholders of record holding the Company’s common stock.
Options and Warrants

There are 7,628,334 outstanding warrants and 700,000 outstanding options to purchase our common equity as of December 15, 2006.

Shares Eligible for Future Sales

We have issued 12,844,311 shares of our common stock as of September 30, 2006. Of these shares, 1,844,311 shares are unrestricted and held by non-affiliates, and are freely tradable without restriction under the Securities Act. As of September 30, 2006, affiliates hold 11,000,000 shares of our restricted common stock. These shares will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner or affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the number of shares of common stock then outstanding or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Dividends

We have never declared or paid any cash dividends on our preferred stock or common stock and we do not anticipate paying any cash dividends in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of our Board of Directors and will depend on our earnings, capital requirements, and financial condition and other relevant facts. We currently intend to retain all future earnings, if any, to finance the development and growth of our business.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Our certificate of incorporation authorizes the issuance of 200,000,000 shares of our common stock, $.001 par value per share, and 20,000 shares of preferred stock, $.001 par value per share, which may be issued in one or more series.  As of December 15, 2006 there were 59,896,939 shares of our common stock outstanding and held of record by approximately 145 stockholders, and there were no shares of our preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and have the right to vote cumulatively for the election of directors. This means that in the voting at our annual meeting, each stockholder or his proxy may multiply the number of his shares by the number of directors to be elected then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among the nominees as desired. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefore, subject to any preferential dividend rights for our outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any of our outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and the shares offered by the selling security holders in this offering will be, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which we may designate and issue in the future.

Preferred Stock

Our Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 20,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights and terms of redemption of shares constituting any series or designations of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control.  The fact that our board of directors has the right to issue preferred stock without stockholder approval could be used to institute a "poison pill" that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors. We have no present plans to issue any shares of preferred stock.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as directors or officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INTERESTS OF NAMED EXPERTS

The consolidated financial statements for the years ended December 31, 2004 and December 31, 2005 included in this prospectus, and incorporated by reference in the Registration Statement, have been audited by Braverman International, P.C., independent auditors, as stated in their report appearing with the financial statements herein and incorporated by reference in the Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

TRANSFER AGENT

The transfer agent for our common stock is Continental Stock Transfer & Trust, Inc. Its address is 17 Battery Place, 8th Floor New York, NY 10004, and its telephone number is (212) 845-3212.

LEGAL MATTERS

Parr Waddoups Brown Gee & Loveless will pass upon the validity of the shares of common stock offered hereby.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares we are offering. Prior to the effective date of the registration statement, we were subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to us and the shares to which this prospectus relates. Copies of the registration statement and other information filed by with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, DC at 450 Fifth Street, NW, Washington, DC 20549. In addition, the SEC maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants such as us which filed electronically with the SEC at the following Internet address: (http:www.sec.gov).

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and Internet site of the Securities and Exchange Commission referred to above. In addition, you may request a copy of any of our periodic reports filed with the Securities and Exchange Commission at no cost, by writing or telephoning us at the following address:

Investors Relations
Uluru Inc.
4452 Beltway Drive
Addison, TX 75001
(214) 905-5145

Information contained on our website is not a prospectus and does not constitute a part of this Prospectus.

You should rely only on the information contained in or incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

CONSOLIDATED FINANCIAL STATEMENTS

FINANCIAL INFORMATION	Page

Unaudited Interim Financial Statements:

Unaudited Condensed Consolidated Balance Sheet, as of September 30, 2006	F-2
Unaudited Condensed Consolidated Statements of Operations for three and nine months ended September 30, 2006 and September 30, 2005	F-3
Unaudited Statement of Stockholders' Equity (Deficit) for nine months ended September 30, 2006	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for nine month ended September 30, 2006 and September 30, 2005	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6

Audited Financial Statements:

Report of Independent Registered Public Accounting Firm	F-14
Balance Sheet as of December 31, 2005	F-15

Statements of Operations for Uluru Delaware Inc for the period ended December 31, 2005 and for the Topical Business Component for the period from January 1, 2005 to October 12, 2005 and for the year ended December 31, 2004
F-16
Statement of Stockholders’ Equity (Deficit) for the year ended December 31, 2005	F-17

Statements of Cash Flows for Uluru Delaware Inc for the period ended December 31, 2005 and for the Topical Business Component for the period from January 1, 2005 to October 12, 2005 and for the year ended December 31, 2004
F-18
Notes to Financial Statements	F-19

ULURU Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AS AT SEPTEMBER 30, 2006

ALL ASSETS ARE PLEDGED AS COLLATERAL UNDER NOTES PAYABLE

ASSETS

Current Assets
Cash	$1,010,996
Accounts receivable - trade	47,395
Accounts receivable - other	39,495
Inventory	68,040
Prepaid expenses and deferred charges	319,510
Total Current Assets	1,485,435

Property, Plant & Equipment, net	436,443

Other Assets
Patents, net	11,770,544
Licensing rights, net	235,845
Deferred financing costs, net	448,363
Deposits	47,949
Total Other Assets	12,502,701

TOTAL ASSETS	$14,424,579

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$573,511
Accrued liabilities	248,014
Accrued liabilities - related party	70,484
Royalty advance	235,533
Accrued interest	33,551
Capital lease obligation	31,468
Asset purchase obligation, net - current portion	3,689,064
Notes payable, net - current portion	11,636,363
Total Current Liabilities	16,517,988

Long Term Debt
Asset purchase obligation, net - less current portion	906,454
Liquidated damages payable	1,885,000
Notes payable, net - less current portion	4,131,144
Total Long Term Debt	6,922,598

Total Liabilities	23,440,586

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred stock, $.001 par value, 20,000 shares
authorized, none issued	---

Common Stock: $ 0.001 par value, 200,000,000 shares authorized;
Issued and outstanding : 12,844,311 at September 30, 2006	12,844
Additional paid-in capital	447,384
Retained earnings (deficit)	(9,476,236)
Total Stockholders’ Equity (Deficit)	(9,016,008)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,424,579

The accompanying notes are an integral part of these consolidated financial statements.

ULURU Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Uluru Inc.	Topical Component	Uluru Inc.	Topical Component
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

REVENUES
License fees	$ ---	$167,320	$155,038	$202,389
Royalty income	101,258	25,026	353,373	75,676
Product sales	---	180,841	75,578	498,699
Other	11,668	---	108,324	---
Total Revenues	112,926	373,187	692,312	776,764

COSTS AND EXPENSES
Cost of goods sold	---	58,191	96,520	207,161
Research and development	388,663	406,917	1,342,784	1,508,448
General and administrative	350,579	269,795	1,096,486	869,612
Amortization	265,578	43,400	785,302	130,201
Depreciation	15,872	10,960	47,770	31,852
Total Costs and Expenses	1,020,691	789,263	3,368,861	2,747,274

OPERATING LOSS	(907,765)	(416,076)	(2,676,549)	(1,970,510)

Other Income (Expense)
Interest income	3,418	2,120	14,628	91,400
Interest expense	(616,751)	(55,410)	(1,601,215)	(111,990)
Commitment fee - Standby equity agreement	---	---	(1,787,940)	---
Liquidated damages	(1,885,000)	---	(1,885,000)	---
Loss on early extinguishment of debenture	(557,534)	---	(557,534)	---
Loss on sale of equipment	(30,143)	---	(30,143)	---

NET INCOME (LOSS)	$(3,993,775)	$(469,366)	$(8,523,753)	$(1,991,100)

Basic and diluted net (loss) per common share	$(.31)	$(.04)	$(.69)	$(.18)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	12,844,311	11,000,000	12,434,464	11,000,000

The accompanying notes are an integral part of these consolidated financial statements.

ULURU Inc.
UNAUDITED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFCIT)

				Retained	Total
	Common Stock		Paid-in	Earnings	Stockholders’
	Shares Issued	Amount	Capital	(Deficit)	Equity (Deficit)

Balance, December 31, 2005	11,000,000	$11,000	$(10,978)	$(952,482)	$(952,460)

Unaudited
Recapitalization, March 31, 2006	851,011	851	(1,561,078)	--	(1,560,227)

Shares issued as commitment fee for SEDA agreement	993,300	993	1,786,947	--	1,787,940

Stock warrants issued	--	--	232,493	--	232,493

Net (loss) for nine months ended September 30, 2006	--	--	--	(8,523,753)	(8,523,753)

Balance, September 30, 2006 (unaudited)	12,844,311	$12,844	$447,384	$(9,476,236)	$(9,016,008)

The accompanying notes are an integral part of these consolidated financial statements.

ULURU Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Uluru Inc.	Topical Component
	Nine Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2005

OPERATING ACTIVITIES :
Net (loss) from operations	$(8,523,753)	$(1,991,100)

Adjustments to reconcile net loss to net cash used in operating activities:

Amortization	785,302	127,195
Depreciation	47,770	31,852
Commitment fee - Standby equity agreement	1,787,940	----
Liquidated damages	1,885,000	----
Loss on early extinguishment of debenture	557,534	----
Loss on sale of equipment	30,143	----
Amortization of restricted stock grants	----	26,137
Interest expense - Financing costs	306,705	----
Interest expense - Imputed	314,439	----

Change in operating assets and liabilities
Accounts receivable	56,404	(98,720)
Inventory	9,671	102,086
Prepaid expenses and deferred charges	(32,446)	348,311
Deposits	(18,876)	----
Accounts payable	248,545	165,557
Accrued liabilities	(166,965)	(201,113)
Royalty advance	(233,522)	----
Deferred revenue	----	(148,584)
Accrued interest	(322,573)	----
Total Adjustments	5,255,071	352,721

Net Cash (Used) by Operating Activities	(3,268,688)	(1,638,379)

INVESTING ACTIVITIES :
Increase in property and equipment	(150,952)	(19,674)
Proceeds from sale of equipment	14,500	----
Cash received in recapitalization of the Company	128,045	----
Restricted cash	----	839,356
Net Cash (Used in) Provided by Investing Activities	(8,407)	819,682

FINANCING ACTIVITIES :
Repayment of capital lease obligations	(22,242)	(48,634)
Proceeds from exchange of convertible debentures, net	2,699,975	----
Receipt of deferred revenues	----	740,000
Financing provided by Access Pharmaceuticals	----	127,330
Net Cash Provided by Financing Activities	2,677,733	818,697

Net (Decrease) in Cash	(599,361)	----

Cash, beginning of period	1,610,357	----
Cash, end of period	$1,010,996	$ ----

Supplemental Schedule of Noncash
Investing and Financing Activities :
Net proceeds from exchange of convertible debenture on August 30, 2006
Convertible debenture issued	$13,000,000
Less : redemption of convertible debenture	(10,000,025)
Less : debenture issuance costs	(300,000)
Proceeds from debenture exchange, net	$2,699,975

Non-monetary net liabilities assumed in a recapitalization of the Company on March 31, 2006.
Liabilities assumed	$13,694,962
Less : Non-cash assets	12,006,690
Less : Cash received in recapitalization	128,045
Total non-monetary net liabilities assumed	$1,560,227

OTHER SUPPLEMENTAL INFORMATION
Cash Paid for Interest	$1,306,943

The accompanying notes are an integral part of these consolidated financial statements.

ULURU Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

NOTE 1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In the opinion of management, the accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form SB-2. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the Company's financial position as of September 30, 2006 and the results of its operations for the three and nine months ended September 30, 2006 and cash flows for the nine months ended September 30, 2006 have been made. Operating results for the three and nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006.

These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company's Definitive Information Statement on Schedule 14C filed March 1, 2006, Form 10-KSB for the year ended December 31, 2005, and Form 8-K disclosing the audited two year history of the Topical Component as of December 31 2005, including its predecessor.

The Company has also included comparative financial data for the three and nine months ended September 30, 2005 associated with the Topical Component business ("Topical Component") of Access Pharmaceuticals, Inc. ("Access"). The Topical Component represents a component of the consolidated operations of Access, a Delaware corporation, and its subsidiary companies. The Topical Component consists of three patented drug delivery technologies from which three products have been approved for marketing in various global markets. In addition, numerous products are under development utilizing the mucoadhesive film and nanoparticle aggregate technologies. The Topical Component's customer base consists of numerous strategic alliances with partners throughout the world to manufacture and market our products. Continuing operations of the Topical Component include a third party distribution arrangement for the sale of a product in the United States and the network of strategic partners globally.

The Company entered into an Asset Purchase Agreement (“Agreement”) with Access which provides for the sale of the topical product assets and the assumption of certain capital lease obligations associated with equipment used by the Topical Component. Under the terms of the Agreement, Access sold substantially all assets used in the Topical Component including inventory, capital equipment and intellectual property that could be specifically identified as associated with the topical products. The sale excluded all liabilities of the Access except the assumed capital and operating leases applicable to the assets sold, and all non-equipment related debt. The sale was consummated on October 12, 2005.

NOTE 2. BASIS OF PRESENTATION

History

ULURU Inc. ("ULURU" or the "Company"), formerly Oxford Ventures, Inc, Casinos of The World, Inc., Clean Way Corporation, Trader Secrets.Com, and VOIP Technology, Inc., was in the development stage as defined in Financial Accounting Standards Board Statement No. 7 as of December 31, 2005. It is a Nevada corporation formed on September 17, 1987. From inception through March 31, 2006, it has had no substantial earned revenues from any planned operations.

In December 2003, ULURU acquired technology in process of development in the entertainment industry from several persons in exchange for cash and a majority interest in the Company. During 2004 ULURU obtained additional financing, entered into a standby equity distribution agreement, and completed a registration statement on Form SB-2 on December 14, 2004.

On October 12, 2005, ULURU entered into a merger agreement with ULURU Inc., a Delaware corporation ("ULURU Delaware") and Uluru Acquisition Corp., a wholly-owned Delaware subsidiary of ULURU formed on September 29, 2005. Under the terms of the agreement, Uluru Acquisition Corp. merged into ULURU Delaware, after ULURU Delaware had acquired the net assets of the topical component of Access Pharmaceuticals, Inc., under Section 368 (a) (1) (A) of the Internal Revenue Code, "a statutory merger or consolidation".

As a result of the merger, ULURU acquired all of the issued and outstanding shares of ULURU Delaware under a stock exchange transaction, and ULURU Delaware became a wholly-owned subsidiary of ULURU, its legal parent. However, for financial accounting and reporting purposes, ULURU Delaware is treated as the acquirer and is consolidated with its legal parent, similar to the accounting treatment given in a recapitalization. For accounting presentation purposes only, ULURU's net assets are treated as being acquired by ULURU Delaware at fair value as of the date of the stock exchange transaction, and the financial reporting thereafter will not be that of a development stage enterprise, since ULURU Delaware had substantial earned revenues from planned operations. Both companies have a December 31 year end.

All intercompany transactions have been eliminated in the condensed consolidated financial statements presented herewith.

On March 29, 2006, ULURU filed a Certificate of Amendment to the Articles of Incorporation in Nevada.  This Certificate of Amendment authorized a 400:1 reverse stock split to occur so that in exchange for every 400 outstanding shares of common stock that each shareholder had at the close of business on March 29, 2006, the shareholder would receive one share of common stock.  As a result of this reverse stock split, ULURU's issued and outstanding common stock was reduced from 340,396,081 pre-split shares of common stock to 851,011 post-split shares which includes an additional 21 shares for fractional interests.  The Certificate of Amendment also authorized a decrease in authorized shares of common stock from 400,000,000 shares, par value $.001 each, to 200,000,000, par value $.001 each, and authorized up to 20,000 shares of Preferred Stock, par value $.001.

On March 31, 2006, ULURU filed a Certificate of Amendment to the Articles of Incorporation in Nevada to change its name from "Oxford Ventures, Inc." to "ULURU Inc.".

On March 31, 2006, ULURU acquired, through its wholly-owned subsidiary (Uluru Acquisition Corporation) a 100% ownership interest in ULURU Delaware through a merger of ULURU Delaware into Uluru Acquisition Corporation. ULURU acquired ULURU Delaware in exchange for 11,000,000 shares of ULURU's common stock. All securities issued pursuant to the merger are "restricted" stock and are subject to a two year Lock-up Agreement as well as all applicable re-sale restrictions specified by federal and state securities laws. The shareholders of ULURU immediately prior to the merger retained 851,011 shares of common stock.

The aggregate amount of shares of common stock issuable to the shareholders of ULURU Delaware pursuant to the merger represented 92.8% of the issued and outstanding shares of ULURU's common stock. Under the terms of the Agreement and Plan of Merger and Reorganization executed on October 12, 2005, the pre-merger stockholders of ULURU owned an aggregate of 7.2% of the issued and outstanding shares of ULURU's common stock immediately after the merger.

At the effective time of the Merger, the members of the ULURU Delaware Board of Directors holding office immediately prior to the merger became ULURU's directors, and all persons holding offices of ULURU Delaware at the effective time, continue to hold the same offices of the surviving corporation. Simultaneously, ULURU's directors and officers immediately prior to the closing of the Merger resigned from all of their respective positions with ULURU.

On May 31, 2006, our wholly owned subsidiary, Uluru Inc., a Delaware corporation, filed a Certificate of Amendment to the Articles of Incorporation, in Delaware, to change its name from "Uluru Inc." to "ULURU Delaware Inc.".

NOTE 3. GOING CONCERN

The Company's consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. It has sustained operating losses since inception and has a deficit in working capital and stockholders' equity. The Company's ability to continue in existence is dependent on its ability to develop additional sources of capital and/or achieve profitable operations.

Management's plans in regard to achieving profitable operations will take time and involve commercializing products for advancing topical delivery, wound management, burn care and plastic surgery. The Company's efforts are in the development of novel topically applied therapeutics based primarily on the adaptation of existing therapeutic agents using its proprietary drug delivery platforms to improve clinical outcomes.

We believe that our products that require extensive sales efforts directed both at the consumer and the general practitioner can only compete successfully if marketed by a company having expertise and a strong presence in the therapeutic area or in direct to consumer marketing. Consequently, our business model is to form strategic alliances with major or regional pharmaceutical companies for products to compete in these markets. Management believes that our development risks should be minimized and that the technology potentially could be more rapidly developed and successfully introduced into the marketplace by adopting this strategy.

The Company plans to establish a sales and marketing organization to commercialize our wound management, burn care, and plastic surgery products. The Company believes that a small dedicated sales and marketing organization can effectively commercialize our products. To achieve this objective, the Company plans on acquiring additional complimentary wound management and plastic surgery products. We plan to add additional products to our existing portfolio through the addition of numerous wound management compounds to our nanoparticle aggregate dressing.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 4. SEGMENT INFORMATION

The Company operates in one business segment, the research, development and commercialization of pharmaceutical products that address unmet medical needs. The Company’s entire business is managed by a single management team, which reports to the Chief Executive Officer.

The Company’s revenues are currently derived primarily from Discus Dental, Inc. for domestic activities and ProStrakan Ltd. for international activities. Revenues from ProStrakan represented 70% and 40% of total revenues for the three and nine months ended September 30, 2006, respectively. Revenues from Discus Dental represented 19% and 45% of total revenues for the three and nine months ended September 30, 2006, respectively. The following table summarizes the Company’s sources of revenues from its principal customers:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
ProStrakan	$79,413	$182,346	$274,888	$254,732
Discus Dental	21,845	-0-	309,100	-0-
ICS Healthcare	-0-	180,841	-0-	498,699
U.S. Army	11,668	-0-	58,324	-0-
GlaxoSmithKline	-0-	-0-	50,000	-0-
Wyeth	-0-	10,000	-0-	23,333
Total Revenues	$112,926	$373,187	$692,312	$776,764

The Company’s revenues are derived geographically from both domestic and international sales. Domestic revenues represented 30% and 60% of total revenues for the three and nine months ended September 30, 2006, respectively. International revenues represented 70% and 40% of total revenues for the three and nine months ended September 30, 2006, respectively. The following table summarizes the Company’s sources of revenues by geographic area:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Domestic	$33,513	$190,841	$417,424	$522,032
International	79,413	182,346	274,888	254,732
Total Revenues	$112,926	$373,187	$692,312	$776,764

NOTE 5. RELATED PARTY TRANSACTIONS

On September 11, 2006 the Company reimbursed Kerry P. Gray, Chief Executive Officer of the Company, $213,593 for funds advanced to the Company by Mr. Gray for working capital in July and August, 2006 in the amount of $178,000 and for professional fees of $35,593 paid by Mr. Gray on behalf of the Company’s subsidiary, Uluru Delaware Inc., in September 2005.

As of September 30, 2006 the Company has a liability of $69,000 to Mr. Gray for unpaid compensation accrued from 2005 of $62,500 and travel expenses from 2006 of $6,500. The Company also has a liability of $1,484 to Mr. Dan Leonard, former CEO of the Company, for miscellaneous business expenses.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights Agreement

On August 30, 2006, the Company entered into an Amended and Restated Registration Rights Agreement with Prenox and Cornell (f/k/a Highgate) providing for the following:

▪	Prenox provided $3,000,000 of funding to the Company;
▪
the Company, Prenox, and Cornell acknowledges and agrees that liquidated damages owed by the Company as a result of a registration statement not having been filed by the Company or declared effective pursuant to the original agreements, in the amount of $1,885,000, may be paid at maturity or upon a redemption of the Convertible debentures;

▪
the Company is required to file by no later than November 13, 2006 a registration statement with the Securities and Exchange Commission (“SEC”) which includes, at least 30,000,000 conversion shares to be issued upon conversion of and/or default under the convertible debentures and 6,125,000 warrant shares to be issued upon exercise of the warrants;

▪
the Company shall use best efforts to have the initial registration statement declared effective by the SEC. It shall be an event of default if the registration statement is not declared effective by the SEC within 120 days after August 30, 2006 or 150 days if the initial registration statement is reviewed by the SEC; and

▪
in the event that the registration statement is not filed or is not declared effective, the Company is obligated to pay, as liquidated damages, an amount equal to 2% per month of the outstanding principal amount of the outstanding debentures up to a maximum of 12.5%.

On November 13, 2006, the Company, Prenox, LLC, and Cornell Capital Partners, LP agreed to extend the November 13, 2006 deadline of filing a registration statement with the Securities and Exchange Commission to December 15, 2006. All other terms and conditions within the Amended and Restated Investors Registration Rights Agreement remain the same.

Compensation claim

The Company has received written notice from Dan Leonard, former CEO of Oxford Ventures, Inc., the predecessor Company name, claiming he is owed options to purchase 100,000 shares of Company common stock at a per share exercise price equal to $1.25.

The Company believes that it is entitled to certain offsets from Mr. Leonard which may mitigate his compensation claim. The Company and Mr. Leonard are currently negotiating a resolution to each of their claims.

NOTE 7. DEBT AND EQUITY FINANCING

On August 30, 2006, the Company completed an agreement with Prenox, LLC (“Prenox”) and Cornell Capital Partners, LP (“Cornell”) for the refinancing of its existing $13,000,000 secured convertible debentures held by Prenox and Cornell.

Prenox
As part of the refinancing, the Company issued to Prenox a new secured convertible debenture in the amount of $13,000,000 in exchange for its original $10,000,000 convertible debenture. Financing costs of $300,000, to be amortized over sixteen months, were classified as deferred financing costs with $19,057 amortized for the month of September 2006.

Cornell
Cornell was issued a new convertible debenture of like tenor in the amount of $3,000,000 in exchange for its previous $3,000,000 convertible debenture, which had been assigned to it by Highgate House Fund.

The new debentures are due December 31, 2007 (“Maturity Date”) and bear an interest rate of ten percent per annum. The Company is required to remit monthly interest-only payments on the debentures commencing on September 29, 2006. Effective February 28, 2007, the Company will be required to make monthly payments consisting of principal and interest until maturity (“Scheduled Payments”). The principal amount of each Scheduled Payment shall be determined by dividing the outstanding principal amount of the Debentures by the number of payments remaining until the maturity date of the Debentures plus a repayment premium equal to five percent (5%) of the amount of the principal payment.

The Company may redeem the debentures prior to maturity at a price equal to 120% of the face amount redeemed plus any accrued interest. The holders may at their option convert all or part of the debenture plus any accrued and unpaid interest into shares of the Company’s common stock at the price of $1.50 per share which is not considered to be a beneficial conversion feature. In connection with the transaction the Company issued a warrant to Prenox to purchase 1,125,000 shares of common stock at an exercise price of $1.25 per share. The sale of the debentures and issuance of the warrant was made under Section 4(2) and Rule 506 of the Securities Act of 1933.

The Company has classified the warrants for 1,125,000 shares of common stock as additional paid in capital and recorded the warrants at fair value using the Black-Scholes valuation model. Information regarding the valuation of the warrants is as follows:

August 30, 2006
Weighted-average fair value of warrants	$0.21

Black-Scholes Assumptions:
Expected volatility	23%
Risk-fee interest rate	4.72%
Expected dividends	0.0%
Expected forfeitures	0.0%
Expected term (years)	5.0

During the third quarter, the Company remitted interest only payments to Prenox and Cornell in the amount of $775,000 and $294,166, respectively.

A summary of the Company’s Notes Payable, as of September 30, 2006, follows:
Notes Payable
Convertible Note - Prenox LLC	$13,000,000
Convertible Note - Cornell Capital Partners	3,000,000
Sub-total	$16,000,000

Debt discount	(232,493)
Total Notes Payable	$15,767,507

Notes Payable Allocation:
Current Portion	$11,636,363
Long Term	4,131,144
Total Notes Payable	$15,767,507

NOTE 8. LOSS ON EARLY EXTINGUISHMENT OF DEBENTURE

As part of the August 30, 2006 refinancing with Prenox, the Company issued to Prenox a new secured convertible debenture in the amount of $13,000,000 in exchange for its original $10,000,000 convertible debenture. Upon retirement of the original debenture, the Company recorded a loss from early extinguishment of the Prenox secured convertible debenture, which consisted of the write-off of the remaining balance of the deferred financing costs of $557,534.

NOTE 9. SUBSEQUENT EVENT

On October 12, 2006 the Company was obligated to remit $3,700,000 to Access Pharmaceuticals, Inc. as part of the Asset Purchase Agreement for the purchase of the topical product assets. The Company did not remit the payment on a timely basis and currently is in the process of negotiating with Access for an extension of the payment requirement. Since the Company believes it will be successful in extending its indebtedness to Access, it has considered the short and long term portions of its obligations to be unchanged.

The Amended and Restated Investors Registration Rights Agreement includes a requirement that the Company file by no later than November 13, 2006 a registration statement with the Securities and Exchange Commission which includes, at least 30,000,000 conversion shares to be issued upon conversion of and/or default under the convertible debentures and 6,125,000 warrant shares to be issued upon exercise of the warrants. On November 13, 2006, the Company, Prenox, LLC, and Cornell Capital Partners, LP agreed to extend the November 13, 2006 deadline of filing a registration statement with the Securities and Exchange Commission to December 15, 2006. All other terms and conditions within the Amended and Restated Investors Registration Rights Agreement remain the same.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
ULURU Delaware Inc.
Addison, Texas

We have audited the accompanying balance sheet of ULURU Delaware Inc. (a Delaware corporation) as of December 31, 2005, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the period from September 7, 2005 to December 31, 2005, and the statements of operations and cash flows of the net assets of the Topical Business Component of Access Pharmaceuticals, Inc. and Subsidiaries (a Delaware corporation) for the period from January 1, 2005, to October 12, 2005 and the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ULURU Delaware Inc., as of December 31, 2005, and the results of its operations and its cash flows for the period from September 7, 2005 to December 31, 2005, and the results of operations and cash flows of the net assets of the Topical Business Component of Access Pharmaceuticals, Inc. and Subsidiaries for the period from January 1, 2005, to October 12, 2005 and the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 of the Notes to financial statements, the Company, has incurred a significant loss since inception, and has a deficit in working capital and stockholders’ equity. Its ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, and/or achieve profitable operations. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Braverman International, P.C.
Braverman International, P.C.
Prescott, Arizona
June 9, 2006

ULURU DELAWARE INC.
BALANCE SHEET
AS AT DECEMBER 31, 2005

ALL ASSETS ARE PLEDGED AS COLLATERAL UNDER NOTE PAYABLE

ASSETS

Current Assets
Cash	$1,610,357
Accounts receivable - trade	143,269
Inventory - raw materials	77,710
Prepaid expenses	68,384
Deferred charge	207,132
Total Current Assets	2,106,852

Property, Plant & Equipment, net	383,113

Other Assets
Patents, net	12,539,689
Licensing rights, net	246,792
Deposits	29,073
Total Other Assets	12,815,554

TOTAL ASSETS	$15,305,519

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Capital lease obligations	$53,710
Asset purchase obligations, net	3,435,968
Accounts payable	138,698
Accrues liabilities	279,587
Accrued liabilities - related party	98,093
Accrued interest	237,778
Royalty advance	469,056
Total Current Liabilities	4,712,890

Long Term Debt
Asset purchase obligation, net - less current portion	845,011
Note Payable	10,700,000
Total Long Term Debt	11,545,111

Total Liabilities	16,258,001

STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock: par value $.01,
3,000 shares authorized, 2,200 shares subscribed	22
Stock subscriptions receivable	(22)
Retained earnings (deficit)	(952,482)
Total Stockholders’ Equity (Deficit)	(952,482)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,305,519

The accompanying notes are an integral part of these financial statements.

ULURU DELAWARE INC.
STATEMENTS OF OPERATIONS

		STATED AT PREDECESSOR COST

	ULURU DELAWARE INC.	Topical Business Component of Access Pharmaceuticals, Inc.

	From September 7, 2005 (Inception) to December 31, 2005	From January 1, 2005 to October 12, 2005	Year Ended December 31, 2004
REVENUES
Licensing Fees	$98,716	$204,887	$142,143
Royalty Income	30,425	75,676	94,156
Sponsored Research	11,664	----	----
Product Sales	58,394	519,291	350,575
Total Revenues	199,199	799,854	586,874

COSTS AND EXPENSES
Cost of product sold	23,767	209,181	239,276
General and administrative	233,648	912,514	1,616,864
Research and development	325,078	1,600,512	1,615,071
Depreciation	14,449	33,384	41,967
Amortization	228,599	135,777	169,594
Total Costs and Expenses	825,540	2,891,368	3,682,772

OPERATING LOSS	(626,341)	(2,091,514)	(3,095,898)

OTHER INCOME (EXPENSE)
Other income	2,636	91,469	38,891
Interest expense	(328,777)	(116,913)	(118,320)

NET (LOSS)	$(952,482)	$(2,116,958)	$(3,175,327)

The accompanying notes are an integral part of these financial statements.

ULURU DELAWARE INC.
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFCIT)

					Retained	Total
	Common Stock Subscribed			Stock Subscriptions	Earnings	Stockholders’
	Number	Amount		Receivable	(Deficit)	Equity (Deficit)

Balance, at inception	---	$	---	$ ---	$ ---	$ ---

Common stock subscribed	2,200		22	(22)		---

Net (loss) for period	--		--	--	(952,482)	(952,482)

Balance, December 31, 2005	2,200		$22	$(22)	$(952,482)	$(9,52,482)

The accompanying notes are an integral part of these financial statements.

ULURU DELAWARE INC.
STATEMENTS OF CASH FLOWS

		STATED AT PREDECESSOR COST

	ULURU DELAWARE INC.	Topical Business Component of Access Pharmaceuticals, Inc.

	From September 7, 2005 (Inception) to December 31, 2005		From January 1, 2005 to October 12, 2005		Year Ended December 31, 2004
OPERATING ACTIVITIES
Net (loss) from operations	$(952,482)		$(2,116,958)		$(3,175,327)

Adjustments to reconcile net (loss) to
net cash used by operating activities:

Depreciation	14,449		33,384		41,967
Amortization	228,599		132,771		181,018
Amortization of restricted stock grants	----		26,137		44,046
Imputed interest expense	90,999		----		----
Product costs acquired in asset acquisition	16,218		----		----
Changes in operating assets and liabilities:
Accounts receivable	(143,269)		(90,937)		(186,333)
Inventory	(77,710)		104,106		(17,050)
Prepaid expense	(68,384)		306,465		(192,715)
Deferred charge	(207,132)		45,107		(252,312)
Patents, net	----		----		----
Accounts payable	138,698		231,656		144,699
Accrued liabilities	279,586		(159,028)		(32,186)
Accrued liabilities - related party	98,093		----		----
Accrued interest	237,778		----		----
Deferred revenue	----		588,918		----
Reduction in royalty advance	(30,944)		----		----
Total Adjustments	576,981		1,218,579		(268,866)

Net Cash (Used) in Operating Activities	(375,502)		(898,379)		(3,444,193)

INVESTING ACTIVITIES
Deposits	----		----		(27,200)
Purchase of equipment	(741)		(19,674)		(69,229)
Restricted cash	----		----		(497,288)
Cash paid to acquire net assets of Topical Component of Access Pharmaceuticals	(8,700,000)		----		----

Net Cash (Used) in Investing Activities	(8,700,741)		(19,674)		(593,717)

FINANCING ACTIVITIES
Proceeds from notes payable	10,700,000		----		----
Repayment of capital lease obligations	(13,401)		(48,634)		(42,000)
Increase in capital lease obligations	----		----		65,642
Increase in deferred revenues	----		----		88,323
Advances by licensee	----		----		628,591
Financing provided by Access Pharmaceuticals	----		966,687		3,297,354

Net Cash Provided by Financing Activities	10,686,600		918,053		4,037,910

NET INCREASE IN CASH	1,610,357		----		----

CASH, beginning of period	----		----		----

CASH, end of period	$1,610,357	$	----	$	----

Supplemental Schedule of Noncash Investing and Financing Activities:

Common stock subscriptions for 2,200 shares	$22	$	----	$	----

Purchase of net assets of Topical Component of Access Pharmaceuticals, Inc.
Assets acquired
Inventory of finished goods	$16,218
Property and equipment	396,820
Patents	12,765,080
Licensing rights	250,000
Total assets acquired	$13,428,118

Obligations issued and liabilities assumed
Purchase obligations issued, net	$4,190,080
Capital lease obligations assumed	38,038
Advance royalty obligation assumed	500,000
Total obligations issued and liabilities assumed	4,728,118

Balance of cash paid at closing	8,700,000

Total consideration paid	$13,428,118

The accompanying notes are an integral part of these financial statements.

ULURU DELAWARE INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History

ULURU Delaware Inc. (“ULURU” or the “Company, we, our, us”), is a privately held Delaware corporation, formed on September 7, 2005. The Company is a diversified emerging pharmaceutical company focused on establishing a market leadership position in the development of wound management, plastic surgery and oral care products utilizing innovative drug delivery solutions to improve the clinical outcome of patients and provide a pharmacoeconomic benefit to healthcare providers.

The first step in achieving this objective was the acquisition of the Topical Business Component of Access Pharmaceuticals, Inc. (“Access”, “Topical Component”, or “Business”) which was completed on October 12, 2005. This acquisition (also referred herein as the Business or Predecessor) resulted in the Company acquiring Aphthasol®, Zindaclin® and the Mucoadhesive Film technology and a fully paid exclusive worldwide license to the Nanoparticle Aggregate technology for all applications excluding injectable drug delivery devices. Utilizing this technology, three products have been approved for marketing in various global markets. In addition, numerous products are under development utilizing our Mucoadhesive Film and Nanoparticle Aggregate technologies.

The Topical Component’s customer base consists of numerous strategic alliances with partners throughout the world to manufacture and market our products. The Company’s initial operations include a research and development facility in Addison, Texas, a third party distribution arrangement for the sale of a product in the United States and a network of strategic partners (licensees and sub licensees) globally.

The Asset Purchase Agreement (the “Agreement”) with Access provided the Company with the assets of the Topical Component of Access, consisting mainly of research and development equipment, furniture and fixtures, and intellectual property consisting of three patents, a license to utilize a patented product worldwide, and in process research and development. This acquisition, which was made under purchase accounting criteria, also included the assumption of three capital lease obligations associated with equipment used in the topical business, and the advance royalty by Discus Dental, the Company’s sole distributor of products sold in the United States, effective December 2005. The President/CEO of ULURU was the former President/shareholder of Access as of May 2005 and had been its CEO for many years.

On October 12, 2005, the Company entered into a merger agreement with ULURU Inc., formerly Oxford Ventures, Inc., a reporting public company (“ULURU Nevada”), and Uluru Acquisition Corp., a wholly-owned Delaware subsidiary of ULURU Nevada. Under the terms of the agreement, Uluru Acquisition Corp. would merge into the Company, after the Company had acquired the net assets of the topical Component of Access under Section 368 (a) (1) (A) of the Internal Revenue Code, as a statutory merger or consolidation. The definitive date of the merger was March 31, 2006.

As a result of the merger on March 31, 2006, ULURU Nevada acquired all of the issued and outstanding shares of the Company and the Company became a wholly-owned subsidiary of ULURU Nevada, its legal parent. However, for financial accounting and reporting purposes, the Company is treated as the acquirer and is consolidated with its legal parent, similar to the accounting treatment given in a recapitalization. For accounting presentation purposes only, ULURU Nevada’s net assets are treated as being acquired by the Company at fair value as of the date of the stock exchange transaction. Both companies have a December 31 year end.

ULURU Nevada acquired the Company in exchange for 11,000,000 shares of ULURU Nevada’s common stock. All securities issued pursuant to the merger are “restricted” stock and are subject to a two year Lock-up Agreement as well as all applicable re-sale restrictions specified by federal and state securities laws.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions. These differences are usually minor and are included in our financial statements as soon as they are known. The Company’s estimates, judgments, and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, unearned revenue, accounts payable and accrued expenses, capital lease and asset purchase obligations and other current liabilities approximate their fair values principally because of the short-term maturities of these instruments.

Cash Equivalents-The Company and Predecessor

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Income Taxes

ULURU uses the liability method of accounting for income taxes pursuant to SFAS. 109. Under this method, deferred income taxes are recorded to reflect the tax consequences in future periods of temporary differences between the tax basis of assets and liabilities and their financial statement amounts at year-end.

Revenue Recognition-The Company and Predecessor

The Company recognizes revenue from license payments not tied to achieving a specific performance milestone ratably over the period over which the Company is obligated to perform services and is limited to payments collected or due and reasonably assured of collection. The period over which the Company is obligated to perform services is estimated based on available facts and circumstances. Determination of any alteration of the performance period normally indicated by the terms of such agreements involves judgment on management’s part. In circumstances where the arrangement includes a refund provision, the Company defers revenue recognition until the refund condition (normally approvals by countries to sell products) is no longer applicable unless, in the Company’s judgment, the refund circumstances are within its operating control and unlikely to occur.

The Company recognizes revenue from performance payments, when such performance is substantially in the Company’s control and when the Company believes that completion of such performance is reasonably probable, ratably over the period over which the Company estimates that it will perform such performance obligations.

Substantive at-risk milestone payments, which are based on achieving a specific performance milestone when performance of such milestone is contingent on performance by others or for which achievement cannot be reasonably estimated or assured, are recognized as revenue when the milestone is achieved and the related payment is due, provided that there is no substantial future service obligation associated with the milestone and realizability of the amount has been ascertained.

The Company recognizes costs from the sale of its products at the time the products are shipped to its customers.

Sponsorship income has no significant associated costs since it is being paid only for information pertaining to a specific research and development project in which the sponsor may become interested in acquiring products developed thereby.

Payments received in advance of being recognized as revenue are deferred. Contract amounts are not recognized as revenue until the customer accepts or verifies the research results.

Cost of goods- The Company and Predecessor

Cost of goods sold includes direct materials, labor and overhead costs specifically attributable to the revenues recognized.

General and Administrative Expense-Predecessor

General and administrative expenses include costs specifically identifiable to the Business and allocated corporate overhead expenses. All corporate overhead, including expenses such as salaries, insurance, data processing and professional fees, are allocated based primarily upon relative activities of the Business in relation to total activities of the Predecessor.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of temporary cash investments and accounts receivable. The majority of the cash and cash equivalents are maintained with major financial institutions in the United States of America. Credit risk on accounts receivable is minimized by the Company by performing ongoing credit evaluations of its customers’ financial condition and monitoring its exposure for credit losses and maintaining allowances for anticipated losses.

Concentration Source of Supply

As further referred to in Note 13, the active ingredient, Amlexanox, is manufactured by only one company. The Company is presently seeking another manufacturer for this same ingredient.

Significant Customers

The following are the revenue percentages for two classes of customers; A, foreign licensees from whom royalties, license fees and milestones are earned from their sales of Zindaclin and Residerm products and B, the U.S. distributor for Aphthasol product revenues during the approximate 2 ½ months for ULURU, and the predecessor periods in 2005 of approximately 9 ½ months and 12 months in 2004, respectively:

	ULURU	Predecessor
	2005	2005	2004
Customer A (Foreign licensees)	62%	35%	40%
Customer B (U.S. distributor)	29%	65%	60%

The contents in the following paragraph are unaudited

Although it may appear that ULURU revenues are more currently concentrated in foreign revenues, such is not the case. During 2005, which consisted of sales for only 2 ½ months, the U.S. distributor substantially reduced its sales compared to its sales during the comparative predecessor periods above, when it realized its replacement was forth coming in December 2005. During the first 5 months of 2006, U.S. sales were back to levels previously obtained during the predecessor period in 2005, and currently management believes that revenue levels of its U.S. product will be substantially greater in future periods.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. Estimated useful lives for property and equipment categories are as follows:

Furniture, fixtures, and laboratory equipment	7 years
Computer and office equipment	5 years
Computer software	3 years
Leasehold improvements	Lease term

For the Predecessor periods, depreciation is provided using the straight-line method over estimated useful lives ranging from three to seven years.

Deferred Charge

From time to time fees are advanced to the Federal Drug Administration (FDA) in connection with new drug applications submitted by the Company or to others for research projects. Such fees are considered deferred charges since they are not recoverable unless the related drug is accepted and approved by the FDA for use or sale by the Company to the general public, in which case the amount applicable is set up as an account receivable. Deferred charges involving the FDA are being amortized ratably over the period of 12 months beginning with the month such fees were paid.

As of December 31, 2005 the deferred charge of $207,132 related to a 12 month research agreement with the University of Texas Southwestern Medical Center of Dallas, Texas costing $216,138, which ends on December 15, 2006.

Patents and Applications-The Company and Predecessor

We expense internal patent and application costs as incurred because, even though we believe the patents and underlying processes have continuing value, the amount of future benefits to be derived therefrom are uncertain. Purchased patents are capitalized and amortized over the life of the patent.

Allowance for Doubtful Accounts

ULURU estimates the collectibility of its trade accounts receivable which represent amounts earned by the Company in the course of selling its products or earning royalties, license fees and milestones from licensees. In order to assess the collectibility of these receivables, ULURU monitors the current creditworthiness of each customer and analyzes the balances aged beyond the customer’s credit terms. Theses evaluations may indicate a situation in which a certain customer cannot meet its financial obligations due to deterioration of its financial viability, credit ratings or bankruptcy. The allowance requirements are based on current facts and are reevaluated and adjusted as additional information is received. Trade accounts receivable are subject to an allowance for collection or write off when it is probable that the balance will not be collected. As of December 31, 2005, no allowance for collectibility or write off was required.

Research and Development Expenses-The Company and Predecessor

Pursuant to SFAS No. 2, “Accounting for Research and Development Costs,” our research and development costs are expensed as incurred. Research and development expenses include, but are not limited to, payroll and related expense, lab supplies, preclinical, development cost, clinical trial expense, outside manufacturing and consulting expense. The cost of materials and equipment or facilities that are acquired for research and development activities and that have alternative future uses are capitalized when acquired. As of December 31, 2005, there were no such capitalized materials, equipment or facilities.

Inventory-The Company and Predecessor

Raw materials and finished goods inventories are directly attributable to the Business. Inventories are stated at the lower of cost (first in, first out) or market value. Raw material inventory cost is determined on the first-in, first-out method. Costs of finished goods are determined by an actual cost method.

As of December 31, 2005, ULURU’s inventory valued at cost of $77,710, consisted of only the active ingredient Amlexanox, purchased at cost from a foreign licensed manufacturer. When the related product Aphthasol is manufactured by a foreign contract manufacturer using this active ingredient, it is done so at the request and under the control of the Company, however the agreement with the distributor provides for the distributor to pay all inventory manufacturing costs incurred and assume all risks and burden of ownership of such inventory, thereby eliminating the cost and maintenance of any inventory of the finished goods product by the Company.

Interest expense-The Company and Predecessor

Interest expense for the predecessor is allocated based on net capital employed associated with operations of the Business. ULURU recognized interest expense of $237,778 based on actual incurred amounts pertaining to corporate obligations, and amortization of imputed interest of $90,999.

NOTE 2. BASIS OF FINANCIAL STATEMENT PRESENTATION-PREDECESSOR

The accompanying predecessor audited financial statements of operations and cash flows for the Topical Component for the year ended December 31, 2004 and the period from January 1, 2005 through October 12, 2005, and related footnotes referring to them incorporated herein, are not necessarily comparative to ULURU’s results of operations and cash flows for the period from September 7, 2005 (inception) to December 31, 2005. The predecessor transactions for the Topical Component included the results of operations and cash flows based on the historical cost basis of all of the assets and liabilities of that Component, some of which were not acquired by ULURU on October 12, 2005, and therefore their results do not apply to the period subsequent to October 12, 2005.

ULURU’s acquisition of the assets and assumption of certain liabilities of the Topical Component are based on purchase accounting criteria pursuant to SFAS No.141.

NOTE 3. GOING CONCERN

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. ULURU has sustained an operating loss since inception and has a significant deficit in working capital and stockholders’ equity. The Company’s ability to continue in existence is dependent on its ability to develop additional sources of capital and/or achieve profitable operations.

Management’s plans in regard to achieving profitable operations will take time and involve commercializing products for advancing topical delivery, wound management, burn care and plastic surgery. The Company’s efforts are in the development of novel topically applied therapeutics based primarily on the adaptation of existing therapeutic agents using its proprietary drug delivery platforms to improve clinical outcomes.

We believe that our products that require extensive sales efforts directed both at the consumer and the general practitioner level can only compete successfully if marketed by a company having expertise and a strong presence in the therapeutic area or in direct to consumer marketing. Consequently, our business model is to form strategic alliances with major or regional pharmaceutical companies for products to compete in these markets. Management believes that our development risks should be minimized and that the technology potentially could be more rapidly developed and successfully introduced into the marketplace by adopting this strategy.

The Company plans to establish a sales and marketing organization to commercialize our wound management, burn care, and plastic surgery products. The Company believes that a small dedicated sales and marketing organization can effectively commercialize our products. To achieve this objective, the Company plans on acquiring additional complimentary wound management and plastic surgery products. We plan to add additional products to our existing portfolio through the addition of numerous wound management compounds to our nanoparticle aggregate dressing.

We plan in the near term to file a registration statement with the Securities and Exchange Commission to enable us to finance our business plan. We also have a commitment for a 2 million dollar loan should that be necessary.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4. RELATED PARTY TRANSACTIONS

Note and Interest Payable - Uluru Nevada

On October 12, 2005, the Company entered into a one year Bridge Loan and Control Share and Pledge Security Agreement, (the "Bridge Loan Agreement") with ULURU Nevada and the President/CEO of ULURU. Pursuant to the Bridge Loan Agreement, ULURU Nevada loaned the Company $10,700,000 in exchange for a secured debenture. In addition to granting the Company’s Debenture, the Company granted a security interest in all of its assets to ULURU Nevada and the President/CEO of ULURU pledged the majority of the Company’s common stock subscribed, which he owned.

The Interest Payable at December 31, 2005, from the Company to ULURU Nevada was $237,778, which was based on an interest rate of 10% per annum and a Note Payable balance of $10,700,000 during the period from October 12, 2005 through December 31, 2005. Pursuant to the terms of the ULURU Debenture, the Company is obligated to remit interest only payments monthly until the expiration of the loan term.

Intercompany Payable - Uluru Nevada

As part of the funding obtained from ULURU Nevada on October 12, 2005, the Company received $7,818.95 of funds which has not been repaid to ULURU Nevada as of December 31, 2005.

Advances by the President/CEO of ULURU

As of December 31, 2005, ULURU’s President/CEO had advanced the Company on a demand basis, a total of $35,593 for obligations of the Company, mainly legal fees, and was owed $62,500 for his compensation from October 12, 2005 through December 31, 2005.

NOTE 5. PROPERTY AND EQUIPMENT

A summary of property and equipment as of December 31, 2005 follows:

	Cost	Accumulated Depreciation and Amortization	Net Book Value
Laboratory equipment	$276,171	$9,863	$266,308
Laboratory equipment -capital leases	74,000	2,643	71,357
Computer and office equipment	47,391	1,943	45,448
Total	$397,562	$14,449	$383,113

NOTE 6. PURCHASE OF ASSETS FROM ACCESS PHARMACEUTICALS, INC.

On October 12, 2005, the Company purchased selected assets of Access. The total purchase price was $13,428,119 and was allocated as follows:

Assets acquired
Inventory of finished goods	$16,218
Property and equipment	396,821
Patents	12,765,080
Licensing rights	250,000
Total assets acquired	$13,428,119

Obligations issued and liabilities assumed
Purchase obligations issued, net	$4,190,080
Capital lease obligations assumed	38,039
Advanced royalty obligation assumed	500,000
Total obligations issued and liabilities assumed	4,728,119

Balance of cash paid at closing	8,700,000
Total consideration paid	$13,428,119

NOTE 6. VALUATION OF ACQUIRED PATENTS AND LICENSING RIGHTS

The Company assigned certain values to each intangible asset acquired from Access based upon expected future earnings for each technology taking into consideration criteria such as patent life, approved products for sale, the existence of marketing, manufacturing, and distribution agreements, and development costs.

The Company derived each asset value based on a discount rate of 10% and a unique risk rate based on the difficulty of achieving the forecasted net cash flows revenues to arrive at the net present value of expected discounted cash flows from each technology over an 8 year period. The synopsis for each technology valuation follows:

ZINDACLIN
• Approved product (Residerm)
• Manufacturing, distribution, and marketing agreement with ProStrakan Ltd that includes world-wide territory (except United States). Not currently marketed in United States.
• Patent expires in 11/28/2020

Risk factor discount	20.4%
Value Assigned	$ 3,729,000

AMLEXANOX (Aphthasol)
• Approved product (Aphthasol)

•  Manufacturing, distribution, and marketing agreement with various partners for territories to include United Kingdom, Ireland, Europe, Middle East, and Far East. Discus Dental has territorial rights for the United States.

• Patent expires in 11/08/2011

Risk factor discount	57.4%
Value Assigned	$ 2,090,000

AMLEXANOX (OraDisc A)
• Approved product (OraDisc A)
• Manufacturing process current in final phase of development.

•  Distribution and marketing agreements with various partners for territories to include United Kingdom, Ireland, Europe, Middle East and Far East. Discus Dental has the territorial rights for the United States.

• Patent expires in 08/16/2021

Risk factor discount	73.1%
Value Assigned	$ 6,873,080

ORA DISC
• No approved products (excluding OraDisc A)
• Developing applications for commercialization of various products using technology are ongoing.
• Patent expires in 08/16/2021

Risk factor discount	81.4%
Value Assigned	$ 73,000

HYDROGEL NANOPARTICLE AGGREGATE
• No approved products
• Research and development for commercialization of various products using technology are ongoing.
• Patent and licensing rights expire in 11/06/2022

Risk factor discount	80.3%
Value Assigned	$ 250,000

A summary of patents and licensing rights as of December 31, 2005 follows:

	Cost	Accumulated Amortization	Net Book Value
PATENTS
Zindaclin	$3,729,000	$53,984	$3,675,016
Amlexanox (Aphthasol)	2,090,000	75,384	2,014,616
Amlexanox (OraDisc A)	6,873,080	95,014	6,778,066
OraDisc	73,000	1,009	71,991
Total Patents	$12,765,080	$225,391	$12,539,689

LICENSING RIGHTS
Hydrogel Nanoparticle Aggregate	$250,000	$3,208	$246,792

NOTE 7. ADVANCED ROYALTY

As part of the October 12, 2005 asset purchase from Access, the Company assumed the liability associated with an advanced royalty payment of $500,000 to Access by Discus Dental, our United States distributor. Royalties earned from the sale of Aphthasol by the distributor will first be offset against the advanced royalty. As of December 31, 2005, $30,944 of royalties earned was applied against the advance.

NOTE 8. ASSET PURCHASE OBLIGATIONS

As part of the asset purchase from Access on October 12, 2005, the Company paid to Access $8,700,000 on October 12, 2005 and is obligated to pay them an additional $3,700,000 on October 11, 2006 and $1,000,000 on October 11, 2007, along with certain milestone payments based upon future events which may or may not occur. Pursuant to the terms of the Asset Purchase Agreement none of the future payment obligations to Access have any interest accrual.

For financial statement presentation purposes, the Company applied Accounting Principles Board Opinion (APB) No. 21, Interest on Receivables and Payables, and calculated imputed interest, at 10% per annum, on the future payment obligations which amounted to $509,920 at date of acquisition, and reduced the cost basis of the net assets acquired. A summary of the asset purchase obligations and imputed interest as of December 31, 2005 follows:

	Gross Asset Purchase Obligations	Imputed Interest	Net Asset Purchase Obligations
Asset Purchase Obligation (Due 10/12/2006)	$3,700,000	$264,032	$3,435,968
Asset Purchase Obligation (Due 10/12/2007)	1,000,000	154,889	845,111
Total	$4,700,000	$418,921	$4,281,079

Less : current portion	3,700,000	264,032	3,435,968
Long term portion	$1,000,000	$154,889	$845,111

NOTE 9. CAPITALIZED EQUIPMENT LEASE OBLIGATIONS

As part of the October 12, 2005 asset purchase from Access, the Company assumed three capitalized equipment lease obligations totaling $53,710. The Company has security deposits totaling $29,073 applicable to these balances at lease termination. Two of the leases were paid in full in early 2006, and the third one expires at the end of 2006.

NOTE 10. STOCKHOLDERS’ EQUITY

On September 7, 2006, the Company‘s employees subscribed to 2,200 shares of common stock at par value of $.01 each or $22 which was treated as a stock subscription receivable as of December 31, 2005. As part of the merger on March 31, 2006, all of the Company’s shares, which were paid for in full by that date, were exchanged for 11,000,000 shares of ULURU Nevada common stock.

NOTE 11. INCOME TAXES

There was no current federal tax provision or benefit recorded since inception on September 7, 2005, due to an incurred loss for operations through December 31, 2005. The deferred tax asset of $323,829 has been offset by a valuation allowance of the same amount since utilization of the deferred tax benefit cannot be presently utilized as there is no assurance of future taxable income at this time. The Company’s net operating loss carryover of $947,955 will expire in 2025 if not utilized. The following is an analysis of deferred tax asset and valuation allowance as of December 31, 2005.

Tax loss carry forward	$322,305
Excess of book over tax depreciation	1,524
Gross deferred tax asset	$323,829
Valuation allowance	$(323,829)
Total deferred tax asset	$-0-

The following is reconciliation from the expected statutory federal income tax to the Company’s actual income tax for the year ended December 31:

		2005
Expected income tax (benefit) at
Federal statutory tax rate -34%	$	(323,844)
Permanent differences		15
Valuation allowance		323,829
Income tax expense		$-0-

Income Taxes-Predecessor

The predecessor had no reported income taxes applicable to operations as it had incurred losses since inception. All deferred tax assets were completely offset by valuation allowances.

The financial statements of the Business are a “carve out” Component of Access and as such, no income taxes would be applicable since it does not comport to be a separate entity for which income taxes would apply. In addition, the historical results of operations for the Business were losses, therefore, no income taxes would be attributable to such losses, except for deferred taxes which would be offset completely by a valuation allowance, since it is more likely than not that such deferred taxes would be realized in the subsequent year.

NOTE 12. THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Stock-Based Compensation

As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to follow APB No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock-based compensation to employees. Under APB No. 25, when the exercise price of the Company’s employee stock options is equal to or greater than the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

In December 2004, the Financial Accounting Standards Board issued SFAS 123R, Share Based Payments. SFAS 123R is applicable to transactions in which an entity exchanges its equity instruments for goods and services. It focuses primarily on transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R supersedes the intrinsic value method prescribed by APB No. 25, requiring that the fair value of such equity instruments be recorded as an expense as services are performed. Prior to SFAS 123R, only certain pro forma disclosures of accounting for these transactions at fair value were required. SFAS 123R will be effective for the first quarter 2006 consolidated financial statements, and permits varying transition methods including retroactive adjustment of prior periods or prospective application beginning in 2006. The Company will adopt SFAS 123R using the modified prospective method effective January 1, 2006. Under this transition method the Company will begin recording stock option expense prospectively, starting in first quarter 2006.

NOTE 13. COMMITMENTS AND CONTINGENCIES

License Agreement with Amlexanox Manufacturer

In connection with the asset sales agreement between ULURU and Access, consent was required to be granted to ULURU by the foreign manufacturer of the active ingredient, Amlexanox, for continued manufacture of the ingredient. If the consent is withheld, ULURU’s purchase price of the net assets may be reduced up to a maximum of 1 million dollars based on damages to ULURU on a dollar-for-dollar basis and which ULURU is entitled to deduct the actual amount of damages from the amount due Access.

Milestone Payments

The Company is subject to paying Access for up to $7,250,000 in connection with 11 enumerated milestones including 5 for up to an aggregate of $4,625,000 if the Company achieves annual net sales volumes of 20 million dollars on any one product, and 20 million dollars on all products, and at levels of 50 million dollars and 100 million dollars for cumulative net sales.

The balance of 6 milestone payments totaling $2,625,000 relate to ULURU commencing Phase II clinical testing of any drug products or pivotal testing of any device products other than a dental product, using the licensed technology; signs a license agreement for any non dental products utilizing the licensed technology, and the license relating to the Mucoadhesive product applied to tooth whitening.

At the time any of the above contingent payments are payable, the Company will capitalize per SFAS No.141, and classify them as goodwill which will not be subject to future amortization in accordance with SFAS No.142.

NOTE 14. COMPENSATION PAID BY ACCESS

The Company reimbursed Access $181,229 for compensation, benefits and employer payroll taxes paid by Access for those Access employees who, for the balance of 2005 (approximately two and one-half months), worked for the Company at the Company’s offices, so that such compensation and benefits of the employees would continue without interruption and not be subject to additional payroll taxes had they been transferred to the Company’s payroll on October 12, 2005. The Company began paying compensation and benefits directly to these same employees commencing on January 1, 2006. Compensation for the President/CEO for that same period of time was accrued as further described in Note 4, of the Notes to financial statements.

NOTE 15. SUBSEQUENT EVENTS

Employment Agreements

On January 1, 2006, the Company entered into employment agreements (“Agreements”) with three key executives. The term of the agreement for the Chief Executive Officer is for three years with automatic annual renewal unless notice is provided by the Company. The other two agreements have an initial term of one year with automatic annual renewals unless notice is provided by the Company. The Agreements provide for compensation, incentives, and benefits that are commensurate with similar positions within the pharmaceutical industry.

Lease Obligation

On January 31, 2006, the Company entered into a lease agreement for office and laboratory space in Addison, Texas commencing April 1, 2006. The monthly lease obligation of $9,034.53 commenced on April 1, 2006 and continues for eighty four (84) months. The following is a summary of the annual lease costs for each of the following years.

Calendar Years	Future Lease Expense

2006	$81,311
2007	108,414
2008	108,414
2009	108,414
2010	108,414
2011 & Beyond	243,934
Total	$758,901

Rent expense for ULURU during the period from September 7, 2005 through December 31, 2005, was $17,865. Rent expense for the predecessor for the period from January 1, 2005 through October 12, 2005 and for the year ended December 31, 2004 was $51,120 and $61,350, respectively.

Merger

On March 31, 2006, ULURU Nevada acquired, through ULURU Nevada’s wholly-owned subsidiary (“Uluru Acquisition Corporation”) a 100% ownership interest in the Company through a merger of the Company into Uluru Acquisition Corporation. ULURU Nevada acquired the Company in exchange for 11,000,000 shares of ULURU Nevada’s common stock. All securities issued pursuant to the merger were “restricted” stock and are subject to a two year Lock-up agreement as well as all applicable re-sale restrictions specified by federal and state securities laws. The aggregate amount of shares of common stock issued to the shareholders of the Company pursuant to the merger represented 92.8% of the issued and outstanding shares of ULURU Nevada’s common stock.

At the effective time of the Merger, the members of the Company’s Board of Directors holding office immediately prior to the merger became ULURU Nevada’s directors, and all persons holding offices of the Company at the effective time, continue to hold the same offices of the surviving corporation. Simultaneously, ULURU Nevada’s director and officer immediately prior to the closing of the Merger resigned from all of his sole respective positions with ULURU Nevada.

As of March 31, 2006, the Company had 10 full-time and 3 part-time employees. Of these employees, 8 are directly engaged in or directly support research and development activities of which 5 have advanced scientific degrees. 2 directly support commercial and business development activities and 3 are in administrative positions. The Company’s employees are not represented by a labor union and are not covered by a collective bargaining agreement. The Company compliments its internal expertise with external scientific consultants, university research laboratories and contract manufacturing organizations that specialize in various aspects of drug development including clinical development, regulatory affairs, toxicology, preclinical testing and process scale-up.

Corporation Name Change

On May 31, 2006, the Company’s Board of Directors approved and amended its articles of incorporation to change the name of the corporation to “ULURU Delaware Inc.” from “ULURU Inc.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as directors or officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all expenses in connection with this offering.

Type of Expense	Amount
Securities and Exchange Commission Registration Fee	$6,881
Transfer Agent Fees	5,000
Printing and Engraving Expenses	30,000
Accounting Fees and Expenses	8,000
Legal Fees and Expenses	50,000

Total	$99,881

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We were incorporated under the name Casinos of The World, Inc. in the State of Nevada on September 17, 1987. On January 30, 2002, the shareholders of the Company approved an amendment to the Articles of Incorporation, changing the name of the Company to Oxford Ventures, Inc. On March 31, 2006, the Company’s then wholly owned subsidiary, Uluru Acquisition Corp., merged with and into ULURU Delaware Inc. (the "Merger"). In connection with the Merger, the Company changed its name to ULURU Inc. The following discussion relates to transactions involving Oxford Ventures, Inc. ("Oxford") within the past three years before the Merger and involving ULURU Inc. in and after the Merger:

Issued before Merger

In March 2004, Oxford sold 250,000 shares of common stock for an aggregate purchase price of $100,000 ($.40 per share). The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation S.

On May 18, 2004, Oxford entered into a Securities Purchase Agreement with Cornell Capital Partners, LP for the sale of $500,000 in convertible debentures. The debentures bore interest at 5%, were to mature three years from the date of issuance, and were convertible into shares of common stock, at the holder's option, at the lower of (i) $.0493 or (ii) eighty percent (80%) of the lowest volume weighted average price of the common stock for the five (5) trading days immediately preceding the conversion date. The full principal amount of the debentures was to be due upon default under the terms of the debentures. The debentures were exchanged for debentures subsequently issued to Cornell Capital Partners.

On May 18, 2004, Oxford entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Pursuant to the Standby Equity Distribution Agreement, Oxford was permitted, at its discretion, to periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners was to pay 95% of the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the notice date. Oxford also agreed to issue Cornell Capital Partners 6,896,552 shares of common stock upon execution of the Standby Equity Distribution Agreement. In addition, Oxford engaged Newbridge Securities Corporation, a registered broker-dealer, to advise it in connection with the Standby Equity Distribution Agreement. For its services, Oxford agreed to issue Newbridge Securities Corporation 202,840 shares of common stock. Oxford was obligated to register the shares issued under the Standby Equity Distribution Agreement for resale under the Securities Act of 1933, as amended, prior to the first sale of common stock under this agreement. This agreement terminated on October 12, 2005.

All of the above securities were sold to Cornell Capital Partners, LP pursuant to Rule 506 under the Securities Act of 1933, as amended.

On October 12, 2005, Oxford entered into a Standby Equity Distribution Agreement (the "SEDA") with Cornell Capital Partners. Under the SEDA, Oxford was permitted to issue and sell to Cornell Capital Partners, LP common stock for a total purchase price of up to $30,000,000. The purchase price for the shares was equal to 97% of their market price, which was defined in the SEDA as the lowest volume weighted average price of the common stock during the five trading days following the date Oxford have notice that it desired an advance. The amount of each advance was subject to an aggregate maximum advance amount of $1,000,000, with no advance occurring within five trading days of a prior advance. Cornell Capital Partners received a one-time commitment fee of 993,300 shares of common stock valued at $1,787,940. Cornell Capital Partners was to be paid a fee equal to 5% of each advance, which was to be retained by Cornell Capital Partners from each advance. Oxford was obligated to register the shares issued under the SEDA for resale under the Securities Act of 1933, as amended. Shares issued under the SEDA were sold pursuant to Rule 506 under the Securities Act of 1933, as amended. The SEDA terminated on December 6, 2006.

On October 12, 2005 Oxford entered into a Securities Purchase Agreement (the "SPA") to issue Secured Convertible Debentures to Prenox and Highgate House, Ltd. in an amount of up to $15,000,000. Oxford issued a $10,000,000 secured convertible debenture to Prenox and a $3,000,000 secured convertible debenture to Highgate, as well as Warrants to purchase up to an aggregate 5,000,000 shares of common stock, exercisable for a period of 5 years with an exercise price per share of $0.01. (Highgate subsequently assigned its debenture and warrants to Cornell Capital Partners, LP.) These debentures and warrants were sold pursuant to Rule 506 under the Securities Act of 1933, as amended. These debentures were exchanged for shares of common stock in the Company's December 6, 2006 financing.

Issued in Merger

On March 31, 2006, our then wholly-owned subsidiary Uluru Acquisition Corp., acquired all of the shares, assets and liabilities of ULURU Inc., a Delaware corporation, in exchange for 11,000,000 shares of our common stock. These shares were issued pursuant to Rule 506 under the Securities Act of 1933, as amended.

Issued after Merger

On August 30, 2006 the Company and the other parties to the SPA amended the SPA (the "Amended SPA"). Under the Amended SPA, the $10,000,000 of Debentures held by Prenox was increased to $13,000,000 as a result of an additional $3,000,000 investment of Prenox in the Company, and Prenox was issued an additional warrant to purchase 1,125,000 shares of common stock at an exercise price of $1.25 per share. These Debentures were exchanged for shares of common stock in the Company's December 6, 2006 financing.

The Company was obligated to register the shares underlying these Debentures and Warrants for resale under the Securities Act of 1933, as amended. In exchange for the purchase of the Debentures, the Company granted the holders a security interest in all of its assets, including any assets the Company acquires while the Debentures are outstanding. This security interest terminated on December 6, 2006. These Debentures and Warrants were sold pursuant to Rule 506 under the Securities Act of 1933, as amended.

These Debentures were to mature on December 31, 2007 and accrued interest at a rate of ten percent per annum, compounded monthly. The Company had the option to redeem these Debentures at any time prior to their maturity at a price equal to 120% of the face amount redeemed plus any accrued interest. The holders had the option to convert all or some of these Debentures plus any accrued and unpaid interest into shares of common stock at the price of $1.50 per share.

On December 6, 2006, the Company entered into a Common Stock Purchase Agreement (“Purchase Agreement”) with certain institutional accredited investors (“Investors”). Pursuant to the Purchase Agreement, the Company sold to the Investors an aggregate of 47,052,628 shares (the "Shares") of its common stock, at an aggregate purchase price of $44,699,998.85. Of the aggregate purchase price, $38,499,998.85 was paid in cash and $6,200,000 was paid via cancellation of existing secured convertible debentures held by Cornell Capital Partners, LP and Prenox, LLC.

The Shares were issued pursuant to Rule 506 under the Securities Act of 1933, as amended (the "Act").

In connection with the transactions consummated by the Purchase Agreement, the Company also entered into an Investor Rights Agreement with the Investors. Under this agreement, the Company is obligated to register the Shares under the Act for resale by the Investors. Upon the occurrence of certain events set forth in the agreement (including, without limitation, a registration statement covering the Shares not being filed with, or being declared effective by, the Securities and Exchange Commission, in each case as set forth in the agreement), the Company could be required to pay the Investors cash penalties up to an aggregate of five percent (5%) of the aggregate purchase price paid by the Investors for Shares under the Purchase Agreement.

In connection with the transactions consummated by the Purchase Agreement, the Company also entered into a Repayment Agreement with Cornell Capital Partners, LP and Prenox, LLC (the "Noteholders"). Under this agreement and in full satisfaction of all obligations owed under the Debentures issued in October 2005 and August 2006 and the transaction documents entered into in connection herewith, (i) the Company agreed to pay the Noteholders an aggregate of $13,000,000 plus interest accrued on these Debentures since December 1, 2006, (ii) the Company accepted the Noteholders' subscriptions for Shares upon cancellation of an aggregate of $6,200,000 original principal amount of these Debentures and (iii) the purchase agreement pursuant to which the Noteholders purchased these Debentures and the security agreement, collateral assignment, guarantor security agreement, escrow agreement, transfer agent instructions, guaranty agreement and registration rights agreement entered into in connection therewith were terminated.

ITEM 27. EXHIBITS

EXHIBIT INDEX

Exhibit Number		Description of Document

3.1.1		Articles of Incorporation dated September 17, 1987. (1)
3.1.2		Articles of Amendment dated December 17, 1990. (1)
3.1.3		Articles of Amendment dated April 16, 1993. (1)
3.1.4		Articles of Amendment dated August 19, 1999. (1)
3.1.5		Articles of Amendment dated March 13, 2000. (1)
3.1.6		Articles of Amendment dated January 30, 2002. (1)
3.1.7		Articles of Amendment dated March 29, 2006. (5)
3.1.8		Articles of Amendment dated March 31, 2006. (5)
3.2		Bylaws. (1)
5.1	***	Opinion of Parr Waddoup Brown Gee & Loveless.
10.1		Warrant issued by the Registrant to Highgate House Funds, Ltd., dated October 12, 2005. (3)
10.2	**	Warrant issued by the Registrant to Prenox, LLC, dated March 31, 2006.
10.3		Bridge Loan and Control Share Pledge and Security Agreement dated October 12, 2005 by and among Uluru Delaware Inc., the Registrant and Mr. Gray. (3)
10.4		Security Agreement dated October 12, 2005 by and among Uluru Delaware, Inc., the Registrant and Mr. Gray. (3)
10.5		Pledge and Escrow Agreement dated October 12, 2005 by and among the Registrant, Uluru Delaware Inc., Mr. Gray and Gottbetter & Partners, LLP. (3)
10.6		Convertible Debenture for $10,700,000 issued by Uluru Delaware Inc. to the Registrant, dated October 12, 2005 (3)
10.7		Agreement and Plan of Merger and Reorganization dated October 12, 2005 by and among the Registrant, Uluru Acquisition Corp. and Uluru Delaware Inc. (3)
10.8		Indemnifying Escrow Agreement dated October 12, 2005 by and among the Registrant, Mr. Gray and Gottbetter & Partners, LLP. (3)
10.9		Asset Sale Agreement dated October 12, 2005 by and between Uluru Delaware Inc. and Access Pharmaceuticals, Inc. (5)
10.10		Patent Assignment Agreement dated October 12, 2005 by and between Uluru Delaware Inc. and Access Pharmaceuticals, Inc. (5)
10.11		License Agreement dated October 12, 2005 by and between Uluru Delaware Inc. and Access Pharmaceuticals, Inc. (5)
10.12		Lease Agreement dated January 31, 2006 by and between Uluru Delaware Inc. and Addison Park Ltd. (5)
10.13		License Agreement dated August 14, 1998 by and between Uluru Delaware Inc. and Strakan Ltd. (5)
10.14		License and Supply Agreement dated April 15, 2005 by and between Uluru Delaware Inc. and Discus Dental. (5)
10.15		Amendment to License and Supply Agreement dated November 18, 2005 by and between Uluru Delaware Inc. and Discus Dental. (5)
10.16	*	Employment Agreement dated January 1, 2006 by and between Uluru Delaware Inc. and Kerry P. Gray (5)
10.17	*	Employment Agreement dated January 1, 2006 by and between Uluru Delaware Inc. and Terrance K. Wallberg. (5)
10.18	*	Employment Agreement dated January 1, 2006 by and between Uluru Delaware Inc. and Daniel G. Moro. (5)
10.19		Warrant to Purchase Common Stock of Uluru Inc. issued to Prenox, LLC, dated August 30, 2006. (6)
10.20		Agreement dated August 30, 2006 between Uluru Inc. and Uluru Delaware Inc. (6)
10.21	*	2006 Equity Incentive Plan. (4)
10.22	**	Agreement dated December 6, 2006 by and among the Registrant, Uluru Delaware Inc., Cornell Capital Partners, LP, and Prenox, LLC.
10.23	**	Common Stock Purchase Agreement dated December 6, 2006 by and among the Registrant and the purchasers party thereto.
10.24	**	Investor Rights Agreement dated December 6, 2006 by and among the Registrant and the purchasers party thereto.
10.25	**	Amendment to Asset Sale Agreement dated December 8, 2006 by and between Uluru Delaware Inc. and Access Pharmaceuticals, Inc.
21	**	Subsidiaries
23.1	**	Consent of Braverman International, P.C.
23.2	***	Consent of Parr Waddoups Brown Gee & Loveless (included in Exhibit 5.1).
---------------------------------
	(1)	Incorporated by reference to the Company’s registration statement on Form 10-SB filed on March 8, 2002.
	(2)	Incorporated by reference to the Company’s registration statement on SB-2 filed on June 9, 2004
	(3)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 18, 2005.
	(4)	Incorporated by reference to the Company’s Definitive Schedule 14C filed on March 1, 2006.
	(5)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 31, 2006.
	(6)	Incorporated by reference to the Company’s Form 10-QSB filed on November 20, 2006.

	*	Management contract or compensation plan arrangements.
	**	Filed herewith.
	***	To be filed by amendment.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned on
December 15, 2006.

ULURU Inc.

Date: December 15, 2006	By	/s/ Kerry P. Gray
Kerry P. Gray
Chief Executive Officer and President

Date: December 15, 2006	By	/s/ Terrance K. Wallberg
Terrance K. Wallberg
Chief Financial Officer and Treasurer

In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date: December 15, 2006	/s/ William W. Crouse
William W. Crouse, Director

Date: December 15, 2006	/s/ David E. Reese
David E. Reese, Director

Date: December 15, 2006	/s/ Jeffrey B. Davis
Jeffrey B. Davis, Director

Date: December 15, 2006	/s/ Kerry P. Gray
Kerry P. Gray, Director

EXHIBIT INDEX

Exhibit Number		Description of Document

3.1.1		Articles of Incorporation dated September 17, 1987. (1)
3.1.2		Articles of Amendment dated December 17, 1990. (1)
3.1.3		Articles of Amendment dated April 16, 1993. (1)
3.1.4		Articles of Amendment dated August 19, 1999. (1)
3.1.5		Articles of Amendment dated March 13, 2000. (1)
3.1.6		Articles of Amendment dated January 30, 2002. (1)
3.1.7		Articles of Amendment dated March 29, 2006. (5)
3.1.8		Articles of Amendment dated March 31, 2006. (5)
3.2		Bylaws. (1)
5.1	***	Opinion of Parr Waddoup Brown Gee & Loveless.
10.1		Warrant issued by the Registrant to Highgate House Funds, Ltd., dated October 12, 2005. (3)
10.2	**	Warrant issued by the Registrant to Prenox, LLC, dated March 31, 2006.
10.3		Bridge Loan and Control Share Pledge and Security Agreement dated October 12, 2005 by and among Uluru Delaware Inc., the Registrant and Mr. Gray. (3)
10.4		Security Agreement dated October 12, 2005 by and among Uluru Delaware, Inc., the Registrant and Mr. Gray. (3)
10.5		Pledge and Escrow Agreement dated October 12, 2005 by and among the Registrant, Uluru Delaware Inc., Mr. Gray and Gottbetter & Partners, LLP. (3)
10.6		Convertible Debenture for $10,700,000 issued by Uluru Delaware Inc. to the Registrant, dated October 12, 2005 (3)
10.7		Agreement and Plan of Merger and Reorganization dated October 12, 2005 by and among the Registrant, Uluru Acquisition Corp. and Uluru Delaware Inc. (3)
10.8		Indemnifying Escrow Agreement dated October 12, 2005 by and among the Registrant, Mr. Gray and Gottbetter & Partners, LLP. (3)
10.9		Asset Sale Agreement dated October 12, 2005 by and between Uluru Delaware Inc. and Access Pharmaceuticals, Inc. (5)
10.10		Patent Assignment Agreement dated October 12, 2005 by and between Uluru Delaware Inc. and Access Pharmaceuticals, Inc. (5)
10.11		License Agreement dated October 12, 2005 by and between Uluru Delaware Inc. and Access Pharmaceuticals, Inc. (5)
10.12		Lease Agreement dated January 31, 2006 by and between Uluru Delaware Inc. and Addison Park Ltd. (5)
10.13		License Agreement dated August 14, 1998 by and between Uluru Delaware Inc. and Strakan Ltd. (5)
10.14		License and Supply Agreement dated April 15, 2005 by and between Uluru Delaware Inc. and Discus Dental. (5)
10.15		Amendment to License and Supply Agreement dated November 18, 2005 by and between Uluru Delaware Inc. and Discus Dental. (5)
10.16	*	Employment Agreement dated January 1, 2006 by and between Uluru Delaware Inc. and Kerry P. Gray (5)
10.17	*	Employment Agreement dated January 1, 2006 by and between Uluru Delaware Inc. and Terrance K. Wallberg. (5)
10.18	*	Employment Agreement dated January 1, 2006 by and between Uluru Delaware Inc. and Daniel G. Moro. (5)
10.19		Warrant to Purchase Common Stock of Uluru Inc. issued to Prenox, LLC, dated August 30, 2006. (6)
10.20		Agreement dated August 30, 2006 between Uluru Inc. and Uluru Delaware Inc. (6)
10.21	*	2006 Equity Incentive Plan. (4)
10.22	**	Agreement dated December 6, 2006 by and among the Registrant, Uluru Delaware Inc., Cornell Capital Partners, LP, and Prenox, LLC.
10.23	**	Common Stock Purchase Agreement dated December 6, 2006 by and among the Registrant and the purchasers party thereto.
10.24	**	Investor Rights Agreement dated December 6, 2006 by and among the Registrant and the purchasers party thereto.
10.25	**	Amendment to Asset Sale Agreement dated December 8, 2006 by and between Uluru Delaware Inc. and Access Pharmaceuticals, Inc.
21	**	Subsidiaries
23.1	**	Consent of Braverman International, P.C.
23.2	***	Consent of Parr Waddoups Brown Gee & Loveless (included in Exhibit 5.1).
---------------------------------
	(1)	Incorporated by reference to the Company’s registration statement on Form 10-SB filed on March 8, 2002.
	(2)	Incorporated by reference to the Company’s registration statement on SB-2 filed on June 9, 2004
	(3)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 18, 2005.
	(4)	Incorporated by reference to the Company’s Definitive Schedule 14C filed on March 1, 2006.
	(5)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 31, 2006.
	(6)	Incorporated by reference to the Company’s Form 10-QSB filed on November 20, 2006.

	*	Management contract or compensation plan arrangements.
	**	Filed herewith.
	***	To be filed by amendment.